PROXY STATEMENT OF ROCKY MOUNTAIN BANCORPORATION, INC.

PROSPECTUS OF HEARTLAND FINANCIAL USA, INC.

Merger Proposed – Your Vote is Very Important

     The boards of directors of Heartland Financial USA, Inc. and Rocky Mountain Bancorporation, Inc. have approved a merger agreement that would result in Heartland Financial’s acquisition of Rocky Mountain Bancorporation. The total consideration to be paid to Rocky Mountain Bancorporation shareholders in the merger is expected to be $34,500,000, although this amount may be adjusted up or down based on the closing equity of Rocky Mountain Bancorporation at the time of the merger. The consideration will be paid to Rocky Mountain Bancorporation shareholders 50% in shares of common stock of Heartland Financial and 50% in cash, unless shareholders elect to receive a greater proportion of their consideration in the form of common stock.

     If there is no adjustment to the $34,500,000 total purchase price, Rocky Mountain Bancorporation shareholders will be entitled to receive, per share of Rocky Mountain Bancorporation common stock, either $318.42 in cash, or shares of Heartland Financial common stock based on an exchange ratio that varies with Heartland Financial’s average trading price shortly before the merger. Based on the $19.65 closing price of Heartland Financial on the last trading day before the merger was announced, that exchange ratio would be 16.205 shares of Heartland Financial common stock per share. Based on the $18.468 average trading price of Heartland Financial during the twenty trading days ended April 14, 2004, that exchange ratio would be 17.242 shares of Heartland Financial common stock per share.

     Heartland Financial common stock is traded on the Nasdaq National Market System under the symbol “HTLF.” The closing price of Heartland Financial common stock on April 14, 2004, was $17.75.

     To complete this merger, Heartland Financial must obtain the necessary regulatory approvals and Rocky Mountain Bancorporation must obtain the approval of its shareholders. Rocky Mountain Bancorporation will hold a special meeting to vote on the merger agreement and the transactions it contemplates. Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card.

     For a description of the significant considerations in connection with the merger and related matters described in this document, see “Risk Factors” beginning on page 19.

     We encourage you to read this entire document carefully. This proxy statement-prospectus gives you detailed information about the merger, and it includes a copy of the merger agreement as Appendix A.

Sincerely,

Danny Skarda
Executive Vice President of Rocky Mountain Bancorporation, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement-prospectus or determined if this proxy statement-prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

This proxy statement-prospectus is dated April 19, 2004, and is first being mailed on or about April 21, 2004.

Rocky Mountain Bancorporation, Inc.
2615 King Avenue West
Billings, Montana 59108-0450

Notice of Special Meeting of Shareholders
To Be Held On May 24, 2004

     A special meeting of the shareholders of Rocky Mountain Bancorporation, Inc., a Montana corporation, will be held at the Billings Hotel and Convention Center, 1223 Mullowney Lane, Billings, Montana 59101, on May 24, 2004, 3:00 p.m., local time, for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of February 6, 2004, among Rocky Mountain Bancorporation, Inc., Heartland Financial USA, Inc., a Delaware corporation, and RMB Acquisition Corporation, a Montana corporation and a wholly-owned subsidiary of Heartland Financial, and the transactions it contemplates, including the acquisition of Rocky Mountain Bancorporation by Heartland Financial.

2.	To transact such other business as may properly be brought before the special meeting, or any adjournments or postponements of the special meeting.

     The close of business on April 16, 2004, has been fixed as the record date for determining those shareholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

By Order of the Board of Directors,

Danny Skarda
Executive Vice President

YOUR VOTE IS VERY IMPORTANT

     Whether or not you plan to attend the special meeting in person, please take the time to vote by completing and mailing the enclosed proxy card in the enclosed postage-paid envelope. If you attend the special meeting, you may still vote in person if you wish, even if you have previously returned your proxy card.

     Your board of directors unanimously recommends that you vote FOR approval of the merger agreement and the transactions it contemplates.

HOW TO OBTAIN ADDITIONAL INFORMATION

     This proxy statement-prospectus incorporates important business and financial information about Heartland Financial is not included in or delivered with this document. This information is described on page 60 under “Where You Can Find More Information.” You can obtain free copies of this information by writing or calling:

Heartland Financial USA, Inc.
1398 Central Avenue
P.O. Box 778
Dubuque, Iowa 52004-0778
Attention: Lois K. Pearce, Secretary
(Telephone (563) 589-2100)

     To obtain timely delivery of the documents, you must request the information by May 10, 2004.

QUESTIONS AND ANSWERS FOR ALL ROCKY MOUNTAIN BANCORPORATION SHAREHOLDERS
ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING

Q: What am I being asked to vote on?

A: Rocky Mountain Bancorporation shareholders are being asked to approve a merger agreement that will result in Heartland Financial acquiring Rocky Mountain Bancorporation.

Q: What does the Rocky Mountain Bancorporation board of directors recommend?

A: The Rocky Mountain Bancorporation board of directors recommends that you vote “FOR” approval of the merger agreement and the transactions it contemplates. The board, which collectively holds 27,851 shares, or approximately 25.69% of Rocky Mountain Bancorporation common stock eligible to vote, has agreed to vote in favor of the merger agreement.

Q: Who must approve the proposals at the special meeting?

A: Holders of at least two-thirds of the outstanding shares of Rocky Mountain Bancorporation common stock as of the record date must approve the merger agreement and the transactions it contemplates.

Q: When and where is the special meeting?

A: The Rocky Mountain Bancorporation special meeting will be held on May 24, 2004, at 3:00 p.m., local time, at the Billings Hotel and Convention Center, 1223 Mullowney Lane, Billings, Montana 59101.

Q: What do I need to do now?

A: After reviewing this document, submit your proxy by sending a completed proxy card. By submitting your proxy, you authorize the individuals named in it to represent you and vote your shares at the special meeting in accordance with your instructions. Your proxy vote is important. Whether or not you plan to attend the special meeting, please submit your proxy promptly in the enclosed envelope.

Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you instruct your broker on how to vote. Your broker will send you directions on how to do this.

Q: How will my shares be voted if I return a blank proxy card?

A: If you sign and date your proxy card but do not indicate how you want to vote, your proxies will be counted as a vote “FOR” the proposals identified in this document and in the discretion of the persons named as proxies in any other matters properly presented at the special meeting.

Q: What will be the effect if I do not vote?

A: Your failure to vote will have the same effect as if you voted against approval of the merger agreement and the transactions it contemplates.

Q: Can I vote my shares in person?

A: Yes, if your shares are registered in your own name, you may attend the special meeting and vote your shares in person. However, we recommend that you sign, date and promptly mail the enclosed proxy card.

Q: Can I change my mind and revoke my proxy?

A: Yes, you may revoke your proxy and change your vote at any time before the polls close at the special meeting by following the instructions set forth in this document.

Q: What if I oppose the merger? Do I have dissenters’ rights?

A: Dissenters’ rights are available under the Montana Business Corporation Act. A copy of the applicable provisions of Montana law is attached as Appendix C to this document.

Q: Who can answer my questions?

A: You should contact:

Rocky Mountain Bancorporation, Inc.
2615 King Avenue West
Billings, Montana 59108-0450
Attention: Danny Skarda
Telephone: (406) 652-8877

QUESTIONS AND ANSWERS FOR ROCKY MOUNTAIN BANCORPORATION SHAREHOLDERS ABOUT
ELECTING THE FORM OF MERGER CONSIDERATION

Q: What will I receive in the merger?

A: Rocky Mountain Bancorporation shareholders are expected to receive total consideration, paid in cash and common stock of Heartland Financial, of $34,500,000, although this amount may be adjusted up or down as described in this proxy statement-prospectus. The consideration will be paid 50% in cash and 50% in common stock of Heartland Financial, unless Rocky Mountain Bancorporation shareholders elect to receive a greater amount of common stock, as described below.

The number of shares of Heartland Financial common stock that will be issued per share of Rocky Mountain Bancorporation common stock will be equal to the purchase price divided by the total number of outstanding shares of Rocky Mountain Bancorporation common stock, with this result divided by an average closing price of Heartland Financial common stock. The average closing price of Heartland Financial common stock is calculated as the average closing price of Heartland Financial common stock over the 20-day trading period ending on the fifth day prior to the completion of the merger, subject to a minimum price of $17.33 and a maximum price of $21.33. Because the determination period used for this calculation has not yet occurred, the actual exchange ratio cannot be determined at this time. However, this document describes the effect of various prices on the exchange ratio. For example, using the average closing price of Heartland Financial common stock during the 20 trading days ended as of April 14, 2004, the exchange ratio for each share of Rocky Mountain Bancorporation common stock would be 17.242 shares of Heartland Financial common stock. Because of the minimum and maximum market price limitations described above Rocky Mountain Bancorporation shareholders will receive between 14.928 and 18.374 shares of Heartland Financial common stock per share. Each of these calculations of the exchange ratio uses an assumed purchase price of $34,500,000.

The amount of cash that Rocky Mountain Bancorporation shareholders will be entitled to receive for each share of Rocky Mountain Bancorporation common stock will be equal to the purchase price divided by the total number of outstanding shares of Rocky Mountain Bancorporation common stock. Based on a $34,500,000 purchase price, the cash price for each share of Rocky Mountain Bancorporation common stock would be $318.42.

The purchase price is subject to adjustment, increase or decrease, based upon the Rocky Mountain Bancorporation adjusted shareholders’ equity on the date the purchase price is calculated under the merger agreement.

Q: Can I change the form of payment I will receive in the merger?

A: The merger agreement provides that 50% of each holder’s shares of Rocky Mountain Bancorporation stock will be converted into cash and the remaining 50% into shares of Heartland Financial common stock. However, shareholders will be able to elect to receive a greater amount of Heartland Financial common stock. An election form that can be used for this purpose is included with this proxy statement-prospectus. To elect to receive a larger amount of Heartland Financial common stock, you must complete and return the election form. If you do not do so, you will receive 50% of your total consideration in cash, and the other 50% in shares of Heartland Financial common stock.

Because a maximum of 50% of the outstanding shares of Rocky Mountain Bancorporation common stock may be converted into cash, including any dissenters’ shares, shareholders may receive, through a pro-ration procedure described in this document, less cash and more shares of Heartland Financial common stock than they originally anticipated.

Completed election forms must be returned to Dubuque Bank and Trust Company, which is serving as the exchange agent in this transaction, on or before 5:00 p.m., Dubuque, Iowa time, on June 7, 2004.

Q: How do I exchange my Rocky Mountain Bancorporation stock certificates?

A: Shortly after the merger is completed, a letter of transmittal including instructions on where to surrender your stock certificates will be mailed to you. The exchange agent will allocate cash and Heartland Financial common stock among Rocky Mountain Bancorporation’s shareholders in accordance with the terms of the merger agreement.

Q: Whom should I call with questions?

A: You should contact:

Rocky Mountain Bancorporation, Inc.
2615 King Avenue West
Billings, Montana 59108-0450
Attention: Danny Skarda
Telephone: (406) 652-8877

SUMMARY

     This brief summary highlights selected information from this proxy statement-prospectus and does not contain all of the information that is important to you. We urge you to carefully read this entire document and the other documents we refer to in this document. These will give you a more complete description of the transaction we are proposing. For more information about Heartland Financial and Rocky Mountain Bancorporation, see “Where You Can Find More Information.” We have included page references in this summary to direct you to other places in this proxy statement-prospectus where you can find a more complete description of the topics we have summarized.

General

This proxy statement-prospectus relates to the proposed acquisition of Rocky Mountain Bancorporation by Heartland Financial. Heartland Financial and Rocky Mountain Bancorporation believe that the acquisition will enhance shareholder value by allowing Rocky Mountain Bancorporation shareholders to receive Heartland Financial common stock and cash in exchange for their shares of Rocky Mountain Bancorporation common stock and by permitting Heartland Financial to expand its presence with the addition of new markets in Montana.

The Companies
(page 59)

Heartland Financial USA, Inc.
1398 Central Avenue
P.O. Box 778
Dubuque, Iowa 52004-0778
(563) 589-2100

Heartland Financial, a Delaware corporation, is a financial services company with seven subsidiary banks located in Iowa, Illinois, Wisconsin, New Mexico and Arizona. At December 31, 2003, Heartland Financial reported, on a consolidated basis, total assets of $2.018 billion, deposits of $1.492 billion and shareholders’ equity of $140.9 million. Heartland Financial common stock is traded on the Nasdaq National Market System under the symbol “HTLF.”

RMB Acquisition Corporation is a Montana corporation and a wholly-owned subsidiary of Heartland Financial. RMB Acquisition Corporation was formed solely for the purpose of completing the merger, and has not had any operations to date other than those incidental to the merger agreement. The corporation resulting from the merger of Rocky Mountain Bancorporation and RMB Acquisition Corporation will be merged with and into Heartland Financial, with Heartland Financial continuing as the surviving corporation.

Rocky Mountain Bancorporation, Inc.
2615 King Avenue
Billings, Montana 59108-0450
(406) 652-8877

Rocky Mountain Bancorporation, a Montana corporation, is a bank holding company. Through Rocky Mountain Bank, a Montana-chartered commercial bank, Rocky Mountain Bancorporation conducts a range of commercial and personal banking activities from eight locations throughout Montana. At December 31, 2003, Rocky Mountain Bancorporation reported, on a consolidated basis, total assets of $369.7 million, deposits of $296.5 million and shareholders’ equity of $20.7 million. Rocky Mountain Bancorporation common stock is not publicly traded.

Rocky Mountain Bancorporation Special Meeting
(page 22)

The Rocky Mountain Bancorporation special meeting will be held on May 24, 2004, at 3:00 p.m., local time, at the Billings Hotel and Convention Center, 1223 Mullowney Lane, Billings, Montana 59101. At the special meeting, shareholders will be asked:

•	to approve the merger agreement and the transactions it contemplates; and

•	to act on other matters that may properly be submitted to a vote at the meeting.

Record Date; Vote Required
(page 22)

You may vote at the meeting of Rocky Mountain Bancorporation’s shareholders if you owned Rocky Mountain Bancorporation common stock at the close of business on April 16, 2004. You can cast one vote for each share of Rocky Mountain Bancorporation common stock that you owned at that time. To approve the merger agreement and the transactions it contemplates, the holders of at least two-thirds of the outstanding shares of Rocky Mountain

Bancorporation common stock must vote in favor of doing so.

You may vote your shares in person by attending the meeting or by mailing us your proxy if you are unable to or do not wish to attend. You can revoke your proxy at any time before Rocky Mountain Bancorporation takes a vote at the meeting by submitting a written notice revoking the proxy or a later-dated proxy to the secretary of Rocky Mountain Bancorporation, or by attending the meeting and voting in person.

Recommendation to Shareholders
(page 23)

Rocky Mountain Bancorporation’s board of directors believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and the transactions it contemplates.

Share Ownership of Rocky Mountain Bancorporation’s Directors
(page 23)

On the record date, Rocky Mountain Bancorporation’s directors owned 27,851 shares, or approximately 25.69% of the outstanding shares of Rocky Mountain Bancorporation common stock. Rocky Mountain Bancorporation’s directors have agreed to vote their shares to approve the merger agreement and the transactions it contemplates. However, because they own only approximately 25.69% of the outstanding shares of Rocky Mountain Bancorporation common stock, there is no assurance that the proposal will be approved.

The Merger
(page 24)

We have attached a copy of the merger agreement to this document as Appendix A. Please read the merger agreement. It is the legal document that governs the merger.

We propose a combination in which a wholly-owned subsidiary of Heartland Financial will merge with and into Rocky Mountain Bancorporation, and then immediately thereafter the resulting corporation will merge with and into Heartland Financial. We expect to complete the merger in the second quarter of 2004, although delays could occur.

What You Will Receive in the Merger
(pages 24 through 26)

Your shares of Rocky Mountain Bancorporation common stock will automatically become the right to receive merger consideration payable 50% in cash and 50% in shares of common stock of Heartland Financial, or at the election of each Rocky Mountain Bancorporation shareholder, up to 100% in shares of Heartland Financial common stock.

Rocky Mountain Bancorporation shareholders will be entitled to receive total consideration in the amount of $34,500,000, although this amount may be adjusted up or down as described in this proxy statement-prospectus. We refer to this amount as the purchase price.

Under the merger agreement, shareholders will receive, for each share of Rocky Mountain Bancorporation, a number of shares of Heartland Financial common stock that is based on an exchange ratio calculation set forth in the merger agreement. The exchange ratio is equal to the quotient of the purchase price divided by the total number of outstanding shares of Rocky Mountain Bancorporation common stock, with this result divided by the average closing price of the Heartland Financial common stock, as reported on the Nasdaq National Market System, during the 20 business days preceding the fifth business day prior to the effective time of the merger. However, if the average closing price of Heartland Financial common stock during the determination period is greater than $21.33, then the average closing price used in the calculation of the exchange ratio will be $21.33. In addition, if the average closing price of Heartland Financial common stock during the determination period is less than $17.33, then the average closing price used in the calculation of the exchange ratio will be $17.33. As a result of these limitations, Rocky Mountain Bancorporation shareholders will receive a minimum of 14.928 shares of common stock per share of Rocky Mountain Bancorporation, and a maximum of 18.374 shares of Heartland Financial common stock per share of Rocky Mountain Bancorporation, in each case assuming a total purchase price of $34,500,000 and a total of 108,347.70 shares of Rocky Mountain Bancorporation common stock outstanding.

Example: If the purchase price is $34,500,000, and Rocky Mountain Bancorporation has 108,347.70 shares outstanding, then using the $19.15 closing price of Heartland Financial common stock on February 6, 2004, the last trading day before the merger was announced, the exchange ratio for each share of Rocky Mountain Bancorporation common stock would be 16.205 shares of Heartland Financial common stock ($34,500,000 ÷ 108,347.70 = $318.42; $318.42 ÷ $19.65 = 16.205).

Example: If the purchase price is $34,500,000, and Rocky Mountain Bancorporation has 108,347.70 shares outstanding, then using the $18.468 average closing price of Heartland Financial common stock during the 20 trading days ended as of April 14, 2004, the exchange ratio for each share of Rocky Mountain Bancorporation common stock would be 17.242 shares of Heartland Financial common stock ($34,500,000 ÷ 108,347.70 = $318.42; $318.42 ÷ $18.468 = 17.242).

Unless they elect to receive more shares of Heartland Financial common stock, Rocky Mountain Bancorporation shareholders will also receive cash for 50% of their shares of Rocky Mountain Bancorporation common stock, in an amount equal to the quotient of the purchase price divided by the total number of outstanding shares of Rocky Mountain Bancorporation common stock.

Example: Assuming no shareholder elections are made, if the purchase price is $34,500,000 and Rocky Mountain Bancorporation has 108,347.70 shares outstanding, 50% of these shares will be converted into the right to receive $318.42 ($34,500,000 ÷ 108,347.70 = $318.42) per share. Based on the exchange ratio calculated in the example above, a shareholder holding 100 shares of Rocky Mountain Bancorporation common stock who did not make an election would receive 862.10 shares (50 x 17.242) of common stock of Heartland Financial and $15,921.00 (50 x $318.42) in cash.

Shareholders of Rocky Mountain Bancorporation may elect to receive common stock of Heartland Financial for up to 100% of their shares of Rocky Mountain Bancorporation common stock. Unless you elect otherwise, you will receive 50% of the merger consideration in common stock of Heartland Financial and 50% in cash.

Heartland Financial will not issue any fractional shares. Instead, Rocky Mountain Bancorporation shareholders will receive cash for any fractional shares based on the closing price of Heartland Financial common stock as reported on the Nasdaq National Market System on the effective date of the merger.

Exchange of Stock Certificates
(page 27)

On or about the effective date of the merger, you will receive a letter and instructions on how to surrender your stock certificates representing Rocky Mountain Bancorporation common stock in exchange for cash and/or Heartland Financial stock certificates. You must carefully review and complete these materials and return them as instructed along with your Rocky Mountain Bancorporation common stock certificates. Please do not send any stock certificates to Heartland Financial or Rocky Mountain Bancorporation until you receive these instructions.

Ownership After the Merger
(page 25)

Based on the number of shares of Rocky Mountain Bancorporation common stock outstanding on the record date, and based on the $18.468 average closing price of Heartland Financial common stock as reported on the Nasdaq National Market System on the 20 trading days ended as of April 14, 2004, assuming that the maximum 54,173.85 shares of Rocky Mountain Bancorporation common stock are converted into cash, Heartland Financial will issue 934,066 shares of its common stock to Rocky Mountain Bancorporation shareholders in the merger. Based on the number of outstanding shares of Heartland Financial common stock at December 31, 2003, this would constitute approximately 5.77% of the outstanding common stock of Heartland Financial immediately following the merger.

Federal Income Tax Consequences
(page 28)

The merger will be tax-free for federal income tax purposes to Rocky Mountain Bancorporation shareholders who receive solely Heartland Financial shares in the merger. For Rocky Mountain Bancorporation shareholders who receive cash in exchange for any of your Rocky Mountain Bancorporation shares or for those shareholders who receive cash for fractional shares, the cash received will either be characterized as a dividend (to the extent of Rocky Mountain Bancorporation’s earnings and profits) for U.S. federal income tax purposes or it will be characterized as a payment in exchange for stock. Because the determination of each shareholder’s tax treatment is highly dependent upon that shareholder’s specific facts and relationships with other shareholders, it is not possible to reach any general conclusions with respect to this issue.

Reasons for the Merger
(pages 32 and 33)

Heartland Financial. The Heartland Financial board of directors believes that the merger will enhance shareholder value by permitting Heartland Financial to expand its presence into new markets in Montana.

Rocky Mountain Bancorporation. The Rocky Mountain Bancorporation board of directors believes that the merger with Heartland Financial is consistent with Rocky Mountain Bancorporation’s goal of enhancing shareholder value. In addition, the Rocky Mountain Bancorporation board of directors believes that the customers and communities served by Rocky Mountain Bancorporation will benefit from the merger.

You can find a more detailed discussion of the background of the merger and Rocky Mountain Bancorporation’s and Heartland Financial’s reasons for the merger in this document under “Description of Transaction—Background of the Merger” beginning on page 31, “—Heartland Financial’s Reasons for the Merger” beginning on page 32 and “—Rocky Mountain Bancorporation’s Reasons for the Merger and Board Recommendation” beginning on page 33.

The discussion of our reasons for the merger includes forward-looking statements about possible or assumed future results of our operations and the performance of the combined company after the merger. For a discussion of factors that could affect these future results, see “A Warning About Forward-Looking Statements” on page 21.

Opinion of Financial Advisor
(page 34)

In deciding to approve the merger, Rocky Mountain Bancorporation’s board of directors considered the opinion of D.A. Davidson that the merger consideration to be received by Rocky Mountain Bancorporation’s shareholders is fair, from a financial point of view. The full text of this opinion is attached to this document as Appendix B. You are encouraged to read this opinion.

Dissenters’ Rights
(page 40)

As more fully described beginning on page 40, under Montana law, Rocky Mountain Bancorporation shareholders have the right to dissent from the merger and receive the fair value of their shares of Rocky Mountain Bancorporation common stock in cash.

To dissent and receive the fair value of their shares, Rocky Mountain Bancorporation shareholders must follow the procedures outlined in Appendix C.

If you dissent from the merger and the conditions outlined in Appendix C are met, your shares of Rocky Mountain Bancorporation common stock will not be converted into the right to receive the consideration provided in the merger agreement. Instead, your only right will be to receive the fair value in cash of your Rocky Mountain Bancorporation shares as determined by mutual agreement between you and Heartland Financial or by appraisal of a court if you are unable to agree. You should be aware that submitting a signed proxy card without indicating a vote with respect to the merger will be deemed a vote "FOR” the merger and a waiver of your dissenters’ rights. A vote “AGAINST” the merger does not dispense with the other requirements for exercising dissenters rights under Montana law.

The fair value may be more or less than the consideration you would have received under the terms of the merger agreement. If you dissent from the merger and you complete the process of having a court determine the fair value of your shares in accordance with Montana law, the amount you are awarded could be less than the value of the cash and shares of Heartland Financial common stock that you would have received in the merger.

Effective Time of the Merger
(page 28)

The merger will become final when articles of merger are filed with the Secretary of State of the State of Montana. If Rocky Mountain Bancorporation’s shareholders approve the merger at their special meeting, and if Heartland Financial obtains all required regulatory approvals, we anticipate that the merger will be completed in the second quarter of 2004, although delays could occur.

We cannot assure you that we can obtain the necessary approvals or that the other conditions to completion of the merger can or will be satisfied.

Conditions to Completion of the Merger
(page 43)

The completion of the merger depends on a number of conditions being met. Subject to exceptions described in the merger agreement, these include:

•	accuracy of the respective representations and warranties of Heartland Financial and Rocky Mountain Bancorporation in the merger agreement;

•	compliance in all material respects by each of Heartland Financial and Rocky Mountain Bancorporation with their respective covenants and agreements in the merger agreement;

•	approval of regulatory authorities;

•	approval of the merger agreement by Rocky Mountain Bancorporation’s shareholders;

•	receipt by each of us of an opinion that, for federal income tax purposes, Rocky Mountain Bancorporation shareholders who exchange their shares for shares of common stock of the combined company will not recognize any gain or loss as a result of the merger, except in connection with the receipt of cash in exchange for shares of Rocky Mountain Bancorporation common stock and the payment of cash instead of fractional shares, or the payment of cash resulting from the exercise of appraisal rights (this opinion will be subject to various limitations and we recommend that you read the more detailed description of tax consequences provided in this document beginning on page 28); and

•	the absence of any injunction or legal restraint blocking the merger, or of any proceedings by a government body trying to block the merger.

A party to the merger agreement could choose to complete the merger even though a condition to its obligation has not been satisfied, as long as the law allows it to do so. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals
(page 45)

The merger is required to be approved by the Federal Reserve Board and the Division of Banking and Financial Institutions of the State of Montana. The Federal Reserve Board approved the merger on April 8, 2004.

Waiver, Amendment and Termination
(page 45)

Heartland Financial and Rocky Mountain Bancorporation may jointly amend the merger agreement and either party may waive its right to require the other party to adhere to any term or condition of the merger agreement. However, neither may do so after Rocky Mountain Bancorporation’s shareholders approve the merger, if the amendment or waiver would materially and adversely affect the rights of Rocky Mountain Bancorporation’s shareholders.

The parties can mutually agree at any time to terminate the merger agreement without completing the merger. Also, either party can decide, without the consent of the other, to terminate the merger agreement if the merger has not been completed by December 6, 2004, unless the failure to complete the merger by that time is due to a violation of the merger agreement by the party that wants to terminate the merger agreement.

The merger agreement will automatically terminate if the average closing price of Heartland Financial common stock, as reported on the Nasdaq National Market System, during the 20 business days immediately preceding the fifth business day prior to the effective time of the merger, is $13.17 or below.

In addition, either Heartland Financial or Rocky Mountain Bancorporation can terminate the merger agreement if the conditions to its respective obligation to consummate the merger have not been satisfied or if environmental investigations indicate the presence of material adverse environmental conditions that cannot be removed or remediated at a cost of $250,000 or less.

Management and Operations After the Merger
(page 46)

Following the merger, the board of directors and officers of RMB Acquisition Corporation will be the board of directors of the surviving corporation. The corporation resulting from the merger of RMB Acquisition Corporation with and into Rocky Mountain Bancorporation will then immediately be merged into Heartland Financial. The board of directors and officers of Heartland Financial will continue to hold their positions following these mergers.

Interests of Rocky Mountain Bancorporation’s Directors and Officers in the Merger May Differ From Your Interests
(page 46)

Some of Rocky Mountain Bancorporation’s directors and officers have interests in the merger that differ from, or are in addition to, their interests as shareholders in Rocky Mountain Bancorporation, as described beginning on page 46.

The members of Rocky Mountain Bancorporation’s board of directors knew about these additional interests and considered them when they approved the merger agreement and the transactions it contemplates.

Accounting Treatment
(page 48)

The merger will be accounted for as a “purchase transaction” in accordance with accounting principles generally accepted in the United States.

Expenses and Termination Fees
(page 48)

Except as described below, whether or not the merger is completed, each of Heartland Financial and Rocky Mountain Bancorporation will pay its own fees and expenses.

If Heartland Financial terminates the merger agreement because Rocky Mountain Bancorporation breached its obligations under the merger agreement then Rocky Mountain Bancorporation must pay to Heartland Financial an amount equal to the sum of Heartland Financial’s fees and expenses, up to $500,000, plus an additional termination fee of $750,000.

If Heartland Financial or Rocky Mountain Bancorporation terminates the merger agreement because Rocky Mountain Bancorporation’s shareholders fail to approve the merger agreement, then Rocky Mountain Bancorporation must pay to Heartland Financial an amount equal to the sum of

Heartland Financial’s fees and expenses, up to $500,000.

In addition, if a termination described above occurs and, within 18 months after the termination Rocky Mountain Bancorporation enters into an agreement relating to a competing takeover proposal, Rocky Mountain Bancorporation must pay Heartland Financial:

•	an additional termination fee of $1,000,000, if Heartland Financial terminated the merger agreement because Rocky Mountain Bancorporation breached its obligations under the merger agreement; or

•	an additional termination fee of $1,750,000, if either party terminated because Rocky Mountain Bancorporation’s shareholders failed to approve the merger agreement.

If Rocky Mountain Bancorporation terminates the merger agreement because Heartland Financial breached its obligations under the merger agreement, then Heartland Financial must pay to Rocky Mountain Bancorporation an amount equal to the sum of Rocky Mountain Bancorporation’s fees and expenses, up to $500,000, plus an additional termination fee of $750,000.

The parties have agreed to pay these special termination fees to each other to increase the likelihood that they will complete the merger. These fees could discourage other companies from attempting to combine with either of us before we complete the merger.

Material Differences in the Rights of Shareholders
(page 50)

Upon completion of the merger, Rocky Mountain Bancorporation shareholders will become shareholders of Heartland Financial and their rights will be governed by Delaware law and by Heartland Financial’s certificate of incorporation and bylaws. There are differences between the rights of the shareholders of Heartland Financial and Rocky Mountain Bancorporation.

Authority to Adjourn Special Meeting to Solicit Additional Proxies
(page 23)

Rocky Mountain Bancorporation is asking its shareholders to grant full authority for the special meeting to be adjourned, if necessary, to permit solicitation of additional proxies to approve the transactions proposed by this proxy statement-prospectus.

Comparative Market Prices of Common Stock
(pages 12 through 14)

Shares of Heartland Financial common stock are traded on the Nasdaq National Market System under the symbol “HTLF.” On February 6, 2004, the last trading day before we announced the merger, the last reported trading price of Heartland Financial common stock was $19.65 per share. On April 14, 2004, the last reported trading price of Heartland Financial common stock was $17.75 per share. We can make no prediction or guarantee at what price Heartland Financial common stock will trade after the completion of the merger. Shares of Rocky Mountain Bancorporation common stock are not publicly traded.

Comparative Per Share Data

     The following table presents comparative historical per share data of Heartland Financial and Rocky Mountain Bancorporation and unaudited pro forma per share data that reflect the combination of Heartland Financial using the purchase method of accounting.

     The information listed as “equivalent pro forma” was obtained by multiplying the pro forma amounts by the exchange ratio of 17.242, which is the exchange ratio on the date of this proxy statement-prospectus, based on a $34,500,000 purchase price, 108,347.70 shares of Rocky Mountain Bancorporation common stock outstanding and an average market price of Heartland Financial common stock during the 20 trading days prior to April 14, 2004 of $18.468. However, as explained in this proxy statement-prospectus, the exchange ratio may go up or down as the purchase price changes and the market price of the common stock of Heartland Financial fluctuates.

     We expect that we will incur merger and integration charges as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses or benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have actually been had our companies been combined as of the dates or for the periods presented.

	As of and for the Year Ended December 31, 2003
			Pro Forma
			Heartland Financial	Rocky Mountain
	Heartland	Rocky Mountain	and Rocky Mountain	Bancorporation
	Financial	Bancorporation	Bancorporation	Equivalent(1)
			(Unaudited)	(Unaudited)
Net income per common share:
Basic	$1.18	$17.33	$1.16	$20.05
Diluted	$1.16	$17.33	$1.14	$19.73
Dividends declared on common stock	$0.27	$8.00	$0.29	$5.07
Book value per common share	$9.29	$190.84	$10.23 (2)	$173.32

(1)	The Rocky Mountain Bancorporation pro forma equivalent per share amounts are computed by multiplying the Heartland Financial and Rocky Mountain Bancorporation pro forma column amounts by 17.242, which is the exchange ratio based on the assumptions described above.

(2)	Book value per common share is computed for pro forma purposes assuming that 100% of the outstanding shares of Rocky Mountain Bancorporation common stock have been converted into shares of Heartland Financial common stock.

Market Price Information

     Heartland Financial common stock is traded on the Nasdaq National Market System under the symbol “HTLF.” Rocky Mountain Bancorporation common stock is not publicly traded. On February 6, 2004, the business day immediately preceding the public announcement of the execution of the merger agreement, and April 14, 2004, the most recent practicable date prior to the mailing of this document, the market prices of Heartland Financial common stock and the equivalent price per share of Heartland Financial common stock giving effect to the merger were as follows:

	Closing Sales Price
			Equivalent Price Per
			Share of Heartland
		Rocky Mountain	Financial
	Heartland Financial	Bancorporation	Common Stock
Price per share
February 6, 2004	$19.65	(1)	$338.80
April 14, 2004	$17.75	(1)	$306.05

(1)	There is no established trading market for the shares of Rocky Mountain Bancorporation.

     The “Equivalent Price Per Share of Heartland Financial Common Stock” at each specified date in the above table represents the product achieved when the closing sales price of a share of Heartland Financial common stock on that date is multiplied by the exchange ratio of 17.242, which is the number of shares of Heartland Financial common stock that a Rocky Mountain Bancorporation shareholder would receive for each share of Rocky Mountain Bancorporation common stock owned based on a $34,500,000 purchase price, 108,347.70 shares of Rocky Mountain Bancorporation common stock outstanding, and an average market price of Heartland Financial common stock on the 20 trading days prior to April 14, 2004 of $18.468. Shareholders should obtain current market price quotations for shares of Heartland Financial common stock prior to making any decisions with respect to the merger.

     The market price of Heartland Financial common stock will likely fluctuate between the date of this document and the date on which the merger is completed and after the merger. Because the market price of Heartland Financial common stock is subject to fluctuations, the exchange ratio will change and the value of the shares of Heartland Financial common stock that Rocky Mountain Bancorporation shareholders will receive in the merger may increase or decrease prior to and after the merger.

     By voting to approve the merger agreement and the transactions it contemplates, Rocky Mountain Bancorporation shareholders will be choosing to invest in Heartland Financial because they will receive Heartland Financial common stock in exchange for a portion of their shares of Rocky Mountain Bancorporation common stock. An investment in Heartland Financial’s common stock involves significant risk. In addition to the other information included in this proxy statement-prospectus, including the matters addressed in “A Warning About Forwarding-Looking Statements” beginning on page 21, Rocky Mountain Bancorporation shareholders should carefully consider the matters described below in “Risk Factors” beginning on page 19 when determining whether to approve the merger agreement and the transactions it contemplates.

Historical Market Prices and Dividend Information

     Heartland Financial

     Prior to May 2003, Heartland Financial’s common stock was traded in the over-the-counter market. Heartland Financial’s common stock is now traded on the Nasdaq National Market System under the symbol “HTLF.”

     The following table sets forth, for the calendar quarter indicated, the high and low closing market prices per share of Heartland Financial common stock as reported on the Nasdaq National Market System or the over-the-counter market, as applicable, and the dividends per share of Heartland Financial common stock, adjusted to reflect previous stock splits:

Quarter Ended	High	Low	Dividends Declared
Year-to-date 2004:
Second quarter (through April 14, 2004)	$19.00	$17.75	–
First quarter	$20.43	$18.00	$0.08
2003:
Fourth quarter	$20.63	$18.53	$0.07
Third quarter	$21.26	$18.57	$0.07
Second quarter	$21.53	$15.27	$0.07
First quarter	$15.33	$11.50	$0.07
2002:
Fourth quarter	$11.79	$10.00	$0.07
Third quarter	$10.19	$9.60	$0.07
Second quarter	$10.00	$9.06	$0.07
First quarter	$9.33	$8.54	$0.07

     On December 29, 2003, Heartland Financial paid a 3-for-2 stock split, effected in the form of a 50% stock dividend. All per share information has been restated to reflect the split.

     The timing and amount of future dividends on shares of Heartland Financial common stock will depend upon earnings, cash requirements, the financial condition of Heartland Financial and its subsidiaries, applicable government regulations and other factors deemed relevant by Heartland Financial’s board of directors.

     Rocky Mountain Bancorporation

     There is no trading market for shares of Rocky Mountain Bancorporation common stock and Rocky Mountain Bancorporation does not make a market in its stock. From time to time Rocky Mountain Bancorporation becomes aware of transactions in its common stock. Rocky Mountain Bancorporation is not aware of any transactions in its common stock among shareholders during 2003, except for gratuitous transfers between shareholders made, to the best knowledge of Rocky Mountain Bancorporation, without consideration.

     During 2003, Rocky Mountain Bancorporation redeemed 1,474 shares of its common stock. Of the 1,474 shares, 975 shares were redeemed at a redemption price of $325.00 per share and 499 shares were redeemed at a redemption price of $300.00 per share. Also during 2003, Rocky Mountain Bancorporation issued 3,010 shares of its common stock. Of the 3,010 shares, 1,184 shares were issued at a price of $300.00 per share and the remaining 1,826 shares were issued at a price of $325.00 per share.

     Rocky Mountain Bancorporation has, historically, from time to time declared dividends in respect of its common stock. The following table presents the aggregate dividends declared and paid by Rocky Mountain Bancorporation for the calendar years indicated:

Year	Dividend Per Share
2003	$8.00
2002	$10.00
2001	$10.00

Selected Historical Financial Data

     The following tables present selected consolidated financial data as of December 31, 1999, 2000, 2001, 2002 and 2003, for each of the five years then ended, for Heartland Financial and selected consolidated financial data as of December 31, 1999, 2000, 2001, 2002 and 2003, for each of the five years then ended, for Rocky Mountain Bancorporation. The information for Heartland Financial is based on the historical financial information that is contained in reports Heartland Financial has previously filed with the Securities and Exchange Commission, which can be found in its Annual Report on Form 10-K for the year ended December 31, 2003. This document is incorporated by reference in this proxy statement-prospectus. See “Where You Can Find More Information” on page 60. The information for Rocky Mountain Bancorporation is based on the historical financial statements as of the dates and for the periods indicated. Audited consolidated financial statements of Rocky Mountain Bancorporation for the year ended December 31, 2002, and unaudited consolidated financial statements of Rocky Mountain Bancorporation for the year ended December 31, 2003, are included with this proxy statement-prospectus as Appendix D.

     You should read the following tables in conjunction with the consolidated financial statements described above.

     Historical results do not necessarily indicate the results that you can expect for any future period.

HEARTLAND FINANCIAL SELECTED FINANCIAL DATA

For the years ended December 31, 2003, 2002, 2001, 2000, and 1999 (Dollars in thousands, except per share data)

	2003	2002	2001	2000	1999
STATEMENT OF INCOME DATA
Interest income	$99,517	$100,012	$107,609	$102,535	$74,119
Interest expense	38,327	42,332	58,620	58,678	40,830

Net interest income	61,190	57,680	48,989	43,857	33,289
Provision for loan and lease losses	4,183	3,553	4,258	2,976	2,550

Net interest income after provision for loan and lease losses	57,007	54,127	44,731	40,881	30,739
Noninterest income	36,541	30,645	28,620	25,721	24,426
Noninterest expense	67,692	60,659	56,692	52,812	43,574
Income taxes	8,137	7,523	5,530	4,211	3,239

Income from continuing operations	$17,719	$16,590	$11,129	$9,579	$8,352
Discontinued operations:
Income (loss) from operations of discontinued branch (including gain on sale of $2,602)	—	3,751	469	12	(210)
Income taxes	—	1,474	184	5	(83)

Income (loss) from discontinued operations	—	2,277	285	7	(127)

Net income	$17,719	$18,867	$11,414	$9,586	$8,225

HEARTLAND FINANCIAL SELECTED FINANCIAL DATA

For the years ended December 31, 2003, 2002, 2001, 2000, and 1999 (Dollars in thousands, except per share data)

	2003		2002		2001		2000		1999
PER COMMON SHARE DATA (1)
Net income — diluted	$1.16		$1.28		$0.78		$0.65		$0.56
Income from continuing operations — diluted (2)	1.16		1.12		0.76		0.65		0.57
Adjusted net income — diluted (3)	1.16		1.28		0.85		0.73		0.59
Adjusted income from continuing operations – diluted (4)	1.16		1.12		0.84		0.73		0.61
Cash dividends	0.27		0.27		0.25		0.24		0.23
Dividend payout ratio	23.09%		20.81%		31.19%		36.15%		39.47%
Book value	$9.29		$8.40		$7.37		$6.67		$6.02
Weighted average shares outstanding	14,984,472		14,687,324		14,403,780		14,442,057		14,332,791

BALANCE SHEET DATA
Investments and federal funds sold	$451,753		$424,514		$349,417		$274,365		$213,452
Total loans and leases, net of unearned	1,348,227		1,175,236		1,105,205		1,042,096		835,146
Allowance for loan and lease losses	18,490		16,091		14,660		13,592		10,844
Total assets	2,018,366		1,785,979		1,644,064		1,466,387		1,184,147
Total deposits	1,492,488		1,337,985		1,205,159		1,101,313		869,659
Long-term obligations	173,958		161,379		143,789		102,856		105,737
Stockholders’ equity	140,923		124,041		107,090		96,146		86,573

EARNINGS PERFORMANCE DATA
Return on average total assets	0.95%		1.13%		0.72%		0.70%		0.78%
Return on average stockholders’ equity	13.46		16.44		11.32		10.69		9.61
Net interest margin ratio (2) (5)	3.79		4.04		3.67		3.74		3.64
Earnings to fixed charges:
Excluding interest on deposits	3.37	x	3.28	x	2.27	x	1.87	x	2.18	x
Including interest on deposits	1.67		1.57		1.28		1.23		1.28

ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.32%		0.29%		0.52%		0.51%		0.19%
Non performing loans and leases to total loans and leases	0.41		0.38		0.73		0.65		0.20
Net loan and lease charge-offs to average loans and leases	0.14		0.16		0.30		0.17		0.06
Allowance for loan and lease losses to total loans and leases	1.37%		1.37%		1.33%		1.30%		1.30%
Allowance for loan and lease losses to nonperforming loans and leases	333.11		358.77		180.47		201.60		657.49

CAPITAL RATIOS
Average equity to average assets	7.03%		6.86%		6.47%		6.54%		8.12%
Total capital to risk-adjusted assets	12.42		11.86		10.89		9.90		11.68
Tier 1 leverage	8.07		8.24		7.53		7.25		8.85

(1)	Restated to reflect the three-for-two stock split effected in the form of a dividend on December 29, 2003.

(2)	Excludes the discontinued operations of our Eau Claire branch and the related gain on sale in the fourth quarter of 2002.

(3)	Excludes goodwill amortization discontinued with the adoption of FAS 142 on January 1, 2002, and the adoption of FAS 147 on September 30, 2002.

(4)	Excludes goodwill amortization discontinued with the adoption of FAS 142 on January 1, 2002, and the adoption of FAS 147 on September 30, 2002, and the discontinued operations of our Eau Claire branch and the related gain on sale in the fourth quarter of 2002.

(5)	Tax equivalent using a 34% tax rate.

ROCKY MOUNTAIN BANCORPORATION SELECTED FINANCIAL DATA

For the years ended December 31, 2003, 2002, 2001, 2000 and 1999 (Dollars in thousands, except per share data)

	2003		2002		2001		2000		1999
Statement of Income Data:
Interest income	$20,170		$20,604		$22,935		$21,460		$20,622
Interest expense	7,729		8,681		11,112		10,566		9,589

Net interest income	12,441		11,923		11,823		10,894		11,033
Provision for loan losses	480		710		540		313		1,235

Net interest income after provision for loan losses	11,961		11,213		11,283		10,581		9,798
Noninterest income	3,241		3,107		2,365		1,895		2,462
Noninterest expense	11,983		10,976		9,587		8,288		8,744
Provision for income taxes	1,364		1,205		1,489		1,494		1,213

Net income	$1,855		$2,139		$2,572		$2,694		$2,303

Per Common Share Data:
Net income — diluted	$17.33		$20.07		$24.08		$23.40		$19.42
Cash dividends	8.00		10.00		10.00		10.00		9.50
Dividend payout ratio	46.15%		49.82%		41.52%		42.74%		48.93%
Book value	$190.84		$183.64		$173.39		$163.04		$152.79
Weighted average shares outstanding	107,021		106,574		106,791		115,151		118,608

Balance Sheet Data at December 31:
Investments and federal funds sold	$65,949		$67,539		$78,114		$82,154		$75,187
Total loans and leases net of unearned	265,542		247,544		211,165		174,330		154,370
Allowance for loan and lease losses	2,870		2,571		2,556		2,255		2,044
Total assets	369,674		343,827		318,963		288,618		256,640
Total deposits	296,533		276,471		244,048		231,292		211,308
Long-term obligations	29,193		24,809		24,838		18,632		11,529
Stockholders’ equity	20,677		19,615		18,533		17,520		18,139

Earnings Performance Data:
Return on average total assets (1)	0.52%		0.65%		0.87%		1.00%		0.85%
Return on average stockholders’ equity (1)	9.19		11.46		14.32		15.14		12.69
Net interest margin ratio	3.80		4.00		4.40		4.52		4.51
Ratio of earnings to fixed charges:
Excluding interest on deposits	5.68	x	6.22	x	6.96	x	7.26	x	7.30	x
Including interest on deposits	1.42		1.39		1.37		1.40		1.37

Asset Quality Ratios at December 31:
Nonperforming assets to total assets	1.29%		0.32%		1.31%		0.71%		0.69%
Nonperforming loans and leases to total loans and leases	1.80		0.26		0.96		1.13		1.04
Net loan and lease charge-offs (recoveries) to average loans and leases	0.08		0.30		0.12		0.06		0.78
Allowance for loan lease losses to total loans and leases	1.08		1.04		1.21		1.29		1.32
Allowance for loan and lease losses to nonperforming loans and leases	60		393		126		115		128

Capital Ratios
Average equity to average assets	5.62		5.71		6.06		6.63		6.69
Total capital to risk-adjusted assets	9.18		9.27		10.02		9.96		11.67
Tier 1 leverage ratio	6.51		6.60		6.88		6.95		6.74

(1)	Average balances for Holding Company included in average total assets and average equity are a monthly average rather than a daily average as required

RISK FACTORS

     By voting in favor of the merger, Rocky Mountain Bancorporation shareholders will be choosing to invest in Heartland Financial’s common stock to the extent they receive Heartland Financial common stock in exchange for their shares of Rocky Mountain Bancorporation common stock. In addition to the information contained elsewhere in this proxy statement-prospectus or incorporated in this proxy statement-prospectus by reference, as a shareholder of Rocky Mountain Bancorporation, you should carefully consider the following factors in making your decision as to how to vote on the merger.

Risks Relating to the Merger

     The purchase price is subject to adjustment for changes in Rocky Mountain Bancorporation’s shareholders’ equity.

     If Rocky Mountain Bancorporation’s adjusted shareholders’ equity as of the business day preceding the closing date of the merger is less than $17,450,000, the $34,500,000 purchase price will be decreased by the amount of the deficiency. If Rocky Mountain Bancorporation’s adjusted shareholders’ equity on that same date is greater than $18,150,000, the $34,500,000 purchase price will be increased by the amount of the excess. In addition, if Rocky Mountain Bancorporation’s adjusted shareholders’ equity falls below $17,050,000, Heartland Financial is not obligated to complete the merger. In calculating the adjusted shareholders’ equity, Rocky Mountain Bancorporation must take into account expenses incurred in connection with the transaction, including expenses associated with obtaining shareholder approval. To the extent that Rocky Mountain Bancorporation incurs unanticipated or excessive expenses prior to the closing of the merger, shareholders may receive a lower value for their shares or the merger may never be completed.

     Because of the possible price adjustment referred to above, and because the market price of Heartland Financial common stock may fluctuate, a Rocky Mountain Bancorporation shareholder cannot be sure of the value of the merger consideration that he or she will receive.

     Upon completion of the merger, each share of Rocky Mountain Bancorporation common stock will be converted into shares of Heartland Financial common stock, cash or a combination of Heartland Financial common stock and cash under the terms of the merger agreement. The total value of the consideration will depend on Rocky Mountain Bancorporation’s final adjusted shareholders’ equity, and will further depend upon the average closing price of Heartland Financial common stock during the 20 trading day measurement period ending on the fifth day prior to completion of the merger. The likelihood that Rocky Mountain Bancorporation’s final adjusted shareholders’ equity will fall within the range stated in the merger agreement so that no adjustment will be made in the total purchase price, and the price of Heartland Financial common stock, will vary between the date the merger was announced, the date this document is mailed to Rocky Mountain Bancorporation shareholders and the date of the special meeting. Any change in Rocky Mountain Bancorporation’s revenues and/or in the price of Heartland Financial common stock prior to completion of the merger will affect the value of the total consideration that a Rocky Mountain Bancorporation shareholder will receive upon completion of the merger. Revenue and stock price changes may result from a variety of factors, including general market and economic conditions, changes in a company’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of Rocky Mountain Bancorporation and Heartland Financial.

     Accordingly, you will not know when you vote or make your election, either the number or the exact value of the shares of Heartland Financial common stock, or the amount of cash, that you will receive in the merger. Moreover, the market value of Heartland Financial shares at the time of the merger and afterwards could be substantially higher or lower than the current market value. You are urged to obtain current market quotations for Heartland Financial stock, and to consult with your financial advisors before you vote.

     The interests of certain management officials of Rocky Mountain Bancorporation may be different from those of other shareholders.

     Rocky Mountain Bancorporation’s directors and executive officers have interests in the merger other than their interests as Rocky Mountain Bancorporation shareholders. These interests may cause Rocky Mountain Bancorporation’s directors and executive officers to view the merger proposal differently than you may view it. The board of directors of Rocky Mountain Bancorporation was aware of these interests at the time it approved the merger. See “Description of Transaction—Interests of Certain Persons in the Merger.”

Post-Merger Risks

     Difficulties in combining the operations of Rocky Mountain Bancorporation and Heartland Financial may prevent the combined company from achieving the expected benefits from its acquisition.

     The combined company may not be able to achieve fully the strategic objectives and operating efficiencies it hopes to achieve in the merger. The success of the merger will depend on a number of factors, including the combined company’s ability to:

•	integrate the operations of Rocky Mountain Bancorporation and Heartland Financial;

•	maintain existing relationships with depositors so as to minimize withdrawals of deposits after the merger;

•	maintain and enhance existing relationships with borrowers so as to limit unanticipated losses from loans of Rocky Mountain Bancorporation and Heartland Financial;

•	control the incremental non-interest expense so as to maintain overall operating efficiencies;

•	retain and attract qualified personnel; and

•	compete effectively in the communities served by Rocky Mountain Bancorporation and Heartland Financial and in nearby communities.

These factors could contribute to the combined company not achieving the expected benefits from the merger within the desired time frames, if at all.

     In addition, Heartland Financial’s markets are currently located in Iowa, Illinois, Wisconsin, New Mexico and Arizona, and Heartland Financial has no experience in the Montana market area, and Rocky Mountain Bancorporation’s service area is spread over a fairly large geographic region. Although Heartland Financial anticipates that the continued presence of Donald Fraley, as chairman of Rocky Mountain Bank, and Danny Skarda, as president and chief executive officer of Rocky Mountain Bank, will help Heartland Financial manage its expansion into a new market area, and that the continuation of Rocky Mountain Bank under its existing name and charter will help to maintain existing relationships, Heartland Financial’s entry into the Montana markets may not be successful.

     The combined company may experience difficulties in managing its growth.

     As part of its overall growth strategy following the merger, the combined company expects to acquire banks and related businesses that its board of directors believes provide a strategic fit with its business or to establish de novo branches. To the extent that the combined company does grow, it may not be able to adequately and profitably manage its growth. In addition, the combined company may not obtain regulatory approvals for acquisitions or the establishment of de novo branches that it may undertake in the future. The combined company will account for the proposed merger and possible future acquisitions under the purchase method of accounting, which could adversely affect future results of operations.

     The combined company and its shareholders will be subjected to special risks if it effects future acquisitions.

     Acquiring other banks and businesses will involve risks commonly associated with acquisitions, including:

•	potential exposure to liabilities of any banks or other businesses acquired by the combined company;

•	difficulty and expense of integrating the operations and personnel of any banks or other businesses acquired by the combined company;

•	possible increases in leverage resulting from borrowings needed to finance an acquisition or augment regulatory capital;

•	potential disruption to the combined company’s business;

•	potential diversion of the time and attention of the combined company’s management; and

•	impairment of relationships with and the possible loss of key employees and customers of any banks or other businesses acquired by the combined company.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     We have each made forward-looking statements in this document (and in documents to which we refer you in this document) that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of the combined company after the merger is completed. When we use any of the words “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. These statements are based on Heartland Financial’s and Rocky Mountain Bancorporation’s respective management’s existing expectations, which in turn are based on information that is currently available to them and on the current economic, regulatory and competitive environment, including factors such as the strength of the U.S. and local economies; federal, state and local laws, regulations and policies; interest rates and regulatory policies; and expectations as to competitors and customers. Many possible events or factors, including changes from current conditions in the factors mentioned above, could affect the future financial results and performance of each of our companies and the combined company after the merger and could cause those results or performance to differ materially from those expressed in our forward-looking statements.

     In addition to the factors listed above and the risks discussed in the “Risk Factors” section of this proxy statement-prospectus, factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, the following:

•	The economic impact of past and any future terrorist threats and attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks;

•	Technological changes implemented by us and by other parties, including third party vendors, which may be more difficult or more expensive than anticipated or which may have unforeseen consequences to us and our customers;

•	The availability of capital to fund the expansion of the combined business; and

•	Other factors referenced in this proxy statement-prospectus or the documents incorporated by reference.

     These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

     Any forward-looking earnings estimates included in the proxy statement-prospectus have not been examined or compiled by our independent public accountants, nor have our independent accountants applied any procedures to our estimates. Accordingly, our accountants do not express an opinion or any other form of assurance on them. The forward-looking statements included in this proxy statement-prospectus are made only as of the date of this proxy statement-prospectus. Further information concerning Heartland Financial and its business, including additional factors that could materially affect Heartland Financial’s financial results, is included in Heartland Financial’s filings with the Securities and Exchange Commission.

INTRODUCTION

     Rocky Mountain Bancorporation is furnishing this proxy statement-prospectus to holders of Rocky Mountain Bancorporation common stock, no par value per share, in connection with the proxy solicitation by Rocky Mountain Bancorporation’s board of directors. Rocky Mountain Bancorporation’s board of directors will use the proxies at the special meeting of shareholders of Rocky Mountain Bancorporation to be held on May 24, 2004, and at any adjournments or postponements of the meeting.

     Shareholders will be asked at this special meeting to vote to approve the Agreement and Plan of Merger, dated as of February 6, 2004, among Rocky Mountain Bancorporation, Heartland Financial and RMB Acquisition Corporation, and the transactions it contemplates. Under the merger agreement, RMB Acquisition Corporation will merge into Rocky Mountain Bancorporation. This merger will be followed immediately by the merger of Rocky Mountain Bancorporation into Heartland Financial, with Heartland Financial continuing as the surviving corporation. As a result, Rocky Mountain Bank, which is currently a wholly-owned subsidiary of Rocky Mountain Bancorporation, will become a wholly-owned subsidiary of Heartland Financial, and will continue operations under its existing name and charter. In the merger, each of the outstanding shares of Rocky Mountain Bancorporation common stock will be converted into the right to receive shares of Heartland Financial common stock or a combination of shares and cash, as described in this proxy statement-prospectus.

ROCKY MOUNTAIN BANCORPORATION SPECIAL MEETING

Date, Place, Time and Purpose

     The special meeting of Rocky Mountain Bancorporation’s shareholders will be held at the Billings Hotel and Convention Center, 1223 Mullowney Lane, Billings, Montana 59101, at 3:00 p.m., local time, on May 24, 2004. At the special meeting, holders of Rocky Mountain Bancorporation common stock will be asked to vote upon a proposal to approve the merger agreement and the transactions it contemplates.

Record Date, Voting Rights, Required Vote and Revocability of Proxies

     The Rocky Mountain Bancorporation board fixed the close of business on April 16, 2004, as the record date for determining those Rocky Mountain Bancorporation shareholders who are entitled to notice of and to vote at the special meeting. Only holders of Rocky Mountain Bancorporation common stock of record on the books of Rocky Mountain Bancorporation at the close of business on the record date have the right to receive notice of and to vote at the special meeting. On the record date, there were 108,347.70 shares of Rocky Mountain Bancorporation common stock issued and outstanding held by 119 holders of record.

     At the special meeting, Rocky Mountain Bancorporation shareholders will have one vote for each share of Rocky Mountain Bancorporation common stock owned on the record date. The holders of a majority of the outstanding shares of Rocky Mountain Bancorporation common stock entitled to vote at the special meeting must be present in order for a quorum to exist at the special meeting.

     To determine if a quorum is present, Rocky Mountain Bancorporation intends to count the following:

•	shares of Rocky Mountain Bancorporation common stock present at the special meeting either in person or by proxy; and

•	shares of Rocky Mountain Bancorporation common stock for which it has received signed proxies, but with respect to which holders of shares have abstained on any matter.

     Approval of the merger agreement requires the affirmative vote of holders of at least two-thirds of the outstanding shares of Rocky Mountain Bancorporation common stock.

     Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstention, non-voting share or “broker non-vote” will have the same effect as a vote against the approval of the merger agreement.

     Properly executed proxies that Rocky Mountain Bancorporation receives before the vote at the special meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, these proxies will be voted FOR the proposal to approve the merger agreement and the transactions it contemplates, and FOR any resolution to adjourn the special meeting, if necessary, to solicit additional proxies, and the proxy holder may vote the proxy in its discretion as to any other matter that may properly come before the special meeting.

     A Rocky Mountain Bancorporation shareholder who has given a proxy solicited by the Rocky Mountain Bancorporation board may revoke it at any time prior to its exercise at the special meeting by:

•	giving written notice of revocation to the secretary of Rocky Mountain Bancorporation;

•	properly submitting to Rocky Mountain Bancorporation a duly executed proxy bearing a later date; or

•	attending the special meeting and voting in person.

     All written notices of revocation and other communications with respect to revocation of proxies should be sent to: Rocky Mountain Bancorporation, Inc., 2615 King Avenue West, Billings, Montana 59108-0450, Attention: Brenda Nearpass, Secretary.

     On the record date, Rocky Mountain Bancorporation’s directors owned 27,851 shares, or approximately 25.69% of the outstanding shares, of Rocky Mountain Bancorporation common stock. These individuals have agreed to vote their shares in favor of approving the merger agreement and the transactions it contemplates.

Solicitation of Proxies

     Directors, officers and employees of Rocky Mountain Bancorporation may solicit proxies by mail, in person or by telephone or facsimile. They will receive no additional compensation for these services. Rocky Mountain Bancorporation may make arrangements with brokerage firms and other custodians, nominees and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of Rocky Mountain Bancorporation common stock held of record by such persons. Rocky Mountain Bancorporation will reimburse any brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them for their services. Heartland Financial and Rocky Mountain Bancorporation will share all expenses associated with the printing and mailing of this proxy statement-prospectus, as provided in the merger agreement. See “Description of Transaction—Expenses and Termination Fees.”

Authority to Adjourn Special Meeting to Solicit Additional Proxies

     Rocky Mountain Bancorporation is asking its shareholders to grant full authority for the special meeting to be adjourned, if necessary, to permit solicitation of additional proxies to approve the transactions proposed by this proxy statement-prospectus.

Recommendation of Rocky Mountain Bancorporation Board

     The Rocky Mountain Bancorporation board has unanimously approved the merger agreement and the transactions it contemplates and believes that the proposal to approve the merger agreement and the transactions it contemplates are in the best interests of Rocky Mountain Bancorporation and its shareholders. The Rocky Mountain Bancorporation board unanimously recommends that the Rocky Mountain Bancorporation shareholders vote FOR approval of the merger agreement and the transactions it contemplates and FOR any resolution to adjourn the special meeting, if necessary, to solicit additional proxies. See “Description of Transaction—Rocky Mountain Bancorporation’s Reasons for the Merger and Board Recommendation.”

DESCRIPTION OF TRANSACTION

     The following information describes material aspects of the merger and related transactions. This description does not provide a complete description of all the terms and conditions of the merger agreement. It is qualified in its entirety by the Appendices to this document, including the merger agreement, which is attached as Appendix A to this proxy statement-prospectus. The merger agreement is incorporated into this proxy statement-prospectus by reference. We urge you to read the Appendices in their entirety.

General

     The merger agreement provides for the acquisition by merger of Rocky Mountain Bancorporation by Heartland Financial. At the time the merger becomes effective, each share of Rocky Mountain Bancorporation common stock then issued and outstanding will be converted into and exchanged for the right to receive shares of Heartland Financial common stock, cash, or a combination of shares of Heartland Financial common stock and cash, as described below.

Purchase Price and Election of Merger Consideration

     Under the merger agreement, Rocky Mountain Bancorporation shareholders will be entitled to receive total consideration in the amount of $34,500,000, increased by the amount by which Rocky Mountain Bancorporation’s adjusted shareholders’ equity exceeds $18,150,000, or decreased by the amount by which Rocky Mountain Bancorporation’s adjusted shareholders equity is below $17,450,000, as applicable. This price, as it may be adjusted, is referred to as the purchase price.

     At March 31, 2004, Rocky Mountain Bancorporation’s adjusted shareholder equity was approximately $17,650,000.00.

     Shareholders may elect to receive their share of the merger consideration in up to 100% of Heartland Financial common stock. If no election is made, however, 50% of a holder’s shares of Rocky Mountain Bancorporation common stock will be converted into cash and the remaining shares will be converted into shares of Heartland Financial common stock. To preserve the tax treatment of the merger, the merger agreement provides that in no event will more than 50% of the outstanding shares of Rocky Mountain Bancorporation stock be converted into cash, including shares with respect to which shareholders have asserted their dissenters’ rights under the Montana Business Corporation Act.

     Stock Consideration. Shares of Rocky Mountain Bancorporation common stock will be converted into shares of Heartland Financial based on an exchange ratio calculation included in the merger agreement. The exchange ratio will be equal to the quotient of:

•	the purchase price; divided by

•	the total number of outstanding shares of Rocky Mountain Bancorporation common stock,

     with this result divided by an average closing price of Heartland Financial common stock.

     The average closing price of Heartland Financial common stock to be used in this calculation will be determined by using the closing stock prices for the last 20 trading days before the cutoff date for the determination. That cutoff date is five trading days before the effective date of the merger. However, if the average closing price is greater than $21.33, then the average closing price used in the calculation of the exchange ratio will be $21.33. In addition, if the average closing price is less than $17.33, then the average closing price used in this calculation will be $17.33.

     Examples:

1.	If the purchase price is $34,500,000 and Rocky Mountain Bancorporation has 108,347.70 shares outstanding, then using $19.65, which is the closing price of Heartland Financial common stock on February 6, 2004, the last trading day before the merger was announced, each share of Rocky Mountain Bancorporation common stock would be converted into 16.205 shares of Heartland Financial common stock, calculated as follows:

$34,500,000 ÷ 108,347.70 = $318.42

$318.42 ÷ $19.65 = 16.205 shares of Heartland Financial common stock

2.	If the purchase price is $34,500,000 and Rocky Mountain Bancorporation has 108,347.70 shares outstanding, then using $18.468, which is the average closing price of Heartland Financial common stock during the 20 trading days ended as of April 14, 2004, each share of Rocky Mountain Bancorporation common stock would be converted into 17.242 shares of Heartland Financial common stock, calculated as follows:

$34,500,000 ÷ 108,347.70 = $318.42

$318.42 ÷ $18.468 = 17.242 shares of Heartland Financial common stock

3.	If the purchase price is $34,500,000 and Rocky Mountain Bancorporation has 108,347.70 shares outstanding, and if the average closing price of Heartland Financial common stock during the determination period is more than $21.33, then each share of Rocky Mountain Bancorporation common stock will be converted into 14.928 shares of Heartland Financial common stock, calculated as follows:

$34,500,000 ÷ 108,347.70 = $318.42

$318.42 ÷ $21.33 = 14.928 shares of Heartland Financial common stock

4.	If the purchase price is $34,500,000 and Rocky Mountain Bancorporation has 108,347.70 shares outstanding, and if the average closing price of Rocky Mountain Bancorporation common stock during the determination period is less than $17.33, then each share of Rocky Mountain Bancorporation common stock will be converted into 18.374 shares of Heartland Financial common stock, calculated as follows:

$34,500,000 ÷ 108,347.70 = $318.42

$318.42 ÷ $17.33 = 18.374 shares of Heartland Financial common stock

     Based on the 108,347.70 of shares of Rocky Mountain Bancorporation common stock outstanding on April 14, 2004, and based on the $18.468 average closing price of Heartland Financial common stock during the 20 trading days prior to April 14, 2004, and assuming that 50% of the Rocky Mountain Bancorporation shares are converted to cash, the exchange ratio would be 17.242 shares of Heartland Financial common stock for each share of Rocky Mountain Bancorporation stock. Heartland Financial would issue approximately 934,066 shares to former Rocky Mountain Bancorporation shareholders in the merger, representing approximately 5.77% of the total number of Heartland Financial common shares that will be outstanding after the merger. The number of shares actually issued will vary depending on the actual purchase price, as adjusted, the average closing price for Heartland Financial stock during the actual determination period, and the number of Rocky Mountain Bancorporation shares whose holders exercise dissenters’ rights or elect to exchange their shares for greater than 50% Heartland Financial common stock, subject to the requirement that a maximum of 50% of the outstanding shares of Rocky Mountain Bancorporation common stock, including dissenters’ shares, be converted into cash.

     Share prices cannot be predicted, of course. If the average closing price of Heartland Financial stock moves between $17.33 and $21.33, the exchange ratio will change. The following table illustrates the effective exchange ratio as a function of several possible average closing prices, in each case calculated based on a total purchase price of $34,500,000 and 108,347.70 outstanding shares of Rocky Mountain Bancorporation common stock:

Number of Heartland Financial Shares
to be Received for Each Rocky
Price of Heartland Financial Stock	Mountain Bancorporation Share
$17.33	18.374
$17.66	18.031
$18.00	17.690
$18.33	17.371
$18.66	17.064
$19.00	16.759
$19.33	16.473
$19.66	16.196
$20.00	15.921
$20.33	15.663
$20.66	15.408
$21.00	15.163
$21.33	14.928

     Cash Consideration. You will receive cash for a maximum of 50% of the Rocky Mountain Bancorporation shares you own. The cash price per share you receive will be determined by dividing the total purchase price to be paid by Heartland Financial by the total number of outstanding shares of Rocky Mountain Bancorporation common stock.

Example:	If the purchase price is $34,500,000 and Rocky Mountain Bancorporation has 108,347.70 shares outstanding, each share will be convertible into the right to receive $318.42, calculated as follows:

$34,500,000 ÷ 108,347.70 = $318.42

     We are not making any recommendation as to whether Rocky Mountain Bancorporation shareholders should elect to receive a different ratio than 50% cash and 50% Heartland Financial common stock. Each Rocky Mountain Bancorporation shareholder must make his or her own decision with respect to the election to receive Heartland Financial common stock for more than 50% of their shares of Rocky Mountain Bancorporation stock.

     Variable Amount of Cash and Stock. By the terms of the merger agreement, a maximum of 50% of the total outstanding shares of Rocky Mountain Bancorporation common stock, including dissenters’ shares, may be converted into cash, and the remainder must be converted into shares of Heartland Financial common stock.

     If, after taking into account all valid stock elections, more than 50% of the total outstanding shares of Rocky Mountain Bancorporation common stock would be converted into cash, including dissenters shares, then any Rocky Mountain Bancorporation shareholders who will receive any portion of the merger consideration in cash will be subject to a proration process that will result in the holder receiving additional shares of Heartland Financial common stock in lieu of some cash. This proration will result in a final prorated number of shares of Heartland Financial common stock being issued with a value equal to at least 50% of the total merger consideration.

Election Procedures; Surrender of Stock Certificates

     An election form is included with this proxy statement-prospectus. Rocky Mountain Bancorporation shareholders can use this form to elect to receive shares of Heartland Financial common stock for up to 100% of their shares of Rocky Mountain Bancorporation common stock. Rocky Mountain Bancorporation shareholders do not need to make an election. If no election is made, a Rocky Mountain Bancorporation shareholder will receive cash for 50% of his or her shares of Rocky Mountain Bancorporation common stock and shares of Heartland Financial common stock for the remaining 50% of his or her shares of Rocky Mountain Bancorporation common stock.

     To make an effective election, you must submit a properly completed election form to Dubuque Bank and Trust Company, which will be acting as the exchange agent, on or before the election deadline of 5:00 p.m., Dubuque, Iowa time, on June 7, 2004. You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline. All elections will be revoked automatically if the merger is not approved or the merger agreement is otherwise terminated.

     After the completion of the merger, a letter of transmittal, together with a return envelope will be mailed to Rocky Mountain Bancorporation shareholders. The letter of transmittal will include instructions for the surrender and exchange of certificates representing Rocky Mountain Bancorporation common stock for the merger consideration. A letter of transmittal will be deemed properly completed only if signed and accompanied by stock certificates representing all shares of Rocky Mountain Bancorporation common stock or an appropriate guarantee of delivery of the certificates.

     Until you surrender your Rocky Mountain Bancorporation stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any Heartland Financial common stock into which your Rocky Mountain Bancorporation shares have been converted. When you surrender your Rocky Mountain Bancorporation stock certificates, Heartland Financial will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of Rocky Mountain Bancorporation common stock. Rocky Mountain Bancorporation stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

     No fractional shares of Heartland Financial common stock will be issued to any holder of Rocky Mountain Bancorporation common stock upon consummation of the merger. For each fractional share that would otherwise be issued, Heartland Financial will pay cash in an amount equal to the holder’s fractional interest multiplied by the closing price of Heartland Financial common stock as reported on the Nasdaq National Market System on the effective date of the merger. No interest will be paid or accrued on cash payable to holders of Rocky Mountain Bancorporation common stock in lieu of fractional shares. No shareholder of Rocky Mountain Bancorporation will be entitled to dividends, voting rights or any other rights as a shareholder of Heartland Financial in respect of any fractional shares.

     None of Heartland Financial, Rocky Mountain Bancorporation or any other person will be liable to any former holder of Rocky Mountain Bancorporation common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     If a certificate for Rocky Mountain Bancorporation common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon compliance by the holder of Rocky Mountain Bancorporation common stock with the conditions reasonably imposed by the exchange agent. These conditions will include a requirement that the shareholder provide a lost instruments indemnity bond in form, substance and amount reasonably satisfactory to the exchange agent and Heartland Financial.

Effective Time of the Merger

     Subject to the conditions to each party’s obligations to complete the merger, the merger will become effective when articles of merger reflecting the merger are filed with the Secretary of State of the State of Montana. Unless we agree otherwise, each party will use reasonable efforts to cause the merger to become effective 10 business days after the latest to occur of:

•	the receipt of all required regulatory approvals or consents;

•	the expiration of all statutory waiting periods relating to any required regulatory approvals; and

•	the receipt of the approval of the shareholders of Rocky Mountain Bancorporation.

     We anticipate that the merger will become effective in the second quarter of 2004, however, delays could occur.

     We cannot assure you that the necessary shareholder and regulatory approvals of the merger will be obtained or that other conditions precedent to the merger can or will be satisfied. Either party’s boards of directors may terminate the merger agreement if the merger is not completed by December 6, 2004, unless it is not completed because of the failure by the party seeking termination to comply fully with its obligations under the merger agreement. See “—Conditions to Completion of the Merger” and “—Waiver, Amendment and Termination.”

United States Federal Income Tax Consequences of the Merger

     The following is a summary of the material United States federal income tax consequences of the merger generally applicable to Rocky Mountain Bancorporation shareholders. This discussion assumes you hold your shares of Rocky Mountain Bancorporation common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code, and does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or if you are subject to special rules, such as rules relating to:

•	shareholders who are not citizens or residents of the United States;

•	financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	shareholders who acquired their shares of Rocky Mountain Bancorporation common stock pursuant to the exercise of employee stock options or otherwise acquired shares as compensation; and

•	shareholders who hold their shares of Rocky Mountain Bancorporation common stock as part of a hedge, straddle, or other risk reduction, constructive sale or conversion transaction.

     In addition, this summary does not address any state, local or foreign tax consequences of the merger that may apply. The following discussion is based on the Code, existing and proposed regulations promulgated under the Code, published Internal Revenue Service rulings and court decisions, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of the discussion.

     Tax Consequences of the Merger Generally. It is intended that the merger of RMB Acquisition Corporation with and into Rocky Mountain Bancorporation, taken together with the subsequent merger of Rocky Mountain Bancorporation with and into Heartland Financial, will be treated as a reorganization within the meaning of Section 368(a) of the Code. Heartland Financial’s and Rocky Mountain Bancorporation’s obligations to complete the merger are conditioned on, among other things, their receipt of an opinion from Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP dated as of the date of the registration statement filed with the Securities and Exchange Commission in connection with the merger and updated through the effective date, to the effect that:

•	the merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

•	the merger will be tax free to Heartland Financial under Section 1032 of the Code;

•	the merger will be tax free to Rocky Mountain Bancorporation under Section 361 of the Code; and

•	no gain or loss will be recognized by holders of Rocky Mountain Bancorporation common stock upon their receipt of Heartland Financial common stock, except to the extent of any cash received.

     The opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP is based upon existing law, assumes the absence of changes in existing facts, relies upon customary assumptions and relies upon representations contained in certificates executed by officers of Heartland Financial and Rocky Mountain Bancorporation. The opinion neither binds the Internal Revenue Service nor precludes it from adopting a contrary position, and it is possible that the Internal Revenue Service may successfully assert a contrary position in litigation or other proceedings. Neither Heartland Financial nor Rocky Mountain Bancorporation intends to obtain a ruling from the Internal Revenue Service with respect to the tax consequences of the merger.

     The following discussion assumes that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

     Rocky Mountain Bancorporation Shareholders Who Receive Only Heartland Financial Common Stock. If you are a holder of Rocky Mountain Bancorporation common stock and you receive only Heartland Financial common stock (plus any cash in lieu of a fractional share of Heartland Financial common stock) in exchange for your Rocky Mountain Bancorporation common stock in the merger, you will not recognize any gain or loss for federal income tax purposes with respect to such exchange, except with respect to any cash received in lieu of a fractional share, as discussed below.

     Rocky Mountain Bancorporation Shareholders Who Receive Both Heartland Financial Common Stock and Cash. If you are a holder of Rocky Mountain Bancorporation common stock and you receive both Heartland Financial common stock and cash (other than cash received in lieu of a fractional share of Heartland Financial common stock) in exchange for your Rocky Mountain Bancorporation common stock in the merger, you will recognize gain, but not loss, in an amount equal to the lesser of:

(a)	the excess, if any, of:

(1)	the sum of the fair market value (at the effective time of the merger) of the Heartland Financial common stock plus the amount of cash received; over

(2)	your aggregate tax basis in the shares of Rocky Mountain Bancorporation common stock exchanged in the merger; and

(b)	the amount of cash that you receive in exchange for your Rocky Mountain Bancorporation common stock.

     Any such gain will be treated as capital gain unless the receipt of the cash has the effect of the distribution of a dividend for federal income tax purposes, in which case the gain will be treated as ordinary dividend income to the extent of your ratable share of Rocky Mountain Bancorporation’s accumulated earnings and profits. Any capital gain will be long-term capital gain if, as of the date of the merger, your holding period in your Rocky Mountain Bancorporation common stock is greater than one year.

     The stock redemption provisions of Section 302 of the Code apply in determining whether cash received by you in exchange for your Rocky Mountain Bancorporation common stock has the effect of a distribution of a dividend under Section 356(a)(2) of the Code, which we refer to as a hypothetical redemption analysis. Under the hypothetical redemption analysis, you will be treated as if that portion of your Rocky Mountain Bancorporation common stock that you exchange for cash in the merger will instead be exchanged for Heartland Financial common stock (which we call the hypothetical shares) followed immediately by a redemption of the hypothetical shares by Heartland Financial for cash. Under the principles of Section 302 of the Code, you will recognize capital gain rather than dividend income with respect to the cash received if the hypothetical redemption is “not essentially equivalent to a dividend” or is “substantially disproportionate” with respect to you. In applying the principles of Section 302 of the Code, the constructive ownership rules of Section 318 of the Code will apply in comparing your ownership interest in Heartland Financial both immediately after the merger (but before the hypothetical redemption) and after the hypothetical redemption.

     If you are a holder of Rocky Mountain Bancorporation common stock, whether the hypothetical redemption by Heartland Financial of the hypothetical shares for cash is “not essentially equivalent to a dividend” will depend on your particular circumstances. However, the hypothetical redemption must, in any event, result in a “meaningful reduction” in your percentage ownership of Heartland Financial common stock. In determining whether the hypothetical redemption by Heartland Financial results in a meaningful reduction in your percentage ownership of Heartland Financial common stock and, therefore, does not have the effect of a distribution of a dividend, you should compare your interest in Heartland Financial (including interests owned actually, hypothetically, and constructively) immediately after the merger (but before the hypothetical redemption) to your interest after the hypothetical redemption. The Internal Revenue Service has indicated, in Revenue Ruling 76-385, that a shareholder in a publicly-held corporation whose relative stock interest in the corporation is minimal and who exercises no “control” over corporate affairs is generally treated as having had a meaningful reduction in his or her stock after a redemption transaction if his or her percentage stock ownership in the corporation has been reduced to any extent, taking into account the shareholder’s actual and constructive ownership before and after the hypothetical redemption.

     If you are a holder of Rocky Mountain Bancorporation common stock, the hypothetical redemption transaction would be “substantially disproportionate,” and, therefore, would not have the effect of a distribution of a dividend if you own less than 50 percent of the voting power of the outstanding Heartland Financial common stock and the percentage of Heartland Financial common stock actually and constructively owned by you immediately after the hypothetical redemption is less than 80 percent of the percentage of Heartland Financial common stock actually, hypothetically, and constructively owned by you immediately before the hypothetical redemption. Nevertheless, you should consult your own tax advisor about the possibility that all or a portion of any cash received in exchange for Rocky Mountain Bancorporation common stock will be treated as a dividend.

     Tax Basis and Holding Period. The aggregate tax basis of any Heartland Financial common stock you receive as a result of the merger will be the same as your aggregate tax basis in the Rocky Mountain Bancorporation common stock you surrender in exchange for the Heartland Financial common stock, decreased by the amount of cash received in the merger, and increased by the amount of income or gain recognized in the merger. Your holding period in the Heartland Financial common stock you receive as a result of the exchange will include the period during which you held the Rocky Mountain Bancorporation common stock you surrender in the merger.

     Cash Received in Lieu of Fractional Shares. If you receive cash in the merger instead of a fractional share of Heartland Financial common stock, you will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption of the fractional share by Heartland Financial. Assuming that, immediately after the merger, you hold a minimal interest in Heartland Financial, you exercise no control over Heartland Financial and, as a result of the deemed redemption and after giving effect to certain constructive ownership rules, you experience an actual reduction in your interest in Heartland Financial, you will generally recognize capital gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. This capital gain or loss will be long-term capital gain or loss if, as of the effective date of the merger, you held your shares of Rocky Mountain Bancorporation common stock for more than one year. Long-term capital gain of a non-corporate United States shareholder is generally subject to a maximum federal tax rate of 15 percent. The deductibility of capital losses is subject to limitations.

     Backup withholding and Information Reporting. Unless you provide a taxpayer identification number (social security number or employer identification number) and certify, among other things, that such number is correct, or you provide proof of an applicable exemption from backup withholding, the exchange agent will be required to withhold 28% of any cash payable to you in connection with the merger. Any amount so withheld under the backup withholding rules is not an additional tax and will be allowed as a refund or credit against your United States federal income tax liability, provided that you furnish the required information to the Internal Revenue Service. You should complete and sign the substitute Form W-9 included as part of the transmittal letter to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is established in a manner that is satisfactory to the exchange agent.

     The foregoing discussion is not intended to be a complete analysis or description of all potential federal income tax consequences of the merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state, or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your own tax advisor to determine the particular federal, state, local, or foreign income or other tax consequences to you of the merger.

Background of the Merger

     Rocky Mountain Bancorporation is a Montana corporation organized in 1979 as Raldon, Inc. The company changed its name to Rocky Mountain Bancorporation, Inc. in 1988.

     Rocky Mountain Bancorporation is the successor to the Harlem Corporation, Stevensville Bancshares, Inc. and Whitehall Bancorporation following reorganization of the predecessor companies in the early 1990s. The predecessor companies held, respectively, substantially all of the issued and outstanding common stock of banks in Harlem, Stevensville, and Whitehall, Montana. The predecessor banks were merged into the Rocky Mountain Bank, a subsidiary of Rocky Mountain Bancorporation, in 1994, with branch offices retained at each of the merging banks locations.

     Rocky Mountain Bancorporation also acquired the Security State Bank of Plentywood, Montana, in 1995. The Plentywood bank was merged into the Rocky Mountain Bank in 1996, with a branch office retained at the Plentywood bank’s main office location in Plentywood.

     In the summer of 2003, Heartland Financial representatives contacted Rocky Mountain Bancorporation’s senior executive officers, expressing an interest in discussing a potential combination of the companies. Rocky Mountain Bancorporation had not been soliciting acquisition proposals at the time of the initial contact.

     During the late summer and fall of 2003, Heartland Financial and Rocky Mountain Bancorporation representatives exchanged information with respect to the companies and discussed a potential combination of Rocky Mountain Bancorporation with Heartland Financial. Rocky Mountain Bancorporation’s senior executive officers, Mr. Danny Skarda and Mr. Donald Fraley, as well as the board of directors of Rocky Mountain Bancorporation, were encouraged by the discussions in the fall of 2003 and the parties continued discussions with respect to a proposed transaction, including pricing and structure of the transaction and other significant terms. Rocky Mountain Bancorporation did not actively solicit competing proposals and no competing proposals to acquire Rocky Mountain Bancorporation were received during the negotiations and discussions with Heartland Financial.

     Under a Confidentiality Agreement entered into between the companies, Heartland Financial conducted its due diligence review of Rocky Mountain Bancorporation’s business activities. In addition, Heartland Financial prepared and presented a draft of a definitive agreement for the proposed transaction. Following extensive discussions and negotiations with Heartland Financial, the Rocky Mountain Bancorporation board of directors held a meeting on January 30, 2004, for the purpose of considering the definitive agreement and the proposed transaction. The board meeting was also attended by Rocky Mountain Bancorporation’s financial advisor and legal counsel. At the January 30, 2004, special meeting, the board of directors approved the definitive agreement, subject to the completion of certain schedules and resolution of certain remaining issues relating to the transaction and the definitive agreement. Mr. Skarda and Mr. Fraley were directed to execute and deliver the definitive agreement following satisfactory completion of the remaining issues consistent with the resolution of the board of directors. Heartland Financial and Rocky Mountain Bancorporation executed the definitive agreement and announced the merger transaction effective February 6, 2004.

Heartland Financial’s Reasons for the Merger

     The Heartland Financial board believes that the merger is fair to, and in the best interests of, Heartland Financial and its shareholders.

     Heartland Financial’s strategy is to diversify both its market area and asset base while increasing profitability through acquisitions. Consistent with this strategy, the Heartland Financial board believes that the merger presents a unique opportunity to expand into the Rocky Mountain region and extend its presence into the western portion of the United States, an area that the board considers to have good growth potential. The board also believes that Rocky Mountain Bank’s dedication to customer relationship building at the community level will provide a desirable strategic fit with Heartland Financial’s culture.

     In reaching its decision to approve the merger agreement, the Heartland Financial board consulted with Heartland Financial’s management, as well as with its legal counsel, and considered a variety of factors, including the following:

•	information with respect to the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of Heartland Financial and Rocky Mountain Bancorporation, both individually and as combined; in particular, the Heartland Financial board focused on the strategic fit of the business lines and the operating philosophies of the two institutions;

•	the consistency of the merger with Heartland Financial’s long-term business strategy;

•	the advantages of a combination with an institution that has already developed market share in its region, with eight locations throughout Montana, and the opportunities for increased efficiencies and significant cost savings from a combination with Heartland Financial’s current organization, resulting in increased profitability of the combined entity over time as opposed to a possible combination with an institution without a similar market presence;

•	the current and prospective economic and competitive environments facing Heartland Financial and other financial institutions characterized by intensifying competition from both banks and nonbank financial services organizations, the increasing necessity for strong fee-based income producing components within a bank holding company and the growing costs associated with regulatory compliance in the banking industry;

•	the high costs of technology and new facilities required to grow deposits in light of the fact that deposit growth for Heartland Financial and the banking industry in general has been difficult and these funding limitations would hamper Heartland Financial’s long-term asset and earnings growth;

•	the belief that, following the merger, the combined company would be well positioned to continue to grow through possible future acquisitions or expansion while at the same time increase its attractiveness as a possible acquisition candidate;

•	the belief that the merger would result in shareholders of Heartland Financial holding stock in a high quality combined company that should benefit shareholders through enhanced operating efficiencies and better penetration of commercial and consumer banking markets throughout the midwest, southwest and western United States;

•	the business, operations, financial condition, earnings and prospects of Rocky Mountain Bancorporation, including the management and staff of Rocky Mountain Bank;

•	the scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by combining Heartland Financial and Rocky Mountain Bancorporation;

•	the complementary nature of the businesses of Heartland Financial and Rocky Mountain Bancorporation and the anticipated improved stability of the combined company’s business and earnings in varying economic and market climates relative to Heartland Financial on a stand-alone basis made possible by the merger, as a result of greater geographic, asset and line-of-business diversification;

•	the belief of Heartland Financial’s senior management and the Heartland Financial board that Heartland Financial and Rocky Mountain Bancorporation share a common vision with respect to delivering financial performance and shareholder value and that their executive officers and employees possess complementary skills and expertise;

•	the Heartland Financial board’s belief that, while no assurances could be given, the business and financial advantages contemplated in connection with the merger were likely to be achieved within a reasonable time frame; and

•	the likelihood that the merger will be approved by the appropriate regulatory authorities (see “—Regulatory Approvals”).

     The foregoing discussion of the information and factors considered by the Heartland Financial board is not intended to be exhaustive, but includes all material factors considered by the Heartland Financial board. In reaching its determination to approve the merger, the Heartland Financial board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

Rocky Mountain Bancorporation’s Reasons for the Merger and Board Recommendation

     The Rocky Mountain Bancorporation board believes that the merger is fair to, and in the best interests of, Rocky Mountain Bancorporation and its shareholders. Accordingly, the Rocky Mountain Bancorporation board has unanimously approved the merger agreement and unanimously recommends that its shareholders vote FOR the approval of the merger agreement and the transactions it contemplates.

     In deciding to approve the merger agreement and the transactions it contemplates, Rocky Mountain Bancorporation’s board consulted with Rocky Mountain Bancorporation’s management, as well as its legal and financial advisors, and considered numerous factors, including the following:

•	information with respect to the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of Heartland Financial and Rocky Mountain Bancorporation, both individually and as a combined company;

•	the potential liquidity of Heartland Financial common stock to be received in the merger and the relative liquidity of Rocky Mountain Bancorporation stock;

•	the perceived risks and uncertainties attendant to Rocky Mountain Bancorporation’s execution of its strategic growth plans as an independent banking organization, including the need to access additional capital and enhance its technology platform on a cost-effective basis to support future growth;

•	the belief that the market value of Heartland Financial’s common stock prior to the execution of the merger agreement was attractive and offered potential for future appreciation as a result of the proposed merger;

•	the strategic vision of the management of Heartland Financial to seek profitable future expansion in the Montana and Rocky Mountain area;

•	the tax-free nature of the Heartland Financial offer for any common stock received in exchange for Rocky Mountain Bancorporation common stock and the ability of a Rocky Mountain Bancorporation shareholder to elect to receive up to all of the merger consideration in Heartland Financial common stock in exchange for Rocky Mountain Bancorporation common stock;

•	the fact that Heartland Financial is publicly held and the merger would provide Rocky Mountain Bancorporation shareholders, whose investments currently are in a privately held company, an opportunity to have an ownership interest in a publicly traded company, as well as enhanced access to capital markets to finance the combined company’s capital requirements;

•	the likelihood that the merger will be approved by the relevant bank regulatory authorities;

•	Heartland Financial’s stated intention to continue operating Rocky Mountain Bancorporation’s subsidiary bank;

•	the opportunity for continued employment of Rocky Mountain Bancorporation’s and its subsidiary bank’s employees;

•	the greater geographic and other diversification of Heartland Financial as compared to Rocky Mountain Bancorporation’s concentration in Montana;

•	the competitive nature of the financial services industry generally and in Montana;

•	the ability of Rocky Mountain Bancorporation’s subsidiary bank to obtain additional capital to support subsidiary bank growth and expansion, and to maintain the subsidiary bank’s competitive posture in the Montana market; and

•	the opinion of D.A. Davidson & Co., as financial advisor to Rocky Mountain Bancorporation, as to the financial terms and fairness of the transaction to Rocky Mountain Bancorporation shareholders.

     The above discussion of the information and factors considered by the Rocky Mountain Bancorporation board is not intended to be exhaustive, but includes all material factors considered by the Rocky Mountain Bancorporation board. In arriving at its determination to approve the merger agreement and the transactions it contemplates, and recommend that the Rocky Mountain Bancorporation shareholders vote to approve them, the Rocky Mountain Bancorporation board did not assign any relative or specific weights to the above factors, and individual directors may have given differing weights to different factors. The Rocky Mountain Bancorporation board unanimously recommends that its shareholders vote to approve the merger agreement and the related transactions.

Fairness Opinion of Rocky Mountain Bancorporation’s Financial Advisor

     Rocky Mountain Bancorporation retained D.A. Davidson on an exclusive basis on January 14, 2004, to provide investment banking advice and a fairness opinion in connection with the merger. D.A. Davidson, as part of its investment banking business, is engaged in the valuation of banking and other businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Rocky Mountain Bancorporation retained D.A. Davidson based on its experience, expertise and familiarity with Rocky Mountain Bancorporation and other financial institutions in the northwest and Rocky Mountain regions of the United States, as well as its experience as a financial advisor in mergers and acquisitions.

     On January 30, D.A. Davidson presented its fairness opinion to Rocky Mountain Bancorporation’s board of directors at the meeting during which the directors considered and authorized approval of the merger agreement. The D.A. Davidson fairness opinion stated that the consideration to be paid by Heartland Financial under the merger agreement is fair, from a financial point of view, to the holders of Rocky Mountain Bancorporation common stock. The full text of the D.A. Davidson opinion, which sets forth the assumptions made, matters considered and limits on its review, is attached as Appendix B. The summary of the D.A. Davidson opinion included in this proxy statement-prospectus is qualified in its entirety by reference to the full text of the opinion.

     D.A. Davidson’s opinion is directed to Rocky Mountain Bancorporation’s board of directors and addresses only the merger consideration specified in the merger agreement. It does not address the underlying business decision to proceed with the Merger and does not constitute a recommendation to any shareholder as to how the stockholder should vote at the special meeting of stockholders with respect to the Merger.

     Summary of Financial Terms of Proposed Merger. Under the terms of the agreement, upon completion of the merger, the stockholders of Rocky Mountain Bancorporation will be entitled to receive $34.5 million, subject to the adjustments described below, in the form of: (a) Heartland common stock equal to 50% of the total consideration, and (b) cash equal to 50% of the total consideration. In addition, each Rocky Mountain Bancorporation stockholder may elect to receive a greater percentage of Heartland stock, up to 100% of his or her consideration. To the extent that individual Rocky Mountain Bancorporation shareholders elect to receive more stock, the portion of stock as a percent of the total consideration may increase above 50%.

     As a condition to Heartland Financial’s paying a $34.5 million purchase price, Rocky Mountain Bancorporation is required to deliver $17.3 million in tangible stockholders’ equity before closing. Heartland Financial and Rocky Mountain Bancorporation have agreed on a number of pre-closing adjustments to Rocky Mountain Bancorporation’s balance sheet, which adjustments are to be taken into account in determining Rocky Mountain Bancorporation’s tangible stockholders’ equity for this purpose. To deliver its opinion, D.A. Davidson made the adjustments that were known as of January 28, 2004 to Rocky Mountain Bancorporation’s September 30, 2003 balance sheet. D.A. Davidson also noted that, subsequent to their meeting with Rocky Mountain Bancorporation’s board of directors on January 30, 2004, an adjustment of roughly $0.5 million (pre-tax) for a mark-to-market on Rocky Mountain Bancorporation’s security portfolio was reversed. Because of the reversal, D.A. Davidson modified its analysis and has used the final adjusted September 30, 2003 numbers throughout this discussion. D.A. Davidson noted that the change does not affect the consideration to be received by Rocky Mountain Bancorporation stockholders and is not material to other factors. D.A. Davidson also noted that Rocky Mountain Bancorporation made several adjustments to reported 2003 numbers after delivery of their opinion and noted that the changes do not affect the consideration received by Rocky Mountain Bancorporation stockholders and are not material to other factors. The remaining adjustment is largely comprised of an addition to Rocky Mountain Bancorporation’s loan loss reserve. At December 31, 2003, Rocky Mountain Bancorporation had tangible stockholders’ equity, after adjustments, of $16.9 million. Therefore, as of the date of this opinion, stockholders of Rocky Mountain Bancorporation would be entitled to receive $34.1 million in total consideration, and D.A. Davidson used that purchase price for purposes of its analysis. However, D.A. Davidson noted that management of Rocky Mountain Bancorporation expects to retain earnings between the date of their opinion and closing, such that the retained earnings less anticipated transaction and other costs, will add $0.4 million to the purchase price, resulting in a final purchase price of $34.5 million. The estimates provided through discussions with management are included below:

December 31, 2003 Rocky Mountain Bancorporation tangible shareholders’ equity	$19.30 million
Adjustments	($2.30 million)
Adjusted December 31, 2003 Rocky Mountain Bancorporation tangible shareholders’ equity	$16.90 million
Required tangible shareholders’ equity before closing	$17.30 million
Shortfall as of December 31, 2003	($0.40 million)
Base consideration, per the merger agreement	$34.50 million
Shortfall as of December 31, 2003	($0.40 million)
Consideration as of December 31, 2003	$34.10 million
Management’s estimated adjustments
Retained earnings (January through April)	$0.80 million
Transaction costs	($0.15 million)
Possible remediation cost	($0.25 million)
Net addition to tangible shareholders’ equity by closing	$0.40 million
Consideration as of December 31, 2003	$34.10 million
Net addition to tangible shareholders’ equity by closing	$0.40 million
Estimated consideration at closing	$34.50 million

     Based on the $34.1 million in transaction value to common stockholders and Rocky Mountain Bancorporation’s September 30, 2003 balance sheet and preliminary earnings for the year ended December 31, 2003, D.A. Davidson calculated the following ratios:

•	Transaction Value/Tangible Book Value	203%

•	Transaction Value/Stated Book Value	180%

•	Transaction Value/Estimated 2003 Earnings	15.0x

•	Premium over Tangible Book/Core Deposits	6.8%

     Review Procedures.

     In connection with providing its opinion, D.A. Davidson reviewed and analyzed:

•	the merger agreement;

•	certain publicly available financial statements and regulatory information concerning Rocky Mountain Bancorporation and Heartland Financial;

•	certain internal financial statements and other financial and operating data of Rocky Mountain Bancorporation and Heartland provided to D.A. Davidson by management of Rocky Mountain Bancorporation and Heartland Financial;

•	the past and current operations, financial condition, and future prospects of Rocky Mountain Bancorporation and Heartland Financial, as discussed with their managements;

•	securities data of publicly traded financial institutions;

•	financial terms, to the extent available, of certain other bank merger and acquisition transactions;

•	research reports published by securities firms covering Heartland Financial; and

•	other analyses and reviews, as it, in its judgment, deemed appropriate.

     In connection with its review, D.A. Davidson relied upon and assumed the accuracy and completeness of all of the information provided to D.A. Davidson or made publicly available. D.A. Davidson does not assume any responsibility for independent verification of the information. D.A. Davidson assumed that the assumptions of management used to build their estimates were reasonable, reflecting the best currently available estimates and judgments of the future financial performance of Rocky Mountain Bancorporation, and did not independently verify the validity of the assumptions.

     D.A. Davidson did not make any independent evaluation or appraisal of the assets and liabilities of Rocky Mountain Bancorporation, nor was it furnished with any appraisals. D.A. Davidson did not examine any individual loan files of Rocky Mountain Bancorporation. D.A. Davidson is not an expert in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for loan losses and assumed that these allowances are, in the aggregate, adequate to cover the losses.

     D.A. Davidson provided its opinion without regard to the necessity for, or level of, any restrictions, obligations, undertaking or other actions that may be imposed or required in the course of obtaining regulatory approval for the merger. D.A. Davidson’s opinion was necessarily based upon economic, market and other conditions in effect on, and the information made available to D.A. Davidson as of, January 28, 2004. No limitations were imposed on D.A. Davidson regarding the scope of its investigation or otherwise by Rocky Mountain Bancorporation or Heartland Financial.

     Valuation Methods. In connection with providing its opinion, D.A. Davidson performed a variety of financial analyses, including those summarized below. The information provided below is not a complete description of the analyses that D.A. Davidson used in reaching its opinion. Preparation of a fairness opinion involves various determinations and judgments as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. In performing its analyses, D.A. Davidson made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Rocky Mountain Bancorporation and D.A. Davidson.

     The summary analyses presented by D.A. Davidson to Rocky Mountain Bancorporation’s board of directors on January 30, 2004, included the following:

•	Pro forma merger analysis

•	Relative contribution analysis

•	Discounted dividend analysis

•	Comparable public company analysis

•	Analysis of bank acquisition transactions

     Pro Forma Merger Analysis. D.A. Davidson analyzed certain pro forma effects resulting from the merger. For purposes of the analysis, D.A. Davidson assumed no revenue enhancements or expense savings. D.A. Davidson noted, however, that preliminary discussions have contemplated reducing several executive positions at Rocky Mountain Bancorporation that, net of severance and contractual arrangements, would result in a net expense savings. The analysis indicated that Heartland Financial’s assets and deposits would increase to $2.3 billion and $1.7 billion respectively, and its tangible book value would decrease from $117 million to $116 million. The analysis also indicated that Heartland Financial’s estimated net earnings per share would increase by 5.2% and 4.7% for the periods of 2003 and 2004, respectively. Heartland Financial’s book value and tangible book value per share would increase by 6.5% and decrease by 5.7%, respectively. Heartland Financial’s return on ending assets would decrease from 0.93% to 0.87% and its return on ending equity would decrease from 13.3% to 13.0%.

     Relative Contribution Analysis. D.A. Davidson also reviewed the relative financial contributions of Rocky Mountain Bancorporation and Heartland Financial to certain pro forma balance sheet and income statement items of the combined entity. The table below shows the percentage contributions. The data is at and for the twelve months ended September 30, 2003.

				Contribution
	Rocky Mountain
	Bancorporation	Heartland Financial	Combined (1)	Rocky Mountain	Heartland Financial
Assets	$364,521	$1,947,906	$2,312,427	15.8%	84.2%
Net Loans	273,000	1,231,055	1,504,055	18.2%	81.8%
Deposits	292,615	1,457,165	1,749,780	16.7%	83.3%
Book Value	18,904	137,122	156,026	12.1%	87.9%
Tangible Book Value	16,833	116,955	133,788	12.6%	87.4%
Net Income (TTM)	2,339	18,205	20,544	11.4%	88.6%
Net Income (2003 Estimated)	2,271	17,719	19,990	11.4%	88.6%
Net Income (2004 Estimated)	2,420	19,515	21,935	11.0%	89.0%
Value Received (2)	34,100	292,398	309,448	11.0%	89.0%

(1)	Does not include purchase adjustments.

(2)	Market capitalization of Heartland Financial as of January 28, 2004 and consideration of $34.1 million received by Rocky Mountain Bancorporation less the portion of the consideration paid in cash (estimated at 50%).

     D.A. Davidson noted that, in the income statement measures, Rocky Mountain Bancorporation contributes between 11.0% and 11.4% of pro forma earnings, depending on which period is compared. Rocky Mountain Bancorporation contributes between 12.1% and 12.6% of book value and tangible book value, respectively. In other balance sheet measures, Rocky Mountain Bancorporation contributes between 15.8% and 18.2% of the results. Based on the purchase price expected to be received by Rocky Mountain Bancorporation stockholders as a percent of the pro forma market capitalization of Heartland, Rocky Mountain Bancorporation would receive approximately 11.0% of the pro forma value. D.A. Davidson further noted that, given Rocky Mountain Bancorporation’s flat to declining earnings over the past five years, and Heartland’s nearly 15% compound annual growth, that Rocky Mountain Bancorporation’s contribution of earnings in future years would be significantly less if past trends continue. D.A. Davidson also noted that improvement of Rocky Mountain Bancorporation’s capital ratios would likely require a slowing of the growth in its balance sheet, which would reduce the relative contribution of Rocky Mountain Bancorporation’s balance sheet measures on a going-forward basis.

     Discounted Dividend Analysis. To further assess the value of the proposed consideration to be received by Rocky Mountain Bancorporation stockholders in the merger, D.A. Davidson compared the merger consideration to the present value of the future streams of after-tax cash flows that Rocky Mountain Bancorporation could produce through 2008 and distribute to its stockholders (which amounts are referred to here as “dividendable net income”). In this analysis, D.A. Davidson assumed that Rocky Mountain Bancorporation would perform in accordance with estimates, and that Rocky Mountain Bancorporation would be able to pay out up to 100% of its net income, with the constraint that its equity to assets ratio be maintained at a minimum of 7%. D.A. Davidson examined the value of

Rocky Mountain Bancorporation by adding the present value of estimated net income available for dividends for 2003 through 2008. D.A. Davidson also computed the estimated terminal value of Rocky Mountain Bancorporation at the end of the year 2008 by applying a multiple 15 times estimated 2008 earnings. D.A. Davidson used a range of discount rates for the dividendable net income and terminal value of between 12% and 16%. The discounted dividend analysis indicated a reference range of $27.1 million to $32.3 million. These values compare to the merger consideration of $34.1 million.

     Comparable Public Company Analysis. Using publicly available information, D.A. Davidson compared financial information and market trading information of Rocky Mountain Bancorporation and Heartland Financial based on various financial measures of earnings performance, operating efficiency, capital adequacy and asset quality to certain banks.

     For the purpose of such analysis, the financial information used by D.A. Davidson is at and for the twelve months ended September 30, 2003. Market price information is as of January 28, 2004. For comparison to Rocky Mountain Bancorporation, D.A. Davidson used public banks with total assets under $10 billion that are located in the states of Montana, Wyoming, Utah, North Dakota, South Dakota, Nebraska, Colorado, Kansas and Idaho.

     D.A. Davidson’s analysis showed the following concerning Rocky Mountain Bancorporation and Heartland’s financial performance.

	Rocky Mountain	Heartland	Comparable Company
	Bancorporation	Financial(1)	Median
Return on average assets	0.66%	1.11%	1.02%
Return on average equity	14.00%	15.80%	13.00%
Net interest margin	4.58%	3.91%	4.05%
Efficiency	64.90%	67.00%	64.10%
Ratio of equity to assets	5.20%	7.00%	8.20%
Ratio of nonperforming assets to total assets	1.80%	0.31%	0.59%

(1)	D.A. Davidson noted that, based on preliminary December 31, 2003 numbers released by Heartland Financial, that the ratios would be 0.95%, 16.4%, 3.79%, 69.0%, 7.0% and 0.32% going from top to bottom, respectively.

     D.A. Davidson applied the median multiples of book value and earnings for the bank universe to Rocky Mountain Bancorporation’s results. D.A. Davidson did not apply a control premium. D.A. Davidson compared this against the consideration to be received by Rocky Mountain Bancorporation stockholders in the merger. D.A. Davidson noted that the imputed value derived from this analysis ranged from $36.8 million to $36.9 million, versus the merger consideration of $34.1 million. A summary is shown below:

	Comparable	Rocky Mountain
	Company	Bancorporation
	Median	Result	Imputed Value
Price to book value.	195%	$18.9 million	$36.9 million
Price to 2003 earnings	16.2x	$ 2.3 million	$36.8 million

     Analysis of Bank Acquisition Transactions. D.A. Davidson also evaluated the merger consideration in view of the prices and multiples paid in other bank merger and acquisition transactions, D.A. Davidson examined both broad transaction databases and transactions in the region to derive median pricing multiples using the following categories of transactions:

Group 1 —	Group of 17 Montana and North Dakota bank acquisitions since January 1, 2000. This includes all deals, regardless of size, completed during that time period.

Group 2 —	Group of 17 bank acquisitions since January 1, 2000. These transactions occurred in Colorado, Idaho, Montana, North Dakota, Nebraska, Kansas, South Dakota, Utah and Wyoming and all targets had assets between $100 million and $500 million.

Group 3 —	Group of 19 bank acquisitions since January 1, 2000. These transaction encompass institutions with > 1% NPAs/Assets in Idaho, Colorado, Montana, North Dakota, Nebraska, South Dakota, Utah, Kansas and Wyoming.

     D.A. Davidson reviewed the multiples of transaction value for common stockholders at announcement to latest twelve month’s earnings and book value. D.A. Davidson applied those multiples to Rocky Mountain Bancorporation’s comparable financial information at and for the latest twelve months ending September 30, 2003.

     As illustrated in the table below, D.A. Davidson derived an imputed range of values of Rocky Mountain Bancorporation of $23.2 million to $37.1 million and an average of all values of $31.4 million.

	Group 1		Group 2		Group 3
		Imputed		Imputed		Imputed
Transaction Value to:	Median	Value	Median	Value	Median	Value
TTM Net Income	14.0x	$32.7 million	15.2x	$35.6 million	15.1x	$35.3 million
Book Value	165%	31.2 million	196%	37.1 million	138%	26.1 million
Tangible Book Value	165%	27.8 million	200%	33.7 million	138%	23.2 million

     Relationship of D.A. Davidson to Rocky Mountain Bancorporation. D.A. Davidson received a fee of $55,000 for its services in providing a fairness opinion. Rocky Mountain Bancorporation has also agreed to reimburse D.A. Davidson for its reasonable out-of-pocket expenses incurred in connection with its engagement. Rocky Mountain Bancorporation also agreed to indemnify D.A. Davidson against certain expenses and liabilities, including liabilities under securities laws, incurred in connection with its engagement.

Dissenters’ Rights

     All of Rocky Mountain Bancorporation’s shareholders have the right under Montana law to dissent from the merger and to demand and obtain cash in an amount equal to the fair value of their shares of Rocky Mountain Bancorporation common stock under the circumstances described below. If Rocky Mountain Bancorporation’s shareholders fail to comply with the procedural requirements of Sections 35-1-826 through 35-1-839 of the Montana Business Corporation Act, they will lose their right to dissent and seek payment of the fair value of their shares.

     The fair value that Rocky Mountain Bancorporation’s shareholders obtain for their shares by dissenting may be less than, equal to or greater than the value of the cash and Heartland Financial common stock they would be entitled to receive under the merger agreement.

     The following is a summary of Sections 35-1-826 through 35-1-839 of the Montana Business Corporation Act, which specify the procedures applicable to dissenting shareholders. This summary is not a complete statement of the law regarding the right to dissent under Montana law, and if you are considering dissenting, we urge you to review the provisions of Sections 35-1-826 through 35-1-839 carefully. The text of Sections 35-1-826 through 35-1-839 is attached to this proxy statement-prospectus as Appendix C, and we incorporate that text into this proxy statement-prospectus by reference.

     Among other matters, Rocky Mountain Bancorporation’s shareholders should be aware of the following:

•	to be entitled to dissent and seek the fair value of your shares, you must hold shares of Rocky Mountain Bancorporation common stock on the date you make the demand required under Montana law, you must continually hold those shares until the merger has been completed, you must not vote in favor of the merger and you must otherwise comply with the requirements of Sections 35-1-826 through 35-1-839;

•	before the special meeting of Rocky Mountain Bancorporation’s shareholders at which you will be asked to vote on the merger, you must deliver to Rocky Mountain Bancorporation a written notice of your intent to demand payment for your shares if the merger is approved;

•	simply voting against the merger is not sufficient to exercise dissenters’ rights;

•	within 10 days after the effective time of the merger, the surviving corporation must send to all of the dissenting Rocky Mountain Bancorporation shareholders who have delivered written notice of their intent to demand appraisal, notice that, among other things, (a) states where a demand for payment must be sent and where and when certificates must be deposited, (b) supplies a form for demanding payment and (c) sets a date by which the surviving corporation must receive the payment demand, which must not be fewer than 30 nor more than 60 days after the notice is delivered;

•	each shareholder who is sent a dissenters’ notice must demand payment, certify ownership of his shares, and deposit his certificates in accordance with the terms of the notice; if a shareholder fails to do so, he will not be entitled to payment for his shares under Sections 35-1-826 through 35-1-839 of the Montana Business Corporation Act;

•	upon completion of the merger or upon receipt of a payment demand, the surviving corporation must pay to each dissenting shareholder who transmits his certificates or other evidence of ownership of the shares the estimated fair value of the shares, plus accrued interest, and must provide (a) the corporation’s financial statements, (b) a statement of the estimate of fair value and (c) a written explanation of how the interest was calculated;

•	if the dissenting shareholder does not agree with the surviving corporation’s determination as to the estimated fair value of the shares or the amount of interest due, the shareholder must within 30 days after the corporation made or offered payment for his shares, (a) notify the corporation of his own estimate of fair value and interest, and demand the difference, or (b) reject the corporation’s offer and demand fair value plus interest;

•	if, within 60 days from delivery to the surviving corporation of the shareholder notification of the estimate of fair value of the shares and interest due, the surviving corporation and the dissenting shareholder have not agreed upon the fair value of the shares and interest due, the surviving corporation must file a petition requesting the court to determine the fair value of the shares and interest due;

•	each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the surviving corporation to the shareholder; and

•	the court will determine all costs of the proceeding, and will assess the costs against the corporation, except to the extent the court found that some or all of the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment; the court may also assess the fees and expenses of counsel and experts for the respective parties against the parties and in the amounts as the court finds equitable.

Representations and Warranties

     In the merger agreement, Rocky Mountain Bancorporation made numerous representations and warranties to Heartland Financial relating to, among other things, the following:

•	incorporation, good standing, corporate power and similar corporate matters;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement and the absence of violations;

•	conflicts under charter documents, required consents or approvals and violations of agreements or laws;

•	capitalization;

•	financial statements and reports;

•	ownership of property and sufficiency of assets;

•	allowance for loan losses;

•	absence of certain material adverse events, changes, effects, defaults or undisclosed liabilities;

•	filing of tax returns and payment of taxes;

•	employee benefit plans and compliance with federal employee benefit laws;

•	compliance with laws, including environmental laws;

•	litigation;

•	the absence of material changes since December 31, 2002; and

•	the accuracy of documents filed with regulatory agencies.

     Heartland Financial also made representations and warranties to Rocky Mountain Bancorporation relating to, among other things, the following:

•	incorporation, good standing, corporate power and similar corporate matters;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement and the absence of violations;

•	conflicts under charter documents, required consents or approvals and violations of agreements or laws;

•	capitalization;

•	financial statements and reports;

•	absence of certain material adverse events, changes, effects, defaults or undisclosed liabilities; and

•	compliance with laws.

     The foregoing is an outline of the types of representations and warranties made by Heartland Financial and Rocky Mountain Bancorporation contained in the merger agreement a copy of which is included at Appendix A. You should carefully review the entire agreement and in particular Articles 4 and 5, containing the detailed representations and warranties of the parties.

Conduct of Business Pending the Merger and Certain Covenants

     Under the merger agreement, Rocky Mountain Bancorporation has agreed to certain restrictions on its activities until the merger is completed or terminated. In general, Rocky Mountain Bancorporation and Rocky Mountain Bank are required to conduct their operations in the ordinary course of business. The following is a summary of the more significant restrictions and obligations imposed upon Rocky Mountain Bancorporation and Rocky Mountain Bank, subject to the exceptions set forth in the merger agreement. Rocky Mountain Bancorporation must:

•	not issue any additional shares of stock;

•	not pay dividends on its common stock;

•	confer with Heartland Financial on material operational matters;

•	make loans only in accordance with sound credit practices and on arms-length terms;

•	cause its reserve for possible loan and lease losses to be adequate in all material respects;

•	not sell any securities held for investment, other than government securities that have maturities of less than two years; and

•	use its best efforts to terminate any agreements between Rocky Mountain Bancorporation or any predecessor and any shareholder obligating Rocky Mountain Bancorporation to redeem any stock owned by the shareholder, and must update Heartland Financial as to its progress in this regard.

     Rocky Mountain Bancorporation has also agreed that it will not encourage any third-party proposals to acquire Rocky Mountain Bancorporation and will not participate in negotiations regarding a proposal to acquire Rocky Mountain Bancorporation. However, Rocky Mountain Bancorporation may provide information and negotiate with a third party if Rocky Mountain Bancorporation’s board of directors determines that failure to do so would be inconsistent with its fiduciary duties. Rocky Mountain Bancorporation is required under the agreement to provide Heartland Financial notice of any proposal to acquire Rocky Mountain Bancorporation.

     Rocky Mountain Bancorporation has also agreed to provide Heartland Financial with certain documents before the closing date, including:

•	interim financial statements;

•	preliminary title reports and surveys for its owned real property; and

•	reasonable notice of any fact or condition creating a breach of the merger agreement.

     Heartland Financial has agreed to file all applications and notices to obtain the necessary regulatory approvals for the transactions contemplated by the merger agreement. Rocky Mountain Bancorporation has agreed to cooperate with Heartland Financial in connection with obtaining the regulatory approvals. Both parties agree:

•	to use all reasonable efforts and to cooperate in the preparation and filing of all applications, notices and documents required to obtain regulatory approval and/or consents from governmental authorities for the merger and the merger agreement;

•	to use reasonable and diligent good faith efforts to satisfy the conditions required to close the merger and to consummate the merger as soon as practicable;

•	that neither will intentionally act in a manner that would cause a breach of the merger agreement or that would cause a representation made in the merger agreement to become untrue;

•	to provide the other party with reasonable access to information under the condition that the information be kept confidential; and

•	to coordinate publicity of the transactions contemplated by the merger agreement with the media and their respective shareholders.

     The merger agreement also contains covenants relating to employee benefits. Rocky Mountain Bancorporation is required to terminate its employee benefit plans and arrangements on or before closing if requested to do so by Heartland Financial. Heartland Financial agrees that all former employees of Rocky Mountain Bancorporation or Rocky Mountain Bank who become employees of Heartland Financial or any subsidiary will receive credit for past service for purposes of eligibility and vesting under Heartland Financial’s profit sharing plan.

Conditions to Completion of the Merger

     Each of Heartland Financial and Rocky Mountain Bancorporation is required to complete the merger only after the satisfaction of various conditions. Heartland Financial is only required to complete the merger if the following conditions are satisfied:

•	Rocky Mountain Bancorporation’s representations and warranties in the merger agreement must be accurate as of the date of the merger agreement and as of the date the merger becomes effective, except for any untrue or incorrect representations and warranties that do not have a material adverse effect on Rocky Mountain Bancorporation on a consolidated basis or on Heartland Financial’s rights under the merger agreement;

•	Rocky Mountain Bancorporation must have performed and complied with all of its covenants and obligations under the merger agreement, except where any non-performance or non-compliance would not have a material adverse effect on Rocky Mountain Bancorporation on a consolidated basis or on Heartland Financial’s rights under the merger agreement;

•	the merger agreement and the transactions it contemplates must have been approved by Rocky Mountain Bancorporation’s shareholders;

•	there must not be pending any proceeding involving any challenge to, or seeking damages or other relief in connection with, the merger, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the merger, in either case that would reasonably be expected to have a material adverse effect on Rocky Mountain Bancorporation or its shareholders or on Heartland Financial’s rights under the merger agreement;

•	there must not have been since the date of the merger agreement any event or occurrence that would be reasonably likely to have a material adverse effect on Rocky Mountain Bancorporation or any of its subsidiaries;

•	all consents and approvals required in connection with the merger must have been obtained;

•	the completion of the merger must not conflict with or result in a violation of any applicable laws or legal requirements;

•	the Securities and Exchange Commission must have declared the registration statement registering the shares of Heartland Financial common stock to be issued to Rocky Mountain Bancorporation’s shareholders in the merger, of which this proxy statement-prospectus is a part, effective under the Securities Act of 1933, as amended;

•	the total number of shares held by Rocky Mountain Bancorporation shareholders exercising their dissenters’ rights must be no greater than 20% of the issued and outstanding shares of Rocky Mountain Bancorporation common stock immediately prior to the effective time;

•	the employment agreement with Danny Skarda must be in full force and effect, and Mr. Skarda must be an employee of Rocky Mountain Bancorporation;

•	Heartland Financial and Rocky Mountain Bancorporation must have received the tax opinion from Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP;

•	Rocky Mountain Bancorporation must have an adjusted shareholders’ equity, as calculated immediately prior to the effective time, of no less than $17,050,000;

•	the outstanding capital stock of Rocky Mountain Bancorporation must consist exclusively of no more than 108,347.70 shares of common stock; and

•	Rocky Mountain Bancorporation must have a consolidated allowance for loan and lease losses that is adequate in all material respects to provide for probable losses, net of recoveries relating to loans previously charged off, on loans outstanding.

     Rocky Mountain Bancorporation is only required to complete the merger if the following conditions are satisfied:

•	Heartland Financial’s representations and warranties in the merger agreement must be accurate as of the date of the merger agreement and as of the date the merger becomes effective, except for any untrue or incorrect representations and warranties that do not have a material adverse effect on Heartland Financial on a consolidated basis or on Rocky Mountain Bancorporation’s rights under the merger agreement;

•	Heartland Financial must have performed and complied with all of its covenants and obligations under the merger agreement, except where any non-performance or non-compliance would not have a material adverse effect on Heartland Financial on a consolidated basis or on Rocky Mountain Bancorporation’s rights under the merger agreement;

•	the merger agreement and the transactions it contemplates must have been approved by Rocky Mountain Bancorporation’s shareholders;

•	there must not be pending any proceeding involving any challenge to, or seeking damages or other relief in connection with, the merger, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the merger, in either case that would reasonably be expected to have a material adverse effect on Heartland Financial or its shareholders or on Rocky Mountain Bancorporation’s rights under the merger agreement;

•	there must not have been since the date of the merger agreement any event or occurrence that would be reasonably likely to have a material adverse effect on Heartland Financial or any of its subsidiaries;

•	all consents and approvals required in connection with the merger must have been obtained;

•	the completion of the merger must not conflict with or result in a violation of any applicable laws or legal requirements;

•	the Securities and Exchange Commission must have declared the registration statement registering the shares of Heartland Financial common stock to be issued to Rocky Mountain Bancorporation’s shareholders in the merger effective under the Securities Act; and

•	Heartland Financial and Rocky Mountain Bancorporation must have received the tax opinion from Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP.

     Neither party can be certain as to when or if all of the conditions to the merger can or will be satisfied or waived by the party permitted to do so. If the merger is not completed by December 6, 2004, either of our boards of directors may terminate the merger agreement and abandon the merger; provided, however, that the party responsible for a condition to be met prior to December 6, 2004, may not terminate the merger agreement if the merger is not completed by December 6, 2004. See “—Waiver, Amendment and Termination.”

Regulatory Approvals

     It is a condition to the completion of the merger that we receive all necessary regulatory approvals to the merger.

     Neither Heartland Financial nor Rocky Mountain Bancorporation is aware of any material governmental approvals or actions that are required to complete the merger, except as described below. If any other approval or action is required, we will also seek this approval or action.

     The merger is subject to the prior approval of the Federal Reserve Board, under Section 3 of the Bank Holding Company Act and Sections 225.11 and 225.15 of Regulation Y of the Federal Reserve Board. In evaluating the merger, the Federal Reserve Board is required to consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve Board from approving the merger if:

•	it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United State; or

•	its effect in any section of the country could be to substantially lessen competition or to tend to create a monopoly, or if it would result in a restrain of trade in any other manner, unless the Federal Reserve Board should find that any anti-competitive effects are outweighed clearly by the public interest and the probable effect of the merger in meeting the convenience and needs of the communities to be served.

     The Federal Reserve Board approved the merger on April 8, 2004. The merger may not be completed until 15 days following the date of the Federal Reserve Board approval, or until after April 23, 2004. During this period, the U.S. Department of Justice is given the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction specifically ordered otherwise.

     Heartland Financial must also file an application with the Division of Banking and Financial Institutions of the State of Montana for approval to acquire control of Rocky Mountain Bank in the merger.

Waiver, Amendment and Termination

     To the extent permitted by law, our boards of directors may agree in writing to amend the merger agreement, whether before or after Rocky Mountain Bancorporation’s shareholders have approved the merger agreement. However, no amendment agreed to after the merger agreement has been approved by Rocky Mountain Bancorporation’s shareholders may materially and adversely affect the rights of Rocky Mountain Bancorporation’s shareholders. In addition, before or at the time the merger becomes effective, either Heartland Financial or Rocky Mountain Bancorporation, or both, may waive any default in the performance of any term of the merger agreement by the other or may waive or extend the time for the compliance or fulfillment by the other of any of its obligations under the merger agreement. Either of Heartland Financial or Rocky Mountain Bancorporation may also waive any of the conditions precedent to their respective obligations under the merger agreement, unless a violation of any law or governmental regulation would result. To be effective, a waiver must be in writing and signed by one of Heartland Financial’s or Rocky Mountain Bancorporation’s duly authorized officers.

     At any time before the merger becomes effective, our boards of directors may mutually agree to terminate the merger agreement. In addition, the merger agreement may be terminated as follows:

•	by Heartland Financial, if any of the conditions to its obligation to consummate the merger, as described above, has not been satisfied or has become impossible, and Heartland Financial has not waived the condition;

•	by Rocky Mountain Bancorporation, if any of the conditions to its obligation to consummate the merger, as described above, has not been satisfied or has become impossible, and Rocky Mountain Bancorporation has not waived the condition;

•	by either Heartland Financial or Rocky Mountain Bancorporation, if environmental investigations indicate the presence of material adverse environmental conditions that cannot be removed or remediated at a cost of $250,000 or less; and

•	by either Heartland Financial or Rocky Mountain Bancorporation if the closing of the merger has not occurred, other than through the failure of the party seeking to terminate the merger agreement to perform any of its required obligations under the merger agreement, by December 6, 2004.

     The merger agreement will automatically terminate if the average closing price of Heartland Financial common stock, as reported on the Nasdaq National Market System, during the 20 business days immediately preceding the fifth business day prior to the effective time of the merger, is $13.17 or below.

     If the merger is terminated, the merger agreement will become void and have no effect, except that certain provisions of the merger agreement, including those relating to the obligation to share some expenses and maintain the confidentiality of certain information obtained, will survive. A termination may also trigger the obligation of a party to pay certain expenses and termination fees to the other party. See “—Expenses and Termination Fees.”

Management and Operations After the Merger

     The merger agreement provides that the board of directors of the surviving corporation will consist of the directors of RMB Acquisition Corporation immediately prior to the effective time, and the officers of the surviving corporation will be the officers of RMB Acquisition Corporation immediately prior to the effective time.

     Immediately following the merger of RMB Acquisition Corporation with and into Rocky Mountain Bancorporation, Rocky Mountain Bancorporation will merge with and into Heartland Financial. Heartland Financial will be the surviving corporation in this merger, and its directors and officers will remain the same. Information concerning the management of Heartland Financial is included in the documents incorporated by reference in this proxy statement-prospectus. See “Where You Can Find More Information.” For additional information regarding the interests of certain persons in the merger, see “—Interests of Certain Persons in the Merger.”

Interests of Certain Persons in the Merger

     General. Some members of Rocky Mountain Bancorporation’s management and boards of directors may be deemed to have certain interests in the merger that are in addition to their interests as shareholders of Rocky Mountain Bancorporation generally. Each of Heartland Financial’s and Rocky Mountain Bancorporation’s boards of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

     Employment Agreement with Danny Skarda. Heartland Financial has entered into an employment agreement with Danny Skarda, which will become effective upon completion of the merger. This employment agreement provides for Mr. Skarda’s continued employment as the President of Rocky Mountain Bank following the merger. The agreement is for a five-year term, and initially provides for a base salary of $150,000, which may be maintained or increased during the term of the agreement in accordance with Heartland Financial’s established management compensation plans and policies. The agreement also provides for an annual performance bonus of up to 30% of Mr. Skarda’s base salary and other benefits.

     If Heartland Financial terminates Mr. Skarda’s employment without cause, as defined in the employment agreement, he will be entitled to receive a payment equal to the total amount of compensation that he would have received if he had remained employed for the full term of the agreement, calculated as the sum of (a) his then-current base compensation, (b) the average of the three (or less, if necessary) most recent performance bonuses paid to him and (c) the average of the three (or less, if necessary) most recent contributions made by Heartland Financial on his behalf to any tax-qualified retirement plans. Mr. Skarda will also be entitled to receive this severance benefit if he is constructively discharged as described in the agreement.

     Heartland Financial will have no continuing obligation to Mr. Skarda if he voluntarily terminates his employment or if Heartland Financial terminates him for cause, except in either case for accrued salary and benefits earned through the date of termination.

     In the event of a change of control, as defined in the employment agreement, if Mr. Skarda’s employment is terminated within six months prior or 12 months following the change of control, he will be entitled to receive a lump sum payment equal to the amount he would receive if Heartland Financial had terminated him without cause, as described above, plus an amount equal to the sum of (a) the greater of his then-current annual base compensation or his base compensation as of the day prior to the date of the change of control, (b) the average of the three (or less, if necessary) most recent performance bonuses paid to him and (c) the average of the three (or less, if necessary) most recent contributions made by Heartland Financial on his behalf to any tax-qualified retirement plans.

     If any payments made to Mr. Skarda constitute an “excess parachute payment” under the Code, then the total amount of these payments will be reduced to one dollar less than the amount that would cause the payments to constitute an excess parachute payment.

     Mr. Skarda’s employment agreement includes a covenant limiting his ability for a period of one year following a termination of his employment to compete with Heartland Financial in an area encompassing a 35-mile radius from each banking or other office location of Rocky Mountain Bank.

     Consulting and Non-Competition Agreement with Donald Fraley. Heartland Financial has entered into a consulting and non-competition agreement with Donald Fraley, who currently serves as the Chairman of the Board of Rocky Mountain Bancorporation and of Rocky Mountain Bank. The agreement provides for consulting services for one year beginning on the effective date of the merger. The agreement provides for consulting fees of $100,000, payable monthly through the term of engagement, together with benefits including automobile lease payments, country club dues and health insurance coverage.

     In addition, Mr. Fraley’s agreement includes a covenant limiting his ability for a period of three years following the effective date of the merger to compete with Heartland Financial in an area encompassing a 35-mile radius from each banking or other office location of Rocky Mountain Bank. Heartland Financial has agreed to pay Mr. Fraley $150,000 per year, beginning with the effective date of the merger and ending on the third anniversary of this date, in consideration for his compliance with this restrictive covenant.

     Indemnification for Directors and Officers. Heartland Financial has agreed to honor for at least three years from the effective date of the merger all of Rocky Mountain Bancorporation’s obligations in respect of indemnification currently provided by Rocky Mountain Bancorporation in its articles of incorporation in favor of the current and former officers and directors of Rocky Mountain Bank with respect to matters occurring prior to the merger.

Additional Agreements

     Voting Agreement. Each of the directors of Rocky Mountain Bancorporation have entered into a voting agreement with Heartland Financial. Under this agreement, these shareholders have agreed to vote their respective shares of Rocky Mountain Bancorporation common stock:

•	in favor of the merger and the transactions contemplated by the merger agreement;

•	against any acquisition of Rocky Mountain Bancorporation or Rocky Mountain Bank by a party other than Heartland Financial;

•	against any action or agreement that would result in a material breach of any term or any other obligation of Rocky Mountain Bancorporation under the merger agreement; and

•	against any action or agreement which would impede or interfere with the transactions contemplated by the merger agreement.

     Furthermore, and without Heartland Financial’s prior approval, each of these shareholders has also agreed not to solicit, initiate or encourage any inquiries or proposals for a merger or other business combination involving

Rocky Mountain Bancorporation. The shares subject to the voting agreement represent approximately 25.69% of the outstanding shares of Rocky Mountain Bancorporation common stock on the record date. The voting agreement will terminate upon the earlier of the consummation of the merger or termination of the merger agreement in accordance with its terms.

     Indemnification Agreement. Heartland Financial has entered into an indemnification agreement with Mr. Fraley, under which Mr. Fraley has agreed to indemnify Heartland Financial, Rocky Mountain Bancorporation, their affiliates and related parties from certain costs arising out of the operation of various agreements that Rocky Mountain Bancorporation and its predecessors had with certain shareholders. This agreement will survive the completion of the merger.

Accounting Treatment

     The merger will be accounted for using the purchase method of accounting under generally accepted accounting principles as applied in the United States. Under this method of accounting, Heartland Financial will record the assets acquired and liabilities assumed of Rocky Mountain Bancorporation at their fair market values. Any difference between the purchase price and the fair market value of the net tangible and identifiable intangible assets and liabilities is recorded as goodwill, which, in accordance with Statement of Financial Accounting Standard No. 142, will not be amortized for financial accounting purposes, but will be evaluated annually for impairment.

Expenses and Termination Fees

     Subject to the special circumstances described below, each of Heartland Financial and Rocky Mountain Bancorporation will pay its own expenses in connection with the merger, including filing, registration and application fees, printing fees and fees and expenses of its own financial or other consultants, accountants and counsel. The same agreement with respect to the payment of expenses will be in effect if the parties mutually agree to terminate the merger agreement or if either party terminates the merger agreement through no fault of the other because the merger has not been completed by December 6, 2004.

     If, however, the merger agreement is terminated under the special circumstances described below, either party will be obligated to pay all or part of the other’s fees and expenses in connection with the merger and also perhaps a special termination fee depending upon the reason for the termination of the merger agreement and subsequent occurrences.

     Rocky Mountain Bancorporation is obligated to pay Heartland Financial’s fees and expenses in connection with the merger, up to a maximum of $500,000, plus an additional termination fee of $750,000, if Heartland Financial terminates the merger agreement because of Rocky Mountain Bancorporation’s breach of the merger agreement, unless the breach is the result of a failure by Heartland Financial to perform and comply in all material respects with its material obligations under the merger agreement or unless the breach would not reasonably be expected to have a material adverse effect on Heartland Financial on a consolidated basis or Rocky Mountain Bancorporation’s rights under the merger agreement.

     Rocky Mountain Bancorporation is obligated to pay Heartland Financial’s fees and expenses in connection with the merger, up to a maximum of $500,000, if Heartland Financial or Rocky Mountain Bancorporation terminates the merger agreement because Rocky Mountain Bancorporation’s shareholders fail to approve the merger agreement prior to December 6, 2004.

     In addition to those payments, if a termination occurs under either of these circumstances, and within 18 months after the termination Rocky Mountain Bancorporation enters into a contract providing for a competing acquisition transaction, then Rocky Mountain Bancorporation will also be obligated to pay to Heartland Financial an additional $1,000,000 if Heartland Financial had terminated because of Rocky Mountain Bancorporation’s breach of the agreement, or an additional $1,750,000 if either party had terminated because Rocky Mountain Bancorporation’s shareholders failed to approve the merger on or before December 6, 2004.

     Heartland Financial is obligated to pay Rocky Mountain Bancorporation’s fees and expenses in connection with the merger, up to a maximum of $500,000, plus an additional termination fee of $750,000, if Rocky Mountain

Bancorporation terminates the merger agreement because of Heartland Financial’s breach of its covenants or representations and warranties under the agreement, unless the breach is the result of a failure by Rocky Mountain Bancorporation to perform and comply in all material respects with its material obligations under the agreement, or unless such breach would not reasonably be expected to have a material adverse effect on Rocky Mountain Bancorporation on a consolidated basis or Heartland Financial’s rights under the merger agreement.

Resales of Heartland Financial Common Stock

     Heartland Financial common stock to be issued to Rocky Mountain Bancorporation shareholders in the merger will be registered under the Securities Act. All shares of Heartland Financial common stock received by Rocky Mountain Bancorporation shareholders in the merger will be freely transferable after the merger by persons who are not considered to be “affiliates” of either of Heartland Financial or Rocky Mountain Bancorporation. “Affiliates” generally are defined as persons or entities who control, are controlled by or are under common control with either Rocky Mountain Bancorporation or Heartland Financial at the time of the special meeting (generally, executive officers, directors and 10%-or-greater shareholders).

     Rule 145 promulgated under the Securities Act restricts the sale of Heartland Financial common stock received in the merger by affiliates of Rocky Mountain Bancorporation and certain of their family members and related entities. Under the rule, during the first calendar year after the merger becomes effective, affiliates of Rocky Mountain Bancorporation may publicly resell the Heartland Financial common stock they receive in the merger, but only within certain limitations as to the amount of Heartland Financial common stock they can sell in any three-month period and as to the manner of sale. After the one-year period, affiliates of Rocky Mountain Bancorporation who are not affiliates of Heartland Financial may resell their shares without restriction. Heartland Financial must continue to satisfy its reporting requirements under the Securities Exchange Act of 1934, as amended, in order for affiliates to resell, under Rule 145, shares of Heartland Financial common stock received in the merger. Affiliates would also be permitted to resell Heartland Financial common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933, or an available exemption from the registration requirements. This proxy statement-prospectus does not cover any resales of Heartland Financial common stock received by persons who may be deemed to be affiliates of Rocky Mountain Bancorporation.

EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

General

     In the merger, shareholders of Rocky Mountain Bancorporation will receive shares of Heartland Financial common stock. The Heartland Financial shares will include all rights attaching to then existing shares of Heartland Financial common stock, which are generally described below under “Description of Heartland Financial Capital Stock.”

     Rocky Mountain Bancorporation is a Montana corporation governed by Montana law and Rocky Mountain Bancorporation’s articles of incorporation and bylaws. Heartland Financial is a Delaware corporation governed by Delaware law and Heartland Financial’s certificate of incorporation and bylaws. There are significant differences between the rights of Rocky Mountain Bancorporation’s shareholders and the rights of Heartland Financial’s shareholders. The following is a summary of the principal differences between the current rights of Rocky Mountain Bancorporation’s shareholders and those of Heartland Financial’s shareholders.

     The following summary is not intended to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law and the Montana Business Corporation Act, as well as Heartland Financial’s certificate of incorporation and bylaws and Rocky Mountain Bancorporation’s articles of incorporation and bylaws.

Anti-Takeover Provisions Generally

     Heartland Financial’s certificate of incorporation, bylaws and rights agreement contain provisions designed to assist the Heartland Financial board of directors in playing a meaningful role to protect the rights of Heartland Financial’s shareholders if any group or person attempts to acquire control of Heartland Financial. These provisions may help the Heartland Financial board of directors determine that a sale of control is in the best interests of Heartland Financial’s shareholders or enhance the Heartland Financial board of directors’ ability to maximize the value to be received by the shareholders upon a sale of control of Heartland Financial. The rights agreement is described below under “—Rights Agreement.”

     Although Heartland Financial’s management believes that these provisions are beneficial to Heartland Financial’s shareholders, they may also tend to discourage some takeover bids. As a result, Heartland Financial’s shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that these provisions discourage undesirable proposals, Heartland Financial may be able to avoid these expenditures of time and money.

     These provisions may also discourage open market purchases by a company that desires to acquire Heartland Financial. Those purchases may increase the market price of Heartland Financial’s common stock temporarily, and may enable shareholders to sell their shares at a price higher than they might otherwise obtain. In addition, these provisions may decrease the market price of Heartland Financial common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The provisions may also make it more difficult and time-consuming for a potential acquiror to obtain control of Heartland Financial by replacing its board of directors and management. Furthermore, the provisions may make it more difficult for Heartland Financial to replace its own board of directors or management, even if a majority of the shareholders believe that replacing the board of directors or management is in the best interests of Heartland Financial. Because of these factors, these provisions may tend to perpetuate the incumbent board of directors and management.

Authorized Capital Stock

     Heartland Financial. Heartland Financial is authorized to issue 16,000,000 shares of common stock, $1.00 par value, and 200,000 shares of preferred stock, $1.00 par value. As of December 31, 2003, 15,261,714 shares of Heartland Financial common stock and no shares of Heartland Financial preferred stock were outstanding.

     Under Heartland Financial’s certificate of incorporation, Heartland Financial’s board of directors is authorized to issue preferred stock from time to time in one or more series, subject to applicable provisions of law. The board of directors is authorized to fix the designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of Heartland Financial that the board of directors does not approve, it may be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. If Heartland Financial issued any preferred stock that disparately reduced the voting rights of the common stock, the common stock could be required to be delisted from the Nasdaq National Market System. An effect of the issuance of preferred stock, therefore, may be to deter a future takeover attempt. Under a certificate of designation, 16,000 shares of Heartland Financial preferred stock have been designated as Series A Junior Participating preferred stock. These shares are reserved for issuance under the Heartland Financial rights agreement. See “—Rights Agreement,” below.

     Rocky Mountain Bancorporation. Rocky Mountain Bancorporation is authorized to issue 150,000 shares of common stock, no par value. As of April 14, 2004, 108,347.70 shares of Rocky Mountain Bancorporation common stock were outstanding.

Voting Rights

     Heartland Financial. Generally, holders of Heartland Financial common stock are entitled to one vote per share on all matters submitted to a vote of shareholders.

     As stated above, Heartland Financial’s board of directors is authorized to issue up to 200,000 shares of preferred stock, and may designate various characteristics and rights of Heartland Financial preferred stock, including voting and conversion rights. Heartland Financial’s board of directors may also authorize the conversion of shares of other classes of Heartland Financial preferred stock into any number of shares of Heartland Financial common stock, and thus dilute the outstanding shares of Heartland Financial common stock. Subject to the board’s fiduciary duties, Heartland Financial could issue convertible preferred stock with the purpose or effect of deterring or preventing a takeover of Heartland Financial.

     Heartland Financial’s certificate of incorporation does not provide for cumulative voting rights in the election of directors.

     Rocky Mountain Bancorporation. Generally, holders of Rocky Mountain Bancorporation common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. However, under Montana law, shareholders have cumulative voting rights for the election of directors, unless the corporation’s articles of incorporation provide otherwise. The articles of incorporation of Rocky Mountain Bancorporation do not have any contrary provisions.

Rights Agreement

     Heartland Financial. The board of directors of Heartland Financial adopted a Rights Agreement in 2002 under which each share of Heartland Financial common stock is accompanied by one preferred share purchase right. Each right entitles the holder, under certain limited circumstances, to purchase from Heartland Financial one one-thousandth of a share of Series A Junior Participating preferred stock of Heartland Financial at a price of $85.00.

     Until the earlier to occur of (a) 10 days following a public announcement that a person or group of affiliated persons (with certain exceptions, an “acquiring person”) has acquired beneficial ownership of 15% or more of Heartland Financial’s outstanding shares of common stock, or (b) 10 business days (or such later date as may be determined by action of Heartland Financial’s board of directors prior to such time as any person or group of affiliated persons becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the completion of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Heartland Financial’s common stock (the earlier of such dates being called the “distribution date”), the rights will be evidenced, with respect to any common stock certificate outstanding as of the record date, by that common stock certificate together with a summary of rights.

     The rights are not exercisable until the distribution date. The rights will expire on June 7, 2012, unless the expiration date is advanced or extended or unless the rights are earlier redeemed or exchanged by Heartland Financial.

     Because of the nature of the preferred stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of preferred stock purchasable upon exercise of each right should approximate the value of one share of Heartland Financial’s common stock.

     In the event that any person or group of affiliated or associated persons becomes an acquiring person, each holder of a right, other than rights beneficially owned by the acquiring person (which will then automatically become void), will thereafter have the right to receive upon exercise of a right and the payment of $85.00 per right, that number of shares of Heartland Financial’s common stock having a market value of $170.00.

     In the event that, after a person or group has become an acquiring person, Heartland Financial is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provisions will be made so that each holder of a right (other than rights beneficially owned by an acquiring person which will become void) will thereafter have the right to receive upon the exercise of a right, that number of shares of common stock of the person with whom Heartland Financial has engaged in the foregoing transaction (or its parent) that at the time of such transaction have a market value of $170.00.

     At any time after any person or group becomes an acquiring person and prior to the earlier of one of the events described in the previous paragraph or the acquisition by such acquiring person of 50% or more of the outstanding shares of Heartland Financial’s common stock, the board of directors of Heartland Financial may exchange the rights (other than rights owned by an acquiring person which will have become void), in whole or in part, for shares of Heartland Financial’s common stock or preferred stock (or a series of Heartland Financial’s preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of common stock, or a fractional share of preferred stock (or other preferred stock) equivalent in value thereto, per right.

     With certain exceptions, no adjustment in the purchase price for the Series A Junior Participating preferred stock will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. No fractional shares of preferred stock or common stock will be issued (other than fractions of preferred stock which are integral multiples of one one-thousandth of a share of preferred stock, which may, at the election of Heartland

Financial, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the current market price of the preferred stock or the common stock.

     At any time prior to the time an acquiring person becomes such, the board of directors of Heartland Financial may redeem the rights in whole, but not in part, at a price of $0.01 per right (the “redemption price”), payable, at the option of Heartland Financial, in cash, common stock or other consideration determined by the board of directors. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

     For so long as the rights are then redeemable, Heartland Financial may, except with respect to the redemption price, amend the rights agreement in any manner. After the rights are no longer redeemable, Heartland Financial may, except with respect to the redemption price, amend the rights agreement in any manner that does not adversely affect the interests of holders of the rights.

     Until a right is exercised or exchanged, the holder thereof, as such, will have no rights as a shareholder of Heartland Financial, including, without limitation, the right to vote or to receive dividends.

     Rocky Mountain Bancorporation. Rocky Mountain Bancorporation does not have a similar rights plan.

Classification of Board of Directors

     Heartland Financial. Heartland Financial’s certificate of incorporation provides for the division of its board of directors into three classes of approximately equal size. Heartland Financial directors are elected for three-year terms, and the terms of office of approximately one-third of the members of the classified board of directors expire each year. This board classification may make it more difficult for a shareholder to acquire immediate control of Heartland Financial and remove management by means of a proxy contest. Because the terms of approximately one-third of the incumbent directors expire each year, at least two annual elections would be necessary for the shareholders to replace a majority of the directors, while a majority of directors of a non-classified board could be replaced in one annual meeting.

     Rocky Mountain Bancorporation. The Rocky Mountain Bancorporation board of directors is not classified.

Size of the Board of Directors; Vacancies; Removal

     Heartland Financial. Heartland Financial’s bylaws provide that the size of the board of directors may be increased or decreased only by a vote of at least 66-2/3% of the board. The certificate of incorporation and bylaws also provide that any vacancy occurring on the board of directors may be filled for the remainder of the unexpired term by a majority vote of the directors then in office.

     Under the Delaware General Corporation Law, members of a classified board of directors may only be removed for cause, unless the certificate of incorporation provides otherwise. Heartland Financial’s certificate of incorporation provides that a director may be removed only for cause and only by the affirmative vote of holders of at least 70% of the shares eligible to vote in an election of directors.

     Rocky Mountain Bancorporation. Rocky Mountain Bancorporation’s articles and bylaws provide that the size of the board of directors may be changed from time to time and at any time by amendment of the bylaws, provided that there may not be fewer than three directors. The bylaws also provide that any vacancy occurring on the board of directors may be filled for the remainder of the unexpired term by a majority of the directors then in office.

     The articles of incorporation and bylaws of Rocky Mountain Bancorporation do not specify any procedure for the removal of directors. Under Montana law, shareholders may remove directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove the director. Any director or the entire board of directors may be removed only by a vote of the holders of two-thirds of the shares entitled to vote in an election of directors, unless otherwise provided by the articles of incorporation or bylaws. If shareholders have the right to cumulative voting for the election of directors and if less than the entire board of directors is to be removed, a director may not be removed if the votes cast against the director’s removal would be sufficient to elect him if cumulatively voted at an election of the entire board of directors. A director may be removed by shareholders only at a meeting called for the purpose of removing the director.

Shareholder Nominations and Proposals

     Heartland Financial. Under Heartland Financial’s bylaws, the only business that may be conducted at an annual meeting of shareholders is the business brought before the meeting by the board of directors or by any shareholder who is entitled to vote and who complies with the notice procedures set forth in Heartland Financial’s bylaws. For business to be brought before an annual meeting by a shareholder, the shareholder must have given timely notice in writing to the secretary of Heartland Financial. To be timely, a shareholder’s notice must be delivered or mailed and received at the principal executive offices of Heartland Financial not less than 30 or more than 75 days prior to the date of the meeting; provided, however, that in the event that less than 40 days’ notice of the meeting date is given or made to shareholders, such notice by the shareholder to be timely must be delivered no later than 10 days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting.

     A shareholder’s notice to the secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•	a brief description of the matter the shareholder desires to present;

•	the name and record address of the shareholder who proposed the matter;

•	the number of shares of Heartland Financial’s capital stock that are beneficially owned by the shareholder; and

•	any financial or other interest of the shareholder in the matter.

     Heartland Financial’s bylaws provide that nominations for election to Heartland Financial’s board of directors may be made only by the board of directors or by any shareholder entitled to vote for the election of directors who complies with the notice procedures set forth in the bylaws and described above. The shareholder’s notice must set forth, as to each person the shareholder proposes to nominate for election or re-election as a director, such person’s name and qualifications and, as to the shareholder giving the notice, his or her name and address, and the class and number of shares of Heartland Financial’s capital stock owned by that shareholder.

     Rocky Mountain Bancorporation. Rocky Mountain Bancorporation’s bylaws provide that at the annual meeting of shareholders the shareholders will elect directors and transact such other business as may properly come before the meeting.

Special Meetings

     Heartland Financial. Heartland Financial’s certificate of incorporation provides that a special meeting of shareholders may be called by the chairman of the board, the president, the board of directors or at the written request of a majority of shareholders.

     Rocky Mountain Bancorporation. Rocky Mountain Bancorporation’s bylaws provide that special meetings may be called by the president, the vice president or any two directors. These people must call a special meeting if requested by holders of at least 25% of the capital stock of Rocky Mountain Bancorporation entitled to vote in an election of directors.

Action by Written Consent

     Heartland Financial. Heartland Financial’s certificate of incorporation prohibits its shareholders from taking action by written consent.

     Rocky Mountain Bancorporation. Rocky Mountain Bancorporation’s bylaws provide that any action required to be taken, or any action that may be taken at a meeting of shareholders, may be taken without a meeting if consents in writing setting forth the action so taken are signed by all shareholders entitled to vote with respect to such matter.

Dividends

     Heartland Financial. Heartland Financial’s ability to pay dividends is governed by Delaware corporate law. Under Delaware corporate law, unless there are restrictions in the corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding years. Dividends may not be declared, however, if the corporation’s capital is less than the amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

     Heartland Financial’s shareholders are entitled to dividends as and when declared by its board of directors. The declaration of dividends by Heartland Financial board of directors is discretionary, and depends on Heartland Financial’s earnings and financial condition, regulatory limitations, tax considerations and other factors, including limitations imposed by the terms of Heartland Financial’s outstanding junior subordinated debentures.

     Heartland Financial has issued junior subordination debentures in several private placements and one public offering. Under the terms of the debentures, Heartland Financial may be prohibited, under certain circumstances, from paying dividends on shares of its common stock. None of these circumstances currently exist.

     Most of the revenues of Heartland Financial available for the payment of dividends derive from amounts paid to it by its subsidiaries.

     Rocky Mountain Bancorporation. Rocky Mountain Bancorporation’s ability to pay dividends on its common stock is governed by Montana corporate law. Under Montana corporate law, dividends may not be paid if, after giving effect to their payment, (a) the corporation would not be able to pay its debts as they come due or (b) the corporation’s total assets would be less than the sum of its total liabilities plus the amount necessary to satisfy the preferential rights upon dissolution to shareholders whose preferential rights are superior to those receiving the dividends. Subject to Montana law, Rocky Mountain Bancorporation’s board of directors may declare and pay dividends at any meeting.

     Most of the revenues of Rocky Mountain Bancorporation available for the payment of dividends derive from amounts paid to it by its banking subsidiary. There are various statutory limitations that limit the ability of this subsidiary to pay dividends to Rocky Mountain Bancorporation.

Special Voting Requirements

     Heartland Financial. Under Heartland Financial’s certificate of incorporation, specified transactions must be approved by holders of at least 70% of the voting stock, unless the transaction (a) was approved at any time prior to its completion by at least 66-2/3% of the board of directors, (b) is with a corporation that is majority owned by Heartland Financial or (c) is a merger not requiring shareholder action under Delaware law. The transactions that are subject to these special approval requirements are:

•	any merger or consolidation of Heartland Financial or any of its subsidiaries with and into another corporation;

•	any sale, lease or other disposition of all or substantially all of the assets of Heartland Financial and its subsidiaries, taken as a whole;

•	any issuance or transfer by Heartland Financial or any subsidiary of voting securities, other than voting securities issued under stock option, bonus or other plans to directors, employees, consultants and/or agents, to any other corporation, person or other entity; and

•	the voluntary dissolution of Heartland Financial.

     Rocky Mountain Bancorporation. Except as otherwise set forth under Montana law such as in the case of the merger, all matters brought before a shareholder meeting require the authorization of a majority of the votes cast in favor or against those matters by the holders of shares entitled to vote at that meeting. The articles of incorporation of Rocky Mountain Bancorporation provide that the holder of each share of stock is entitled to one vote for each share, except that shareholders may vote cumulatively in an election of directors.

Amendment of Charter Documents

     Heartland Financial. The Delaware General Corporation Law provides that amendments to a corporation’s certificate must be approved by holders of a majority of the issued and outstanding shares of a corporation’s voting stock. However, Heartland Financial’s certificate of incorporation provides that specified amendments to the certificate of incorporation must be approved by at least two-thirds of the members of the board of directors, or by holders of at least 70% of the voting stock. These specified provisions relate to the following:

•	the prohibition on action by written consent by shareholders;

•	operation of the board of directors;

•	amendment of Heartland Financial’s bylaws;

•	supermajority voting requirements;

•	“interested shareholder” transactions; and

•	the manner in which the certificate of incorporation may be amended.

     Heartland Financial’s bylaws may be amended by a majority vote of the board of directors or the affirmative vote of holders of at least 70% of the then outstanding shares.

     Rocky Mountain Bancorporation. Rocky Mountain Bancorporation may amend its articles in the manner permitted by Montana law. Under Montana law, a corporation may amend its articles of incorporation at any time to add or change a provision that is required or permitted in the articles of incorporation or to delete a provision not required in the articles of incorporation. Under Montana law, unless the articles of incorporation provide otherwise, a corporation’s board of directors may adopt amendments to the corporation’s articles of incorporation. Montana law also provides that a corporation’s board of directors may propose amendments to the articles of incorporation for submission to the shareholders. Proposed amendments to the articles submitted to shareholders must be approved by a majority of the votes entitled to vote on the amendment. Montana law also provides that a corporation’s board of directors may amend or repeal a corporation’s bylaws unless:

•	the articles of incorporation reserve that right exclusively for shareholders; or

•	the shareholders in amending, adding, or repealing a particular bylaw express that the board of directors may not amend or repeal that bylaw. Shareholders may also amend or repeal bylaws, even though the board of directors also has that power.

     The articles of incorporation of Rocky Mountain Bancorporation do not specifically address amendment of the articles.

     Rocky Mountain Bancorporation’s bylaws provide that they may be amended at any annual meeting or any special meeting called to amend the bylaws, by a vote of two-thirds of the outstanding capital stock entitled to vote. In addition, the bylaws may be amended by two-thirds of the directors.

Limitations on Director Liability

     Heartland Financial. Heartland Financial’s certificate of incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, a director will not be personally liable to Heartland Financial or its shareholders for monetary damages for breach of fiduciary duty as a director.

     Rocky Mountain Bancorporation. Under Montana law, a corporation may include in its articles of incorporation a provision eliminating or limiting the liability of a director to the corporation or its shareholders for money damages for any actions taken or any failure to act, except for:

•	the amount of financial benefit received by a director to which the director is not entitled;

•	an intentional infliction of harm on the corporation or its shareholders;

•	making an unlawful distribution; or

•	an intentional violation of criminal law.

     The articles of incorporation and bylaws of Rocky Mountain Bancorporation do not include any provision limiting director liability.

Indemnification

     Heartland Financial. Under Delaware law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The certificate of incorporation of Heartland Financial provides that Heartland Financial must indemnify directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Heartland Financial’s bylaws provide that Heartland Financial must indemnify any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Heartland Financial or is or was serving at Heartland Financial’s request as a director, officer, employee or agent of another corporation or other enterprise, against liabilities and expenses reasonably incurred or paid by such person in connection with any such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Heartland Financial, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Heartland Financial may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Heartland Financial or another corporation or enterprise against any expense or loss, whether or not Heartland Financial would have the power to indemnify such person under the provisions of its bylaws.

     Rocky Mountain Bancorporation. Unless modified by the articles of incorporation, Montana law provides for mandatory indemnification of a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was made a party because he is or was a director or officer of the corporation. Montana law also provides for discretionary indemnification by a corporation of a director, officer or employee subject to statutory requirements, unless the articles of incorporation provide otherwise. The articles of incorporation and bylaws of Rocky Mountain Bancorporation do not contain any provisions governing indemnification.

Dissenters’ Rights

     Heartland Financial. Under Section 262 of the Delaware General Corporation Law, shareholders of a Delaware corporation generally are entitled to dissent from a merger or consolidation and receive payment of the fair value of their stock, as determined by the Delaware Court of Chancery. However, dissenters’ rights are not granted under Delaware law with respect to any transaction involving the sale, lease or exchange of substantially all of the assets of a corporation. In addition, no dissenters’ rights are available with respect to shares of stock that are traded on the Nasdaq National Market, such as the shares of Heartland Financial common stock. Heartland Financial’s certificate of incorporation and bylaws do not provide for any additional dissenters’ rights.

     Rocky Mountain Bancorporation. Under Montana law, a shareholder is entitled to dissent from, and, upon completion of various notice and demand requirements prescribed in Sections 35-1-826 through 35-1-839 of the Montana Business Corporation Act, to obtain the fair value of his or her shares in the event of specified corporate actions, including mergers, share exchanges, sales of substantially all assets of the corporation and certain amendments to the corporation’s articles of incorporation.

     Rocky Mountain Bancorporation’s articles and bylaws do not provide for any additional dissenters’ rights. See “The Transaction—Dissenters’ Rights” for additional information.

Business Combinations

     Heartland Financial. Section 203 of the Delaware General Corporation Law applies to Heartland Financial. Section 203(d) of the Delaware General Corporation Law prohibits Heartland Financial from engaging in a business combination, as defined by the Delaware General Corporation Law, with an interested shareholder, defined as a person who owns, directly or indirectly, 15% or more of Heartland Financial’s voting stock, for a three year period from the date the person became an interested shareholder, referred to as the acquisition date, unless:

•	prior to the acquisition date, the Heartland Financial board approved the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•	upon completion of the transaction in which the shareholder became an interested shareholder, the shareholder owns at least 85% of Heartland Financial’s voting stock, excluding stock held by officers and directors and employee stock plans in which the participants do not have the right to determine confidentially whether shares held by the plan will be tendered in an exchange offer or a tender offer; or

•	on or after the acquisition date, the business combination is approved by the Heartland Financial board and by the Heartland Financial shareholders, at a meeting duly called, provided that shareholders owning at least two-thirds of Heartland Financial’s voting stock approve the business combination, and the voting stock held by the interested shareholder is not included in such voting results.

     Rocky Mountain Bancorporation. Under Montana law, unless a corporation’s articles of incorporation provide for a greater vote, or unless the corporation’s articles of incorporation state that a majority of all votes is sufficient, approval by at least two-thirds of the outstanding shares entitled to vote is required to approve mergers, asset sales and dissolutions. Separate voting by voting groups is required.

•	on a plan of share exchange, and

•	on a plan of merger if it contains provisions that would require separate voting if contained in an amendment to the articles of incorporation.

     Montana law does not have an anti-takeover statute. Rocky Mountain Bancorporation’s articles do not contain any contrary provisions.

BUSINESS OF HEARTLAND FINANCIAL

     Heartland Financial, reincorporated in the state of Delaware in 1993, is a multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended. Heartland Financial has seven bank subsidiaries in the states of Iowa, Wisconsin, Illinois, New Mexico and Arizona. All seven bank subsidiaries are members of the Federal Deposit Insurance Corporation. Heartland Financial’s bank subsidiaries operate 37 banking locations in Iowa, Illinois, Wisconsin, New Mexico and Arizona. Heartland Financial also has a number of non-bank subsidiaries. Citizens Finance Co. is a consumer finance company with offices in Wisconsin, Iowa and Illinois; ULTEA, Inc. is a fleet leasing company headquartered in Madison, Wisconsin; and HTLF Capital Corp. is an investment banking firm with offices in Denver, Colorado, and Blue Springs, Missouri. Heartland Financial also has five special purpose trust subsidiaries formed for the purpose of the offering of cumulative capital securities. All of Heartland’s subsidiaries are wholly-owned, except for Arizona Bank & Trust, of which Heartland owned 86% of the capital stock on December 31, 2003, and WCB Mortgage, LLC which was 55% owned as of December 31, 2003.

     Financial and other information relating to Heartland Financial, including information relating to its current directors and executive officers, is set forth in Heartland Financial’s 2003 Annual Report on Form 10-K and Form 10-K/A, Heartland Financial’s Proxy Statement for its 2004 Annual Meeting of Shareholders filed with the SEC on April 7, 2004, and Heartland’s Current Reports on Form 8-K filed during 2004, which are incorporated by reference to this proxy statement-prospectus and copies of which may be obtained from Heartland as indicated under “Where You Can Find More Information” on page 60. See “Information Incorporated by Reference” on page 61.

BUSINESS OF ROCKY MOUNTAIN BANCORPORATION

     Rocky Mountain Bancorporation is a corporation organized under the laws of the state of Montana and is registered under the Bank Holding Company Act of 1956, as amended. Rocky Mountain Bancorporation has one bank subsidiary, Rocky Mountain Bank, with its main office in Billings, Montana. In addition to its Billings, Montana location, Rocky Mountain Bank currently maintains branch offices in Bigfork, Bozeman, Broadus, Plains, Plentywood, Stevensville and Whitehall, Montana. Rocky Mountain Bank is a commercial bank organized under the laws of the state of Montana and is a member of the Federal Deposit Insurance Corporation and the Federal Reserve System.

     Rocky Mountain Bancorporation does not engage in material business activities other than the ownership of Rocky Mountain Bank. Rocky Mountain Bank does not have any subsidiaries and does not engage in material non-bank activities.

     Consolidated financial statements and independent auditor’s report for Rocky Mountain Bancorporation and its subsidiaries for the year ended December 31, 2002, and unaudited consolidated financial statements for Rocky Mountain Bancorporation and its subsidiaries for the year ended December 31, 2003, are included with this proxy statement-prospectus as Appendix D.

OTHER MATTERS

     As of the date of this proxy statement-prospectus, Rocky Mountain Bancorporation’s board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement-prospectus. However, if any other matters properly come before the Rocky Mountain Bancorporation special meeting or any adjournment or postponement of the special meeting and are voted upon, the enclosed proxy will be deemed to confer authority to vote for adjournment to solicit additional votes and discretionary authority on the individuals named as proxies to vote the shares represented by such proxy as to any such matters.

SHAREHOLDER PROPOSALS

     It is not currently anticipated that Rocky Mountain Bancorporation will hold its annual meeting in 2004, unless the merger has not been completed or the merger agreement has been terminated.

EXPERTS

     The consolidated financial statements of Heartland Financial and its subsidiaries have been incorporated by reference herein in this proxy statement-prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, to the extent and for the periods indicated in their report, incorporated by reference herein and in the registration statement and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Rocky Mountain Bancorporation and subsidiaries for the year ended December 31, 2002, included as a part of Appendix D to this proxy statement-prospectus, have been audited by Fortner, Bayens, Levkulich & Co., P.C. to the extent and for the periods indicated in their report.

CERTAIN OPINIONS

     The legality of the Heartland Financial common stock to be issued as a result of the merger will be passed upon for Heartland Financial by Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP, 333 West Wacker Drive, Suite 2700, Chicago, Illinois 60606.

     Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP has delivered an opinion concerning material federal income tax consequences of the Merger. See “Description of Transaction—Material Federal Income Tax Consequences of the Merger.”

WHERE YOU CAN FIND MORE INFORMATION

     Heartland Financial files annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act. You may read and copy this information at the Public Reference Section at the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov. In addition, you can read and copy this information at the regional offices of the Securities and Exchange Commission at The Woolworth Building, 233 Broadway, New York, New York 10027, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     Heartland Financial filed a registration statement with the Securities and Exchange Commission under the Securities Act relating to the Heartland Financial common stock offered to Rocky Mountain Bancorporation shareholders. The registration statement contains additional information about Heartland Financial and the Heartland Financial common stock. The Securities and Exchange Commission allows Heartland Financial to omit certain information included in the registration statement from this proxy statement-prospectus. The registration statement may be inspected and copied at the Securities and Exchange Commission’s public reference facilities described above. The registration statement is also available on the Securities and Exchange Commission’s internet site.

INFORMATION INCORPORATED BY REFERENCE

     This proxy statement-prospectus incorporates important business and financial information about Heartland Financial that is not included in or delivered with this proxy statement-prospectus. The following documents filed with the Securities and Exchange Commission by Heartland Financial are incorporated by reference in this proxy statement-prospectus (Securities and Exchange Commission File No. 1-15393):

(1)	Heartland Financial’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2003;

(2)	Heartland Financial’s Annual Report on Form 11K for the fiscal year ended December 31, 2003;

(3)	Heartland Financial’s Proxy Statement on Schedule 14A for its 2004 Annual Meeting;

(4)	Heartland Financial’s Current Report on Form 8-K dated January 23, 2004;

(5)	Heartland Financial’s Current Report on Form 8-K dated February 9, 2004;

(6)	Heartland Financial’s Current Report on Form 8-K dated March 3, 2004; and

(7)	Heartland Financial’s Current Report on Form 8-K dated March 26, 2004.

     Heartland Financial also incorporates by reference any filings it makes with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this proxy statement-prospectus and before the special meeting.

     You may obtain copies of the information incorporated by reference in this proxy statement-prospectus upon written or oral request. The inside front cover of this proxy statement-prospectus contains information about how such requests should be made.

     All information contained in this proxy statement-prospectus or incorporated herein by reference with respect to Heartland Financial was supplied by Heartland Financial, and all information contained in this proxy statement-prospectus or incorporated herein by reference with respect to Rocky Mountain Bancorporation was supplied by Rocky Mountain Bancorporation.

PLEASE NOTE

     We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

     This proxy statement-prospectus has been prepared as of April 19, 2004. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing to you of this document nor the issuance to you of shares of common stock of Heartland Financial will create any implication to the contrary. However, if there is a material change to information requiring the filing of a post-effective amendment with the Securities and Exchange Commission, you will receive an updated document and your proxy will be resolicited.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

among
HEARTLAND FINANCIAL USA, INC.,
RMB ACQUISITION CORPORATION
and
ROCKY MOUNTAIN BANCORPORATION, INC.
February 6, 2004

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of February 6, 2004, (the “Agreement Date”) among Heartland Financial USA, Inc., a Delaware corporation (“Heartland”), Rocky Mountain Bancorporation, Inc., a Montana corporation (“RMB”), and RMB Acquisition Corporation, a Montana corporation and a wholly-owned subsidiary of Heartland (“Acquisition Corp”).

RECITALS

      A.     The parties to this Agreement desire to effect a reorganization whereby Heartland desires to acquire control of RMB through the merger (the “Merger”) of Acquisition Corp with and into RMB, with RMB being the surviving corporation as a wholly owned subsidiary of Heartland (the “Surviving Corporation”), followed by the immediate merger of Surviving Corporation with and into Heartland with Heartland being the surviving corporation.

      B.     Pursuant to the terms of this Agreement, each outstanding share of the capital stock of RMB, which is comprised of one class of common stock, no par value per share (“RMB Common Stock”), shall be converted at the effective time of the Merger into the right to receive (a) shares of common stock of Heartland, $0.01 par value per share (“Heartland Common Stock”), (b) cash or (c) a combination of Heartland Common Stock and cash, all in the amounts set forth in this Agreement.

      C.     The parties desire to make certain representations, warranties and agreements in connection with the Merger and also agree to certain prescribed conditions to the Merger.

AGREEMENTS

      In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

      SECTION 1.1     Definitions. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings.

      (a) “Adjusted Shareholders’ Equity” means the consolidated tangible shareholders’ equity of RMB, calculated in accordance with GAAP and reflecting, among other things, the accrued income and expenses of RMB for all periods ending on or prior to the Determination Date, and the recognition of or accrual for all expenses paid or incurred or projected to be paid or incurred by RMB or Bank in connection with this Agreement and the Contemplated Transactions, including RMB Transactional Expenses and any Remediation Cost (as defined in Section 6.7), and including all fees and expenses incurred in connection with obtaining shareholder approval and any attorneys, accountants, brokers, finders or investment bankers and any amounts paid or payable to any director, officer or employee of RMB or any RMB Subsidiary under any Contract or benefit plan as a result of the Contemplated Transactions, but adjusted to exclude: (i) any realized gains or losses resulting from sales of investment securities effected between December 31, 2003, and the Closing Date (as defined below); (ii) any adjustments made in accordance with Statement of Financial Accounting Standard No. 115; (iii) one-half ( 1/2) the aggregate cost of (A) the title policies described in Section 2.9(j); (B) the reports and title policy commitments, if any, described in Section 6.5; (C) the surveys described in Section 6.6; and (D) the Environmental Reports, as defined and described in Section 6.7; and (iv) any accounting or other adjustments made pursuant to Section 6.18. RMB’s Adjusted Shareholders’ Equity shall be calculated by RMB’s independent auditors, in consultation with Heartland’s independent auditors, as of the close of business on the Determination Date using reasonable estimates of revenues and expenses where actual amounts are not available. For purposes of this calculation, RMB shall assume a tax rate of 34%. Such calculation shall be subject to verification and approval prior to the Closing (as defined below) by Heartland’s independent auditors, which approval shall not be unreasonably withheld.

      (b) “Affiliate” means with respect to:

(i) a particular individual: (A) each other member of such individual’s Family; (B) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (C) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and

(ii) a specified Person other than an individual: (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (F) any Affiliate of any individual described in clause (B) or (C) of this subsection (ii).

      (c) “Bank” means Rocky Mountain Bank, a Montana chartered, commercial bank with its main office located in Billings, Montana, and a wholly-owned subsidiary of RMB.

      (d) “Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

      (e) “Breach” means with respect to a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement: (i) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision; or (ii) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence or circumstance.

      (f) “Business Day” means any day on which the trading of stock occurs on the NASDAQ.

      (g) “Call Reports” means the quarterly reports of income and condition required to be filed with the Federal Deposit Insurance Corporation.

      (h) “Code” means the Internal Revenue Code of 1986, as amended.

      (i) “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the performance by Heartland and RMB of their respective covenants and obligations under this Agreement; (iii) Heartland’s acquisition of control of RMB and, indirectly, the Bank; and (iv) Heartland’s issuance of registered shares of Heartland Common Stock and payment of cash in exchange for shares of RMB Common Stock.

      (j) “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

      (k) “CRA” means the Community Reinvestment Act, as amended.

      (l) “Determination Date” means the close of business on the last Business Day preceding the Closing Date.

      (m) “DGCL” means the Delaware General Corporation Law, as amended.

      (n) “Division” means the Division of Banking and Financial Institutions of the State of Montana.

      (o) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

      (p) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      (q) “Family” means with respect to an individual: (i) the individual; (ii) the individual’s spouse and former spouses; (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree; and (iv) any other natural person who resides with such individual.

      (r) “FDIC” means the Federal Deposit Insurance Corporation.

      (s) “Federal Reserve” means the Board of Governors of the Federal Reserve System.

      (t) “GAAP” means generally accepted accounting principles in the United States, consistently applied.

      (u) “Heartland SEC Documents” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed by Heartland with the SEC.

      (v) “Heartland Subsidiary” means any Subsidiary of Heartland.

      (w) “Knowledge” with respect to:

(i) an individual means that such person will be deemed to have “Knowledge” of a particular fact or other matter if: (A) such individual is actually aware of such fact or other matter; or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; and

(ii) a Person (other than an individual) means that such Person will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has served in the past twelve (12) months as a director, outside advisor, officer, manager, partner, executor or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter.

      (x) “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

      (y) “Material Adverse Effect” with respect to a Person (other than an individual) means, a material adverse effect (whether or not required to be accrued or disclosed under Statement of Financial Accounting Standards No. 5): (i) on the condition (financial or otherwise), properties, assets, liabilities, businesses or results of operations of such Person; or (ii) on the ability of such Person to perform its obligations under this Agreement on a timely basis.

      (z) “Material Interest” means the direct or indirect beneficial ownership (as currently defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

      (aa) “MCA” means the Montana Code Annotated, as amended.

      (bb) “NASDAQ” means the NASDAQ National Market.

      (cc) “Old Certificates” means certificates formerly representing shares of RMB Common Stock.

      (dd) “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

      (ee) “Ordinary Course of Business” means any action taken by a Person only if such action:

(i) is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(ii) is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution; and

(iii) is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

      (ff) “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

      (gg) “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

      (hh) “Proxy Statement” means the proxy statement-prospectus to be used by RMB in connection with the solicitation by its board of directors of proxies for use at the meeting of its shareholders to be convened for the purpose of voting on this Agreement and the Merger, pursuant to Section 6.11.

      (ii) “Purchase Price” means $34,500,000, increased by the amount by which the Adjusted Shareholders’ Equity exceeds $18,150,000, or decreased by the amount by which the Adjusted Shareholders’ Equity is less than $17,450,000, determined as of the Determination Date.

      (jj) “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over RMB, Heartland, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith, including, in any case, the Federal Reserve, the FDIC and the Division.

      (kk) “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

      (ll) “RMB Subsidiary” means any Subsidiary of RMB, but not including any entity involuntarily dissolved.

      (mm) “RMB Transactional Expenses” means all transaction costs of RMB necessary to consummate the Contemplated Transactions, the aggregate fees and expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by RMB in connection with this Agreement and the Contemplated Transactions, the cost of preparing, printing and mailing the Proxy Statement to RMB’s shareholders and all other non-payroll related costs and expenses in each case incurred or to be incurred by RMB through the Effective Time in connection with this Agreement and the Contemplated Transactions.

      (nn) “SEC” means the Securities and Exchange Commission.

      (oo) “Securities Act” means the Securities Act of 1933, as amended.

      (pp) “Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

      (qq) “Tax” means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

      (rr) “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

      (ss) “Threatened” means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

      SECTION 1.2     Principles of Construction.

      (a) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s reasonable discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Dubuque, Iowa time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

      (b) The Schedules referred to in this Agreement consist of the agreements and other documentation described and referred to in this Agreement, which Schedules were delivered by RMB to Heartland before the Agreement Date. The disclosures in the Schedules, and those in any supplement thereto, shall relate only to the representations and warranties in the section of this Agreement to which they reasonably relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

      (c) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States consistent with those used in the preparation of the most recent audited consolidated financial statements of Heartland or RMB, as the case may be (“GAAP”).

      (d) With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

ARTICLE 2

THE MERGER

      SECTION 2.1     The Merger. Provided that this Agreement shall not have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL and the MCA, at the Effective Time (as defined below), Acquisition Corp shall be merged with and into RMB pursuant to the provisions of, and with the effects provided in, the DGCL and the MCA, the separate corporate existence of Acquisition Corp shall cease and RMB will be the Surviving Corporation. Immediately thereafter, the Surviving Corporation will merge with and into Heartland with Heartland being the surviving corporation. As a result of the Merger, each share of RMB Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined below), will be converted into the right to receive the Merger Consideration as defined and provided in Article 3.

      SECTION 2.2     Effective Time; Closing.

      (a) Provided that this Agreement shall not have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur through the mail or at a place that is mutually acceptable to Heartland and RMB, or if they fail to agree, at the offices of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC, located at 333 W. Wacker Drive, Suite 2700, Chicago, Illinois 60606, at 10:00 a.m. on the date that is ten (10) Business Days after the latest to occur of the receipt of all required approvals or consents of the Regulatory Authorities for the Contemplated Transactions, the expiration of all statutory waiting periods relating to such regulatory approvals and the receipt of the approval of the shareholders of RMB, or at such other time and place as RMB and Heartland may agree in writing (the “Closing Date”). Subject to the provisions of Article 11, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

      (b) The parties hereto agree to file appropriate articles of merger reflecting the terms of the Merger contained in this Agreement, as contemplated by the MCA, with the Secretary of State of the State of Montana. The Merger shall be effective on the Closing Date and at the time stated in the articles of merger filed with the Secretary of State of the State of Montana (the “Effective Time”).

      SECTION 2.3     Effects of Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 35-1-817 of the MCA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Acquisition Corp and RMB shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Acquisition Corp and RMB shall become the debts, liabilities and duties of the Surviving Corporation.

      SECTION 2.4     Articles of Incorporation. At the Effective Time, the articles of incorporation of Surviving Corporation shall be amended and restated as set forth as Exhibit A attached hereto and shall become the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

      SECTION 2.5     Bylaws. At the Effective Time, the bylaws of Surviving Corporation shall be amended and restated as set forth in Exhibit B attached hereto and shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

      SECTION 2.6     Board of Directors. From and after the Effective Time, until duly changed in compliance with applicable law and the articles of incorporation and bylaws of the Surviving Corporation, the board of directors of the Surviving Corporation shall consist of the directors of Acquisition Corp immediately prior to the Effective Time.

      SECTION 2.7     Management. At the Effective Time, the officers of Acquisition Corp immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Corporation.

      SECTION 2.8     Heartland’s Deliveries at Closing. At the Closing, Heartland shall deliver or cause to be delivered the following items to or on behalf of RMB:

      (a) copies of resolutions of the board of directors of Heartland approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of Heartland;

      (b) copies of resolutions of the board of directors and the shareholder of Acquisition Corp approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the Secretary or any Assistant Secretary of Acquisition Corp;

      (c) a good standing certificate for Acquisition Corp issued by the Secretary of State of the State of Montana, and dated not more than fifteen (15) Business Days prior to the Closing Date;

      (d) a copy of the articles of incorporation of Acquisition Corp certified not more than fifteen (15) Business Days prior to the Closing Date by the Secretary of State of the State of Montana;

      (e) a certificate of the Secretary or any Assistant Secretary of Acquisition Corp dated the Closing Date certifying a copy of the bylaws of Acquisition Corp;

      (f) certificates executed by the President or Vice President and Secretary or any Assistant Secretary of Heartland and Acquisition Corp, dated the Closing Date, stating that: (i) all of the representations and warranties of Heartland or Acquisition Corp as the case may be set forth in this Agreement, as the same may have been updated pursuant to Section 7.2, are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) Heartland or Acquisition Corp, as the case may be, has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, Heartland or Acquisition Corp shall have performed and complied in all respects with such covenants and obligations;

      (g) a legal opinion of Heartland’s counsel dated the Closing Date in the form attached as Exhibit C;

      (h) the tax opinion described in Section 10.10; and

      (i) such other documents as RMB may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to RMB and its counsel.

      SECTION 2.9     RMB’s Deliveries at Closing. At the Closing, RMB shall deliver the following items to Heartland:

      (a) a good standing certificate for RMB issued by the Secretary of State of the State of Montana and dated not more than fifteen (15) Business Days prior to the Closing Date;

      (b) a copy of the articles of incorporation of RMB certified not more than fifteen (15) Business Days prior to the Closing Date by the Secretary of State of the State of Montana;

      (c) a certificate of the Secretary or any Assistant Secretary of RMB dated the Closing Date certifying a copy of the bylaws of RMB;

      (d) copies of resolutions of the board of directors and shareholders of RMB authorizing and approving this Agreement and the consummation of the Contemplated Transactions certified as of the Closing Date by the Secretary or any Assistant Secretary of RMB;

      (e) a good standing certificate for the Bank issued by the Secretary of State of the State of Montana and dated not more than fifteen (15) Business Days prior to the Closing Date;

      (f) a copy of the articles of incorporation of the Bank certified by the Secretary of State of the State of Montana and dated not more than fifteen (15) Business Days prior to the Closing Date;

      (g) a certificate of the Cashier of the Bank dated the Closing Date certifying a copy of the bylaws of the Bank and stating that there have been no further amendments to the articles of incorporation of the Bank delivered pursuant to the immediately preceding paragraph of this Section;

      (h) a certificate executed by the Chief Executive Officer, President or Vice President of RMB, dated the Closing Date, stating that: (i) all of the representations and warranties of RMB set forth in this Agreement, as the same may have been updated pursuant to Section 6.8, are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects; and (ii) RMB has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, RMB shall have performed and complied in all respects with such covenants and obligations; and

      (i) a list of all holders of RMB Common Stock as of the Closing Date and a list of all Persons as of the Closing Date who have the right at any time to acquire shares of RMB Common Stock, certified in each case by the Secretary or any Assistant Secretary of RMB;

      (j) owner’s title insurance policies, if any, issued by First American Title Insurance Company, or such other title insurance company as is reasonably acceptable to Heartland, in accordance with any title commitments delivered by RMB to Heartland in accordance with Section 6.5, and in each case, in policy amounts at least equal to the book value of the property covered by such policies, as shown on the books and records of RMB or the Bank;

      (k) a legal opinion of RMB’s counsel dated the Closing Date in the form attached as Exhibit D;

      (l) a certificate of each of RMB’s legal counsel, accountants and financial advisor or investment banker, if any, representing that all of their respective fees and expenses relating to the Contemplated Transactions incurred by RMB prior to and including the Effective Time have been paid in full;

      (m) at and pursuant to the request of Heartland, a resignation from each of the directors and officers of RMB and the Bank from such individual’s position as a director and an officer of RMB and the Bank, as the case may be; and

      (n) such other documents as Heartland may reasonably request.

All of such items shall be reasonably satisfactory in form and substance to Heartland and its counsel.

      SECTION 2.10     Alternative Structure. Notwithstanding anything contained herein to the contrary, upon receipt of RMB’s prior written consent (which consent shall not be unreasonably withheld), Heartland may specify, for any reasonable business, tax or regulatory purpose, that, before the Effective Time, Heartland, Acquisition Corp and RMB shall enter into transactions other than those described in this Agreement to effect the purposes of this Agreement, including the merger of RMB with any Affiliate of Heartland, and the parties to this Agreement shall take all action necessary and appropriate to effect, or cause to be effected, such transactions; provided, however, that no such proposed change on the structure of the transactions contemplated in this Agreement shall delay the Closing Date (if such a date has already been firmly established) by more than thirty (30) Business Days or adversely affect the economic benefits, the form of consideration or the tax effect of the Merger at the Effective Time to the holders of RMB Common Stock.

      SECTION 2.11     Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Heartland nor RMB by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

ARTICLE 3

CONVERSION OF SECURITIES IN THE MERGER

      SECTION 3.1     Additional Definitions. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:

      (a) “Average Closing Price” means the average closing price of Heartland Common Stock, as recorded on NASDAQ, during the twenty (20) Business Days immediately preceding the fifth (5th) Business Day prior to the Effective Time.

      (b) “Outstanding RMB Shares” means the number of shares of RMB Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares held as treasury stock).

      SECTION 3.2     Manner of Merger. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

      (a) Each share of common stock, no par value per share, of Acquisition Corp issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

      (b) Each share of RMB Common Stock (other than shares held by RMB or any RMB Subsidiary (except for shares held by any of them in a fiduciary capacity) and Dissenting Shares) shall be converted, subject to the election of the holder as provided in, and subject to the limitations set forth in this Article, into: (i) that number of shares (the “Stock Consideration”) of Heartland Common Stock that is equal to the quotient of (A) the Purchase Price, divided by (B) the Outstanding RMB Shares, and the result divided by (C) the Average Closing Price (such quotient, the “Exchange Ratio”); or (ii) cash, without interest (the “Cash Consideration”), in an amount equal to the quotient of (A) the Purchase Price, divided by (B) the Outstanding RMB Shares. The Cash Consideration and the Stock Consideration are referred to herein collectively as the “Merger Consideration.” Notwithstanding the foregoing, if the Average Closing Price is greater than $21.33, the Average Closing Price used to calculate the Stock Consideration pursuant to clause (i) of this Section 3.2(b)shall be equal to $21.33, and if the Average Closing Price is less than $17.33, the Average Closing Price used to calculate the Stock Consideration pursuant to clause (i) of this Section 3.2(b) shall be equal to $17.33.

      (c) Each share of RMB Common Stock held as treasury stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

      (d) Unless otherwise elected by a holder of RMB Common Stock in accordance with Section 3.3, the Merger Consideration into which each share of RMB Common Stock is converted shall be fifty percent (50%) Stock Consideration and fifty percent (50%) Cash Consideration (the “Base Conversion Ratio”). A

holder of RMB Common Stock may elect to receive a greater percentage of Stock Consideration in lieu of Cash Consideration upon the making of a proper election under Section 3.3.

      (e) Notwithstanding any other provision contained in this Agreement to the contrary, a maximum of fifty percent (50%) of the Outstanding RMB Shares shall be converted into the Cash Consideration (assuming for purposes of this Section 3.2(e) only that Dissenting Shares are converted into the Cash Consideration), and the remaining Outstanding RMB Shares shall be converted into the Stock Consideration

      SECTION 3.3     Election Procedures

      (a) An election form (an “Election Form”) shall be mailed with the Proxy Statement to each holder of record of shares of RMB Common Stock as of the record date for the meeting of holders of RMB Common Stock called for the purpose of considering and acting upon this Agreement and the Contemplated Transactions. The date the Proxy Statement is mailed to shareholders of RMB is referred to as the “Mailing Date.”

      (b) The Election Form shall entitle the holder of shares of RMB Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive Stock Consideration in a greater percentage than the Base Conversion Ratio, up to and including entirely Stock Consideration for such holder’s shares (a “Stock Election”). Holders of record of shares of RMB Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Share Representative”) may submit multiple Election Forms, provided that such Share Representative certifies that each such Election Form covers all the shares of RMB Common Stock held by that Share Representative for a particular beneficial owner.

      (c) To be effective, a properly completed Election Form must be received by Dubuque Bank and Trust Company, an Iowa chartered, commercial bank with its main office located in Dubuque, Iowa (the “Exchange Agent”), on or before 5:00 p.m. on the tenth (10th) Business Day following the date upon which the vote of holders of RMB Common Stock is held to approve this Agreement (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. If a valid and timely Stock Election is not received from a holder of RMB Common Stock, such RMB Common Stock shall be exchanged for the Merger Consideration at the Base Conversion Ratio.

      SECTION 3.4     Rights as Shareholders; Stock Transfers. At the Effective Time, holders of RMB Common Stock shall cease to be, and shall have no rights as, shareholders of RMB, other than to receive the Merger Consideration. After the Effective Time, there shall be no transfers on the stock transfer books of RMB or the Surviving Corporation of shares of RMB Common Stock.

      SECTION 3.5     Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Heartland Common Stock and no certificates or scrip therefore, or other evidence of ownership thereof, will be issued in the Merger; instead, Heartland shall pay to each holder of RMB Common Stock who would otherwise be entitled to a fractional share of Heartland Common Stock (after taking into account all Old Certificates registered in the name of such holder) an amount in cash (without interest) determined by multiplying such fraction by the closing price of Heartland Common Stock as reported on the NASDAQ on the Effective Date.

      SECTION 3.6     Exchange Procedures

      (a) As soon as is reasonably practicable, but in no event later than five (5) Business Days after the Closing Date, the Exchange Agent shall mail to each holder of record of RMB Common Stock instructions for use in effecting the surrender of the certificates representing such RMB Common Stock (the “Old Certificates”) in exchange for the Merger Consideration (the “Transmittal Letter”). Upon proper surrender of an Old Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed and duly executed Transmittal Letter, the holder of such Old Certificates shall be entitled to receive in exchange therefor: (i) a new certificate representing that number of whole shares of Heartland Common Stock that such holder has the right to receive pursuant to this Article; (ii) a check representing the amount of the cash that such holder is entitled to receive pursuant to this Article, if any; and (iii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificates surrendered pursuant to the provisions of this Article, and the Old Certificates so surrendered shall forthwith be cancelled.

      (b) On the Closing Date Heartland shall deposit with the Exchange Agent for the benefit of holders of Old Certificates: (i) cash or immediately available funds equal to the Cash Consideration; and (ii) certificates representing the shares of Heartland Common Stock to be issued as Stock Consideration, at the Base Conversion Ratio, adjusted by the Stock Elections received by the Exchange Agent prior to the Closing Date and adjusted for anticipated payments of cash in lieu of fractional shares permitted under this Article (the “Exchange Fund”). The Exchange Fund shall be held by the Exchange Agent for the benefit of holders of RMB Common Stock pursuant to the terms of an Exchange Agent Agreement in the form of Exhibit E. After the Closing Date, Heartland shall make additional deposits to the Exchange Fund, and the Exchange Agent may return certificates or funds held by the Exchange Agent, as may be necessary for the completion of the exchange of Old Certificates for the Merger Consideration in accordance with this Article and any Stock Elections timely received on or after the Closing Date. All fees, costs and expenses of the Exchange Agent shall be borne solely by Heartland.

      (c) Neither the Exchange Agent nor any party hereto shall be liable to any former holder of RMB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      (d) No dividends or other distributions with respect to Heartland Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of RMB Common Stock converted in the Merger into the right to receive shares of Heartland Common Stock until the holder of such unsurrendered Old Certificate shall be entitled to receive a new certificate representing shares of Heartland Common Stock in exchange therefor in accordance with the procedures set forth in this Section. After becoming so entitled in accordance with this Section, the record holder thereof also shall be entitled to receive any such dividends or other distributions by the Exchange Agent, without any interest thereon, which theretofore had become payable with respect to shares of Heartland Common Stock such holder had the right to receive upon surrender of the Old Certificates.

      (e) Any portion of the Merger Consideration that remains unclaimed by the shareholders of RMB on the first anniversary of the Effective Time shall be paid to Heartland to be held for the benefit of holders of unsurrendered Old Certificates. Any shareholders of RMB who have not theretofore complied with this Article shall thereafter look only to Heartland for payment of the Merger Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on Heartland Common Stock deliverable in respect of each share of RMB Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

      (f) If a certificate representing shares of Heartland Common Stock or a check representing Cash Consideration is to be issued in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed, accompanied by all documents required to evidence and effect such transfer and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to Heartland any transfer or other taxes required by reason of the issuance of a certificate representing shares of Heartland Common Stock or a check representing Cash Consideration in any name other than that of the registered holder of the Old Certificate surrendered, or otherwise required, or shall establish to the satisfaction of Heartland that such tax has been paid or is not payable.

      SECTION 3.7     Anti-Dilution Provisions.

      (a) If Heartland issues additional shares of Heartland Common Stock (other than as provided below) or declares a stock dividend, stock split, reverse split or other general distribution, reclassification or recapitalization of Heartland Common Stock and the record date for such stock dividend, stock split, distribution, reclassification or recapitalization occurs at any time after the Agreement Date and prior to the Effective Time, then the Exchange Ratio shall be adjusted appropriately to give effect to the change in Heartland capitalization. Notwithstanding the foregoing, no adjustment shall be made to the Exchange Ratio: (x) in the event of the issuance of additional shares of Heartland Common Stock pursuant to the grant or sale of shares to, or for the account of, employees of Heartland pursuant to Heartland’s stock option, qualified and non-qualified retirement and dividend reinvestment plans; or (y) in the event of the issuance of additional shares of Heartland Common Stock or other securities pursuant to a public offering, private placement or an acquisition of one or more banks, corporations or business assets for consideration which the board of directors, or a duly authorized committee of the board of directors, of Heartland in its reasonable business judgment determines to be fair and reasonable.

      (b) Subject only to making any adjustment to the Exchange Ratio and related computations prescribed by this Section, nothing contained in this Agreement is intended to preclude Heartland from amending its certificate of incorporation to change its capital structure or from issuing additional shares of Heartland Common Stock, preferred stock, shares of other capital stock or securities that are convertible into shares of capital stock.

      SECTION 3.8     Tax Free Reorganization. The parties to this Agreement intend for the Merger to qualify as a nontaxable reorganization within the meaning of Section 368 and related sections of the Code and agree to cooperate and to take such actions as may be reasonably necessary to ensure such result and no party shall file any tax return or take any action or position inconsistent therewith, except as required pursuant to any Legal Requirement.

      SECTION 3.9     Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, to the extent appraisal rights are available to shareholders of RMB pursuant to the provisions of any applicable Legal Requirements, including Sections 35-1-826 through 35-1-839 of the MCA, any shares of RMB Common Stock held by a Person who objects to the Merger, whose shares were not voted in favor of the Merger and who complies with and satisfies all of the provisions of the applicable Legal Requirements concerning the rights of such Person to dissent from the Merger and to require appraisal of such Person’s shares and who has not withdrawn such objection or waived such rights prior to the Effective Time (collectively with respect to all such RMB shareholders, the “Dissenting Shares”), shall not be converted pursuant to Section 3.2, but shall become the right to receive such consideration as may be determined to be due to the holder of such Dissenting Shares pursuant to the applicable Legal Requirements, including, if applicable, any costs determined to be payable by RMB to the holders of Dissenting Shares pursuant to an order of any court pursuant to any applicable Legal Requirements; provided, however, that each Dissenting Share held by a Person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to applicable Legal Requirements shall be deemed to have been converted, as of the Effective Time, into the right to receive the Merger Consideration as is determined in accordance with Article 3.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF RMB

      RMB hereby represents and warrants to Heartland that the following are true and correct as of the date hereof, and will be true and correct as of the Effective Time:

      SECTION 4.1     RMB Organization. RMB: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Montana and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the “BHCA”); and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. Copies of the articles of incorporation and bylaws of RMB and all amendments thereto are set forth on Schedule 4.1 and are complete and correct. RMB has no Subsidiaries other than the Bank and as set forth on Schedule 4.1.

      SECTION 4.2     RMB Subsidiary Organization. The Bank is a Montana chartered, commercial bank duly organized, validly existing and in good standing under the laws of the State of Montana. Each other RMB Subsidiary is duly organized, validly existing and in good standing in its state or jurisdiction of organization. Each RMB Subsidiary has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. Copies of the charter (or similar organizational documents) and bylaws of each RMB Subsidiary and all amendments thereto are set forth on Schedule 4.2 and are complete and correct.

      SECTION 4.3     Authorization; Enforceability.

      (a) RMB has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by RMB, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to shareholder approval, and this Agreement constitutes a legal, valid and binding obligation of RMB enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ right generally and subject to general principles of equity.

      (b) Except for ordinary corporate requirements, no “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation or any provisions contained in the articles of incorporation or bylaws of RMB: (i) prohibits or restricts RMB’s ability to perform its obligations under this Agreement, or its ability to consummate the Contemplated Transactions; (ii) would have the effect of invalidating or voiding this Agreement, or any provision hereof; or (iii) would subject Heartland to any material impediment or condition in connection with the exercise of any of its rights under this Agreement. The board of directors of RMB has unanimously approved the execution of, and performance by RMB of its obligations under, this Agreement.

      SECTION 4.4     No Conflict. Except as set forth on Schedule 4.4, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or charter (or similar organizational documents) or bylaws, or any resolution adopted by the board of directors or shareholders of, RMB or any RMB Subsidiary; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which RMB or any RMB Subsidiary, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including any such approvals under the BHCA, the Federal Deposit Insurance Act, as amended (the “FDIA”), the Securities Act, the Exchange Act and the MCA; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which RMB or any RMB Subsidiary is a party or by which any of their respective assets is bound; or (d) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by RMB or any RMB Subsidiary. Except for the approvals referred to in Section 8.1 and the requisite approval of its shareholders, neither RMB nor any RMB Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      SECTION 4.5     RMB Capitalization. The authorized capital stock of RMB currently consists exclusively of 150,000 shares of RMB Common Stock, of which: (a) as of the Agreement Date, 108,347.70 shares are duly issued, fully paid and non-assessable; and (b) as of the Agreement Date, no shares are held by RMB as treasury shares. To the Knowledge of RMB and except as disclosed in this Agreement or on the Schedules, none of the shares of authorized capital stock of RMB are, nor on the Closing Date will they be, subject to any claim except pursuant to this Agreement. Except as contemplated in this Agreement or as set forth in Schedule 4.5, there are, as of the Agreement Date, no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating RMB or any RMB Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of RMB or any RMB Subsidiary except for such rights held exclusively by RMB to acquire RMB Subsidiary capital stock. There are no outstanding securities of RMB that are convertible into, or exchangeable for, any shares of capital stock, and except as provided in this Section or otherwise disclosed in this Agreement, RMB is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of RMB. None of the shares of RMB Common Stock were issued in violation of any federal or state securities laws or any other Legal Requirement. RMB does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except for the capital stock of the Bank and as set forth in Schedule 4.5. Except as disclosed in or permitted by this Agreement or as provided on Schedule 4.5, from and including October 1, 2003, no shares of RMB capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by RMB or any RMB Subsidiary and no dividends or other distributions payable in any equity securities of RMB or any RMB Subsidiary have been declared, set aside, made or paid to the shareholders of RMB.

      SECTION 4.6     RMB Subsidiary Capitalization. The authorized capital stock of the Bank consists, and immediately prior to the Effective Time, will consist exclusively of 12,484 shares of capital stock, no par value per share (the “Bank Shares”), all of which shares are, and immediately prior to the Closing will be, duly authorized, validly issued and outstanding, fully paid and nonassessable, except to the extent subject to assessment under the Montana Bank Act or the FDIA. RMB is, and will be on the Closing Date, the record and beneficial owner of one hundred percent (100%) of the Bank Shares and all of the issued and outstanding shares of capital stock of each other RMB Subsidiary, and, except as set forth on Schedule 4.6, free and clear of any lien or encumbrance whatsoever. The Bank Shares are, and will be on the Closing Date, freely transferable and are, and will be on the Closing Date, subject to no claim except pursuant to this Agreement and as set forth on Schedule 4.6. There are no unexpired or pending preemptive rights with respect to any shares of capital stock of any RMB Subsidiary, except for such rights held exclusively by RMB. There are no outstanding securities of any RMB Subsidiary that are convertible into or exchangeable for any shares of such RMB Subsidiary’s capital stock, except for such rights held exclusively by RMB and no RMB Subsidiary is a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of such RMB Subsidiary. Neither RMB nor any RMB Subsidiary owns or has any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except as set forth on Schedule 4.6.

      SECTION 4.7     Financial Statements and Reports. True, correct and complete copies of the following financial statements are included in Schedule 4.7:

      (a) audited Consolidated Balance Sheets for RMB as of December 31, 2001 and 2002, and the related audited Consolidated Statements of Income, Statements of Cash Flows and Consolidated Statements of Changes in Shareholders’ Equity of RMB for the years ended December 31, 2001 and 2002;

      (b) unaudited Consolidated Balance Sheet for RMB as of December 31, 2003, and the related unaudited Consolidated Statements of Income, Statements of Cash Flows and consolidated Statements of Changes in Shareholders’ Equity of RMB for the year ended December 31, 2003; and

      (c) Call Reports for the Bank as of the close of business on December 31, 2001, 2002 and 2003.

      The financial statements described in clauses (a) and (b) have been prepared in conformity with GAAP. The financial statements described in clause (c) above have been prepared on a basis consistent with past accounting practices and as required by applicable Legal Requirements and fairly present the consolidated financial condition and results of operations at the dates and for the periods presented. Taken together, the financial statements described in clauses (a), (b) and (c) above (collectively, and including the notes thereto, the “RMB Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of RMB and the Bank as at the respective dates of and for the periods referred to in the RMB Financial Statements. The RMB Financial Statements do not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render the RMB Financial Statements misleading in any material respect as at the respective dates of and for the periods referred to in the respective RMB Financial Statements.

      SECTION 4.8     Books and Records. The books of account, minute books, stock record books and other records of RMB and each RMB Subsidiary are complete and correct in all material respects and have been maintained in accordance with RMB’s business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls required by the Legal Requirements. The minute books of RMB and each RMB Subsidiary contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, its respective shareholders, board of directors and committees of the board of directors. At the Closing, all of those books and records will be in the possession of RMB and the RMB Subsidiaries.

      SECTION 4.9     Title to Properties. RMB and each RMB Subsidiary has (except with respect to real property, in which case RMB and each RMB Subsidiary will have, no later than the Closing Date) good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, subject to no valid liens, mortgages, security interests, encumbrances or charges of any kind except: (a) as noted in the most recent RMB Financial Statement or on Schedule 4.6 or Schedule 4.9; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the RMB Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, pursuant to borrowings from Federal Home Loan Banks or similar borrowings, or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held (all of such exceptions in clauses (a) through (d) are collectively referred to as “Permitted Exceptions”). Except as set forth on Schedule 4.9, RMB and each RMB Subsidiary as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it. Except where any failure would not be expected to have a Material Adverse Effect on RMB on a consolidated basis, all buildings and structures owned by RMB and each RMB Subsidiary lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

      SECTION 4.10     Condition and Sufficiency of Assets. The buildings, structures and equipment of RMB and each RMB Subsidiary are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in the aggregate in nature or in cost. Except where any failure would not reasonably be expected to have a Material Adverse Effect on RMB on a consolidated basis, the real property, buildings, structures and equipment owned or leased by RMB and each RMB Subsidiary are in compliance with the Americans with Disabilities Act of 1990, as amended, and the regulations promulgated thereunder, and all other building and development codes and other restrictions, including subdivision regulations, building and construction regulations, drainage codes, health, fire and safety laws and regulations, utility tariffs and regulations, conservation laws and zoning laws and ordinances. The assets and properties, whether real or personal, tangible or intangible, that RMB or any RMB Subsidiary purport to own are sufficient for the continued conduct of the business of RMB and each RMB Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing.

      SECTION 4.11     Loans; Loan Loss Reserve. Except as contemplated as set forth in Schedule 4.11, all loans and loan commitments extended by any RMB Subsidiary and any extensions, renewals or continuations of such loans and loan commitments (the “RMB Loans”) were made materially in accordance with the lending policies of such RMB Subsidiary in the Ordinary Course of Business. The RMB Loans are evidenced by appropriate and sufficient documentation and constitute valid and binding obligations to such RMB Subsidiary enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity. All such RMB Loans are, and at the Closing will be, free and clear of any encumbrance or other charge (except for liens, if any, set forth on Schedule 4.9) and each RMB Subsidiary has complied, and at the Closing will have complied with all Legal Requirements relating to such RMB Loans, except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect on RMB or any RMB Subsidiary. The reserve for possible loan and lease losses of each RMB Subsidiary is and will be on the Closing Date adequate in all material respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off, and contains and will contain an additional amount of unallocated reserves for unanticipated future losses at an adequate level. To the Knowledge of RMB: (y) none of the RMB Loans is subject to any material offset or claim of offset; and (z) the aggregate loan balances in excess of the Bank’s reserve for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms and all uncollectible loans have been charged off.

      SECTION 4.12     Undisclosed Liabilities; Adverse Changes. Except as set forth on Schedule 4.12, neither RMB nor any RMB Subsidiary has any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the RMB Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof. Except as set forth on Schedule 4.12, since October 31, 2003, there has not been any change in the business, operations, properties, prospects, assets or condition of RMB or any RMB Subsidiary, and, to RMB’s Knowledge, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect on RMB on a consolidated basis.

      SECTION 4.13     Taxes. RMB and each RMB Subsidiary has duly filed all material Tax Returns required to be filed by it, and each such Tax Return is complete and accurate in all material respects. RMB and each RMB Subsidiary has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by RMB or any RMB Subsidiary, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided. There is no claim or assessment pending or, to the Knowledge of RMB, Threatened against RMB or any RMB Subsidiary for any Taxes owed by any of them. No audit, examination or investigation related to Taxes paid or payable by RMB or any RMB Subsidiary is presently being conducted or, to the Knowledge of RMB, Threatened by any Regulatory Authority. RMB has delivered or made available to Heartland true, correct and complete copies of all Tax Returns filed with respect to the fiscal years by RMB and each RMB Subsidiary ending December 31, 2001 and 2002, and any tax examination reports and statements of deficiencies assessed or agreed to for any of RMB or any RMB Subsidiary for any such fiscal years.

      SECTION 4.14     Compliance with ERISA. Except as set forth on Schedule 4.14, all employee benefit plans (as defined in Section 3(3) of ERISA) established or maintained by RMB or any RMB Subsidiary or to which RMB or any RMB Subsidiary contributes, are in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such employee benefit plans. No such employee benefit plan has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which RMB or any RMB Subsidiary would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing. Such employee benefit plans are funded in accordance with Section 412 of the Code (if applicable). There would be no obligations of RMB or any RMB Subsidiary under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if RMB or such RMB Subsidiary withdrew from any such plan as of the Closing.

      SECTION 4.15     Compliance with Legal Requirements. RMB and each RMB Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business. Except as set forth on Schedule 4.15, each of RMB and each RMB

Subsidiary is, and at all times since January 1, 2001, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on RMB or any RMB Subsidiary. No event has occurred or circumstance exists that (with or without notice or lapse of time): (a) may constitute or result in a violation by RMB or any RMB Subsidiary of, or a failure on the part of RMB or any RMB Subsidiary to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of RMB or any RMB Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement; except, in either case, where the failure to comply or the violation would not reasonably be expected to have a Material Adverse Effect on RMB or any RMB Subsidiary. Except as set forth on Schedule 4.15, neither RMB nor any RMB Subsidiary has received, at any time since January 1, 2001, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible, or potential obligation on the part of RMB or any RMB Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except where any such violation, failure or obligation would not reasonably be expected to have a Material Adverse Effect on RMB or any RMB Subsidiary.

      SECTION 4.16     Legal Proceedings; Orders.

      (a) Schedule 4.16 is a true and correct list of all Proceedings and Orders pending, entered into or, to the Knowledge of RMB, Threatened against or affecting RMB or any RMB Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions, since January 1, 2001, that has not been fully satisfied and terminated and that would reasonably be expected to have, a Material Adverse Effect on RMB on a consolidated basis or that would impair RMB’s ability to consummate any of the Contemplated Transactions, and there is no fact known to RMB that would provide a basis for any other Proceeding or Order. To the Knowledge of RMB, no officer, director, agent or employee of RMB or any RMB Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of RMB or any RMB Subsidiary.

      (b) Neither RMB nor any RMB Subsidiary (i) is subject to any cease-and-desist or other Order or enforcement action issued by, or (ii) is a party to any written agreement, consent agreement or memorandum of understanding with, or (iii) is a party to any commitment letter or similar undertaking to, or (iv) is subject to any order or directive by, or (v) is subject to any supervisory letter from, or (vi) has been ordered to pay any civil money penalty, which has not been paid, by, or (vii) has adopted any policies, procedures or board resolutions at the request of, any Regulatory Authority that currently (w) restricts in any material respect the conduct of its business or (x) that in any material manner relates to its capital adequacy, or (y) restricts its ability to pay dividends, or (z) limits in a material manner its credit or risk management policies, its management or its business; nor has RMB or any RMB Subsidiary been advised by any Regulatory Authority that it is considering issuing, initiating, ordering or requesting any of the foregoing.

      SECTION 4.17     Absence of Certain Changes and Events. Except as set forth on Schedule 4.17, since December 31, 2002, RMB and each RMB Subsidiary has conducted its respective businesses only in the Ordinary Course of Business. Without limiting the foregoing, with respect to each, since December 31, 2002, there has not been any:

      (a) change in its authorized or issued capital stock, except for redemptions or issuances of RMB capital stock on terms and for consideration deemed fair and reasonable by the RMB board of directors; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock, except for redemptions of RMB capital stock on terms and for consideration deemed fair and reasonable by the RMB board of directors; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock, except as reflected on the RMB Financial Statements;

      (b) amendment of its articles of incorporation, charter or bylaws or adoption of any resolutions by its board of directors or shareholders with respect to the same;

      (c) payment or increase of any bonus, salary or other compensation to any of its shareholders, directors, officers or employees, except for normal increases in the Ordinary Course of Business or in accordance with any then existing RMB Employee Benefit Plans (as defined below), or entry by it into any employment, consulting, non-competition, change in control, severance or similar Contract with any shareholder, director, officer or employee, except for the Contemplated Transactions;

      (d) adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any RMB Employee Benefit Plan;

      (e) damage to or destruction or loss of any of its assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $25,000;

      (f) entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

      (g) except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the payment by RMB or any RMB Subsidiary of more than $50,000 in the aggregate;

      (h) RMB Loan or commitment to make any RMB Loan other than in the Ordinary Course of Business;

      (i) RMB Loan or commitment to make, renew, extend the term or increase the amount of any Loan to any Person if such RMB Loan or any other RMB Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of RMB or any RMB Subsidiary, or was classified as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan” prior to the commitment, renewal, extension or increase; provided, however, that nothing in this Agreement shall prohibit RMB or any RMB Subsidiary from honoring any contractual obligation in existence on the Agreement Date;

      (j) sale, lease or other disposition of any of its assets or properties or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties except in the Ordinary Course of Business or for tax and other liens that arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with the acceptance by the Bank of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the Ordinary Course of Business;

      (k) incurrence by it of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

      (l) cancellation or waiver by it of any claims or rights with a value in excess of $50,000;

      (m) any investment by it of a capital nature exceeding $25,000 or aggregate investments of a capital nature exceeding $50,000;

      (n) except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

      (o) transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

      (p) material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of RMB to respond to then current market or economic conditions or as may be required by any Regulatory Authorities;

      (q) filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;

      (r) discharge or satisfaction of any material lien or encumbrance on its assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

      (s) entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction in excess of $50,000 in aggregate value, except for sales of RMB “other real estate owned” and other repossessed properties or the acceptance of a deed in lieu of foreclosure;

      (t) purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;

      (u) hiring of any employee with an annual salary in excess of $35,000, except for employees at will who are hired to replace employees who have resigned or whose employment has otherwise been terminated; or

      (v) agreement, whether oral or written, by it to do any of the foregoing.

      SECTION 4.18     Properties, Contracts and Employee Benefit Plans. Except for Contracts evidencing Loans made by the Bank in the Ordinary Course of Business, Schedule 4.18 lists or describes the following with respect to RMB and each RMB Subsidiary:

      (a) all real property owned by RMB and each RMB Subsidiary and each lease of real property to which RMB and each RMB Subsidiary is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office of RMB or such RMB Subsidiary;

      (b) all borrowings by RMB or any RMB Subsidiary, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements, borrowings from the Federal Home Loan Banks and similar lenders;

      (c) each Contract that involves performance of services or delivery of goods or materials by RMB or any RMB Subsidiary after the Agreement Date of an amount or value in excess of $25,000 under each Contract;

      (d) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of RMB or any RMB Subsidiary after the Agreement Date in excess of $25,000;

      (e) each Contract not referred to elsewhere in this Section that:

(i) relates to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes; or

(ii) materially affect the business or financial condition of RMB or any RMB Subsidiary;

      (f) each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with terms, excluding any renewal terms, of less than one year);

      (g) each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (collectively, “Intellectual Property Assets”), including agreements with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets of RMB or any RMB Subsidiary;

      (h) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

      (i) each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by RMB or any RMB Subsidiary with any other Person;

      (j) each Contract containing covenants that in any way purport to restrict the business activity of RMB or any RMB Subsidiary or any Affiliate of any of the foregoing, or limit the ability of RMB or any RMB Subsidiary or any Affiliate of the foregoing to engage in any line of business or to compete with any Person;

      (k) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

      (l) the name and annual salary of each director and executive officer of RMB and each RMB Subsidiary, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by RMB, each RMB Subsidiary or a combination of any of them to or for the benefit of each such person in question for the year ended December 31, 2003, and for the current year, and any employment agreement, consulting agreement, non-competition, severance or change in control agreement or similar arrangement or plan with respect to each such person;

      (m) each profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, severance, change of control, deferred compensation, stock bonus, stock purchase, employee stock ownership or other employee welfare or benefit agreements, plans or arrangements established, maintained, sponsored or undertaken by RMB or any RMB Subsidiary for the benefit of the officers, directors or employees of RMB or any RMB Subsidiary, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and all other Contracts or arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by RMB or any RMB Subsidiary for the benefit of the employees of RMB or any RMB Subsidiary (collectively, the “RMB Employee Benefit Plans”), and, in respect to any of them, the latest reports or forms, if any, filed with the Department of Labor and Pension Benefit Guaranty Corporation under ERISA, any current financial or actuarial reports and any currently effective Internal Revenue Service private rulings or determination letters obtained by or for the benefit of RMB or any RMB Subsidiary;

      (n) the name of each Person who is or would be entitled pursuant to any Contract of RMB or RMB Subsidiaries or RMB Employee Benefit Plan to receive any payment from Heartland, any Heartland Subsidiary, RMB or any RMB Subsidiary as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment (except for Contracts entered as required by this Agreement);

      (o) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by RMB or any RMB Subsidiary to be responsible for consequential damages;

      (p) each Contract for capital expenditures in excess of $25,000;

      (q) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by RMB or any RMB Subsidiary other than in the Ordinary Course of Business; and

      (r) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

      Copies of each document, plan or Contract listed and described on Schedule 4.18 are appended to such Schedule.

      Section 4.19     No Defaults. Except as set forth on Schedule 4.19, each Contract identified or required to be identified on Schedule 4.18 is in full force and effect and is valid and enforceable in accordance with its terms. RMB and each RMB Subsidiary is, and at all times since January 1, 2001, has been, in full compliance with all applicable terms and requirements of each Contract under which either RMB or any RMB Subsidiary has or had any obligation or liability or by which RMB or any RMB Subsidiary or any of their respective assets owned or used by them is or was bound, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on RMB or any RMB Subsidiary. Each other

Person that has or had any obligation or liability under any such Contract under which RMB or any RMB Subsidiary has or had any rights is, and at all times since January 1, 2001, has been, in full compliance with all applicable terms and requirements of such Contract, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on RMB or any RMB Subsidiary. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give RMB, any RMB Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract. Except in the Ordinary Course of Business with respect to any RMB Loan, neither RMB nor any RMB Subsidiary has given to or received from any other Person, at any time since January 1, 2001, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the Agreement Date. Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to RMB or any RMB Subsidiary under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

      Section 4.20     Insurance. Schedule 4.20 lists the policies and material terms of insurance (including bankers’ blanket bond and insurance providing benefits for employees) owned or held by RMB or any RMB Subsidiary on the date hereof. Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive). All premiums due on such policies have been paid in full.

      Section 4.21     Compliance with Environmental Laws. Except as set forth on Schedule 4.21, there are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving RMB or any RMB Subsidiary or any of their respective assets that are pending or, to the Knowledge of RMB, Threatened, nor to the Knowledge of RMB is there any factual basis for any of the foregoing, as a result of any asserted failure of RMB or any RMB Subsidiary, or any predecessor thereof, to comply with any federal, state, county and municipal law, including any statute, regulation, rule, ordinance, Order, restriction and requirement, relating to underground storage tanks, petroleum products, air pollutants, water pollutants or process waste water or otherwise relating to the environment or toxic or hazardous substances or to the manufacture, processing, distribution, use, recycling, generation, treatment, handling, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency and any state department of natural resources or state environmental protection agency now or at any time hereafter in effect (collectively, the “Environmental Laws”). No environmental clearances or other governmental approvals are required for the conduct of the business of RMB or any RMB Subsidiary or the consummation of the Contemplated Transactions. To the Knowledge of RMB, neither RMB nor any RMB Subsidiary is the owner of any interest in real estate on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require clean-up, removal or some other remedial action under any Environmental Law.

      SECTION 4.22     Regulatory Filings. RMB and each RMB Subsidiary have filed in a timely manner all required filings with all Regulatory Authorities, including the Federal Reserve, the FDIC and the Division. All such filings were accurate and complete in all material respects as of the dates of the filings, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

      SECTION 4.23     Fiduciary Accounts. The Bank has properly administered in all material respects all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the material terms of the governing documents and applicable state and federal law and regulations and common law. To the Knowledge of RMB and Bank, none of the Bank or any of its directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

      SECTION 4.24     Indemnification Claims. To RMB’s Knowledge, no action or failure to take action by any director, officer, employee or agent of RMB or any RMB Subsidiary has occurred that may give rise to a claim or a potential claim by any such Person for indemnification against RMB or any RMB Subsidiary under any agreement with, or the corporate indemnification provisions of, RMB or any RMB Subsidiary, or under any Legal Requirements.

      SECTION 4.25     Insider Interests. Except as set forth on Schedule 4.25, no officer or director of RMB or any RMB Subsidiary, any member of the Family of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve, has any loan, deposit account or any other agreement with RMB or any RMB Subsidiary, any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of RMB or any RMB Subsidiary.

      SECTION 4.26     Disclosure. Neither any representation nor warranty of RMB in, nor any schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 6.8 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

      SECTION 4.27     Brokerage Commissions. None of RMB, any RMB Subsidiary or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

      SECTION 4.28     Approval Delays. To the Knowledge of RMB, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 would be denied or unduly delayed. The Bank’s most recent CRA rating is “satisfactory” or better.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF HEARTLAND AND ACQUISITION CORP

      Heartland and Acquisition Corp hereby represent and warrant to RMB that the following are true and correct as of the date hereof, and will be true and correct as of the Effective Date:

      SECTION 5.1     Organization. Each of Heartland and each Heartland Subsidiary: (a) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; and (b) has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, except where the failure to be so qualified or to have such power and authority would not have a Material Adverse Effect on Heartland on a consolidated basis.

      SECTION 5.2     Authorization. Each of Heartland and Acquisition Corp has the requisite corporate power and authority to enter into and perform its respective obligations under this Agreement and the execution, delivery and performance of this Agreement by each of Heartland and Acquisition Corp and the consummation by each of them of the transactions contemplated thereby, have been duly authorized by all necessary corporate action. This Agreement constitutes a legal, valid and binding obligation of each of Heartland and Acquisition Corp enforceable in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws and subject to general principles of equity.

      SECTION 5.3     No Conflict. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the certificate or articles of incorporation, charter, bylaws or any resolution adopted by the board of directors or stockholders of, Heartland or any Heartland Subsidiary; (b) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Heartland or any Heartland Subsidiary, or any of the assets that are owned or used by them, may be subject, other than any of the foregoing that would be satisfied by compliance with the provisions of the BHCA, the Securities Act, the Exchange Act, the MCA and the DGCL; and (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which Heartland or any Heartland Subsidiary is a party or by which any of their respective assets is bound; or (d) result in the creation of any lien, charge or encumbrance upon, or with respect to, any of the assets owned or used by Heartland or any Heartland Subsidiary. Except as otherwise provided in this Agreement, neither Heartland nor any Heartland Subsidiary is or will be required to give any notice to, or obtain any consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      SECTION 5.4     Heartland Capitalization. The authorized capital stock of Heartland currently consists exclusively of 16,000,000 shares of Heartland Common Stock and 200,000 shares of preferred stock, no par value per share, of which as of December 31, 2003: (a) 15,261,714 shares of Heartland Common Stock were duly issued, fully paid and non-assessable; (b) 98,211 shares of Heartland Common Stock were held by Heartland as treasury shares; and (c) no shares of preferred stock were issued and outstanding. Except as disclosed in any Heartland SEC Documents filed prior to the Agreement Date, and except with respect to the rights of the minority stockholders of Arizona Bank and Trust, an Arizona state bank with its main office located in Mesa, Arizona (“ABT”), pursuant to that certain Agreement to Organize and Stockholder Agreement dated as of February 1, 2003, among such minority stockholders and Heartland (the “ABT Agreement”), there are, as of the Agreement Date: (x) no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls or other rights obligating Heartland or any Heartland Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Heartland or any Heartland Subsidiaries; (y) no outstanding securities of Heartland that are convertible into, or exchangeable for, any shares of Heartland Common Stock; and (z) Heartland is not a party to any Contract relating to the issuance, sale or transfer of any equity securities or other securities of Heartland. None of the shares of Heartland Common Stock were issued in violation of any federal or state securities laws or any other Legal Requirement.

      SECTION 5.5     Heartland Subsidiaries. Heartland is the record and beneficial owner of one hundred percent (100%) of all of the issued and outstanding shares of capital stock or other equity securities of each Heartland Subsidiary, except for ABT, free and clear of any lien or encumbrance whatsoever. Except for rights granted under the ABT Agreement, or as disclosed in any Heartland SEC Documents filed prior to the Agreement Date or for such rights held exclusively by Heartland, there are no unexpired or pending preemptive rights with respect to any shares of capital stock of any Heartland Subsidiary. Except as provided under the ABT Agreement, or as disclosed in any Heartland SEC Documents filed prior to the Agreement Date or for such rights held exclusively by Heartland, there are no outstanding securities of any Heartland Subsidiary that are convertible into or exchangeable for any shares of such Heartland Subsidiary’s capital stock or other equity securities.

      SECTION 5.6     Heartland SEC Documents; Financial Statements. Heartland has timely filed all Heartland SEC Documents and all such Heartland SEC Documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Exchange Act. As of their respective filing dates, none of the Heartland SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Heartland has previously made available to RMB true, correct and complete copies of: (a) all Heartland SEC Documents filed on or after January 1, 2001; and (b) the unaudited, consolidated balance sheets of Heartland and Heartland Subsidiaries as of December 31, 2003, and the related unaudited

Consolidated Statements of Income, Statements of Cash Flows and consolidated Statements of Changes in Shareholders’ Equity of Heartland for the period ended December 31, 2003. The financial statements presented in the Heartland SEC Documents or described in clause (b) above: (x) have been prepared in conformity with GAAP; (y) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Heartland and the Heartland Subsidiaries as at the respective dates of and for the periods referred to therein; and (z) do not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such financial statements misleading in any material respect as at the respective dates of and for the periods referred to therein.

      SECTION 5.7     Undisclosed Liabilities; Adverse Changes. Neither Heartland nor any Heartland Subsidiary has any material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the Heartland SEC Documents filed on or prior to the Agreement Date, current liabilities incurred in the Ordinary Course of Business since the respective dates thereof and other liabilities or obligations that in the aggregate would not reasonably be expected to have a Material Adverse Effect on Heartland on a consolidated basis.

      SECTION 5.8     Legal Proceedings; Orders. Except as disclosed in the Heartland SEC Documents, there have been no Proceedings or Orders pending, entered into or, to the Knowledge of Heartland, Threatened against, affecting or involving Heartland or any Heartland Subsidiary or any of their respective assets or businesses, or the Contemplated Transactions, since January 1, 2001, that had, or would reasonably be expected to have, a Material Adverse Effect on Heartland on a consolidated basis or that would impair Heartland’s ability to consummate any of the Contemplated Transactions, and there is no fact to Heartland’s Knowledge that would provide a basis for any other Proceeding or Order involving Heartland or any Heartland Subsidiary, or any of its respective officers or directors in their capacities as such, or its assets, business or goodwill that would reasonably be expected to have a Material Adverse Effect on Heartland or that would impair Heartland’s ability to consummate any of the Contemplated Transactions.

      SECTION 5.9     Compliance with Legal Requirements. Heartland and each Heartland Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business. Except as stated in any Heartland SEC Documents filed prior to the Agreement Date, each of Heartland and each Heartland Subsidiary is, and at all times since January 1, 2001, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Heartland on a consolidated bases. Except as stated in the Heartland SEC Documents filed prior to the Agreement Date, no event has occurred or circumstance exists that (with or without notice or lapse of time): (a) may constitute or result in a violation by Heartland or any Heartland Subsidiary of, or a failure on the part of Heartland or any Heartland Subsidiary to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of Heartland or any Heartland Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement; except, in either case, where the failure to comply or the violation would not reasonably be expected to have a Material Adverse Effect on Heartland on a consolidated basis. Except as stated in any Heartland SEC Document filed prior to the Agreement Date, neither Heartland nor any Heartland Subsidiary has received, at any time since January 1, 2001, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (x) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible, or potential obligation on the part of Heartland or any Heartland Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except where any such violation, failure or obligation would not reasonably be expected to have a Material Adverse Effect on Heartland on a consolidated basis.

      SECTION 5.10     Disclosure. No representation or warranty made in this Agreement by Heartland contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein under the circumstances under which they were made not misleading. Except as and to the extent reflected or reserved against in Heartland’s audited financial statements for the year ended December 31, 2002, or Heartland’s subsequent financial statements, as filed with the SEC, neither Heartland nor any Heartland Subsidiary has, and with respect to Heartland’s subsequent financial statements, as filed with the SEC, will not have, any liabilities or obligations, of any nature, secured or unsecured, (whether accrued, absolute, contingent or otherwise) including, any Tax liabilities due or to become due, which would reasonably be expected to have a Material Adverse Effect on Heartland. No notice given pursuant to Section 7.2 will contain any untrue statement or omit to state a material fact necessary to make the statements therein, or in this Agreement, in light of the circumstances in which they were made, not misleading.

      SECTION 5.11     Brokerage Commissions. None of Heartland or any Heartland Subsidiary or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

      SECTION 5.12     Approval Delays. To the Knowledge of Heartland, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1, the listing of Heartland Common Stock referred to in Section 7.7 and the SEC registration referred to in Section 8.2, would be denied or unduly delayed. The most recent CRA rating of each of Heartland’s subsidiary banks is satisfactory or better.

ARTICLE 6

RMB’S COVENANTS

      SECTION 6.1     Access and Investigation.

      (a) Heartland and its Representatives shall, at all times during normal business hours and with reasonable advance notice prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of RMB and each RMB Subsidiary in accordance with the provisions of this Section. Heartland and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of RMB and each RMB Subsidiary and of their respective financial and legal condition as Heartland shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of RMB or any RMB Subsidiary. Upon request, RMB and each RMB Subsidiary will furnish Heartland or its Representatives, attorneys’ responses to auditors’ requests for information regarding RMB or such RMB Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Heartland (provided, with respect to attorneys, such disclosure would not result in the waiver by RMB or any RMB Subsidiary of any claim of attorney-client privilege), and will permit Heartland and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for RMB or such RMB Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Heartland or its Representatives. No investigation by Heartland or any of its Representatives shall affect the representations and warranties made by RMB. This Section shall not require the disclosure of any information the disclosure of which to Heartland would be prohibited by any Legal Requirement.

      (b) RMB shall allow a representative of Heartland to attend as an observer all meetings of the board of directors and committees of the board of directors of RMB and any RMB Subsidiary and any meeting of the loan committee and asset liability management committee of RMB or any RMB Subsidiary. RMB shall give reasonable notice to Heartland of any such meeting and, if known, the agenda for or business to be discussed at such meeting. RMB shall provide to Heartland all information provided to the directors on all such boards in connection with all such meetings or otherwise provided to the directors, and shall provide any other financial reports or other analysis prepared for senior management of RMB or any RMB Subsidiary, in each case excluding information which is privileged or is subject to any restriction on disclosure. It is understood by the parties that Heartland’s representative will not have any voting rights with respect to matters discussed at these meetings and that Heartland is not managing the business or affairs of RMB or any RMB Subsidiary. All information obtained by Heartland at these meetings shall be treated in confidence as provided in

Section 7.1(b). Notwithstanding the foregoing, Heartland shall not be permitted to attend any portion of a meeting and RMB shall not be required to provide Heartland with any materials, in violation of applicable law or that relates to a Competing RMB Proposal (except for information to be provided as required by Section 6.9), or that involve matters protected by the attorney-client privilege or matters arising out of or related to this Agreement.

      (c) Any confidential information or trade secrets of Heartland received by RMB, its employees or agents in the course of the consummation of the Contemplated Transactions shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information, or trade secrets or both shall be destroyed by RMB or, at Heartland’s request, returned to Heartland if this Agreement is terminated as provided in Article 11. Such information shall not be used by RMB or its agents to the detriment of Heartland or any Heartland Subsidiary.

      SECTION 6.2     Operation of RMB and RMB Subsidiaries. Except with the prior written consent of Heartland, between the Agreement Date and the Closing Date, RMB will, and will cause each RMB Subsidiary, to:

      (a) conduct its business only in the Ordinary Course of Business;

      (b) use its Best Efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and goodwill with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

      (c) confer with Heartland concerning operational matters of a material nature;

      (d) enter into loan and deposit transactions only in accordance with sound credit practices and only on terms and conditions that are not materially more favorable than those available to the borrower or depositor, as the case may be, from competitive sources in arm’s-length transactions;

      (e) give written notice to Heartland not less than two (2) Business Days prior to extending credit to any Person if after giving effect to such extension of credit, the indebtedness of such Person, including that Person’s Affiliates, to RMB or any RMB Subsidiary would exceed, in the aggregate, $1 million;

      (f) consistent with the methodology set forth in Schedule 6.2, and by no later than immediately prior to the Determination Date, cause its reserve for possible loan and lease losses to be adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable);

      (g) maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date hereof and pay all premiums on such policies when due;

      (h) not buy or sell any security held, or intended to be held, for investment other than securities issued by the United States or any agency thereof with maturities of less than two (2) years, but such restriction shall not affect the buying and selling by the Bank of Federal Funds, Federal Reserve stock or FHLB stock or the reinvestment of dividends paid on any securities owned by the Bank as of the Agreement Date;

      (i) file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects; and

      (j) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years and comply with all Legal Requirements.

      SECTION 6.3     Negative Covenant. Except as otherwise expressly permitted by this Agreement, and as contemplated by Schedule 4.17, between the Agreement Date and the Closing Date, RMB will not, and will cause each RMB Subsidiary not to, without the prior written consent of Heartland, take any affirmative action, or fail to take any reasonable action within its control, as a result of which (a) any of the changes or events listed in Section 4.17 occurs or (b) a Breach of RMB’s representations or warranties occurs.

      SECTION 6.4     Subsequent RMB Financial Statements. As soon as available after the date hereof, RMB will furnish Heartland copies of the quarterly unaudited (and when available, annual audited) consolidated balance sheets, consolidated statements of income, consolidated statements of cash flow and consolidated statements of changes in shareholders’ equity, of RMB prepared for its internal use, and the Bank’s Call Reports for each quarterly or annual period completed after September 30, 2003, and all other financial reports or statements submitted after the date hereof by RMB or the Bank to any Regulatory Authority, to the extent permitted by law (collectively, the “Subsequent RMB Financial Statements”). Except as may be required by changes in GAAP effective after the date hereof, the Subsequent RMB Financial Statements will be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the consolidated financial condition and results of operations for the dates and periods presented. The Subsequent RMB Financial Statements will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Subsequent RMB Financial Statements misleading in any material respect.

      SECTION 6.5     Title to Real Estate.

      (a) RMB shall use its Best Efforts to obtain, at its own expense, and deliver to Heartland as soon as is reasonably practicable, but in no event later than thirty (30) days after the Agreement Date, with respect to all real estate owned by RMB or the Bank (the “RMB Real Estate”), an ownership and encumbrance or similar report of title covering a date subsequent to the Agreement Date, issued by a title insurance company reasonably acceptable to Heartland, showing fee simple title in RMB or the Bank and subject to no liens, mortgages, security interests or charges of any kind except for Permitted Exceptions (“Preliminary Title Reports”).

      (b) Notwithstanding anything contained herein to the contrary, if after Heartland’s examination of the Preliminary Title Reports, and after discussions with RMB’s executive officers, Heartland has reasonable doubt as to whether the title of RMB or any RMB Subsidiary to any RMB Real Estate may be subject to any material liens, mortgages, security interests, charges or other defects other than Permitted Exceptions, Heartland may request, and RMB will provide, for all of the RMB Real Property identified by Heartland as to which such doubt exists, a commitment for extended coverage title insurance issued by First American Title Insurance Company or such other title insurance company as is reasonably acceptable to Heartland, showing fee simple title in such real estate in RMB or the Bank, with coverage over all standard exceptions, and subject to no liens, mortgages, security interests, encumbrances or charges of any kind except for Permitted Exceptions.

      SECTION 6.6     Surveys. RMB shall use its Best Efforts to obtain, at its own expense, and deliver to Heartland as soon as is reasonably practicable, but in no event later than thirty (30) days before the Closing Date, a current ALTA survey of each parcel of RMB Real Property disclosing no survey defects that would materially impair the use thereof for the purposes for which it is held or materially impair the value of such property.

      SECTION 6.7     Environmental Investigation.

      (a) Heartland may, in its reasonable discretion, within thirty (30) Business Days of the Agreement Date, request RMB to provide at RMB’s expense a Phase 1 environmental site assessment (the “Phase 1 Report”) conducted by an independent professional consultant reasonably acceptable to Heartland to determine if any RMB Real Estate contains or gives evidence that any violations of Environmental Laws have occurred on any such property. If the Phase 1 Report discloses any material adverse environmental conditions, or reports a reasonable suspicion thereof, then RMB shall promptly obtain at its expense a Phase 2 environmental report with respect to any affected property which report shall contain an estimate of the cost of any remediation or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations (the “Phase 2 Report,” and collectively referred to with the Phase 1 Report, as the “Environmental Report”). Heartland shall have no duty to act upon any information produced by the Environmental Report for the benefit of RMB, any RMB Subsidiary or any other Person, but shall provide such information to RMB as soon as practicable after such information becomes available to Heartland.

      (b) Upon receipt of the estimate of the costs of all follow-up work to the Environmental Report, Heartland and RMB shall attempt to agree upon a course of action for remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by the Environmental Report. The estimated total cost for completing all necessary work plans or removal or remediation actions is referred to collectively as the “Remediation Cost.” If the Remediation Cost exceeds Two Hundred Fifty Thousand Dollars ($250,000), Heartland or RMB may, at its sole option, terminate this Agreement. If the Remediation Cost is less than Two Hundred Fifty Thousand Dollars ($250,000), such cost shall be taken into account when computing the Adjusted Shareholders’ Equity.

      SECTION 6.8     Advice of Changes. Between the Agreement Date and the Closing Date, RMB will promptly notify Heartland in writing if RMB or any RMB Subsidiary becomes aware of any fact or condition that causes or constitutes a Breach of any of RMB’s representations and warranties as of the Agreement Date, or if RMB or any RMB Subsidiary becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. If any such fact or condition would require any change in the Schedules if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, RMB will promptly deliver to Heartland a supplement to the Schedules specifying such change. During the same period, RMB will promptly notify Heartland of the occurrence of any Breach of any covenant of RMB in this Article or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 9 impossible or unlikely.

      SECTION 6.9     Other Offers.

      (a) Until such time, if any, as this Agreement is terminated pursuant to Article 11, RMB will not, and will cause each RMB Subsidiary and their respective Representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Heartland) relating to any Acquisition Transaction (as defined below) or a potential Acquisition Transaction involving RMB or any RMB Subsidiary. Notwithstanding the foregoing in this Section, RMB may provide information at the request of, or enter into negotiations with, a third party with respect to an Acquisition Transaction if the board of directors of RMB determines, in good faith, that the exercise of its fiduciary duties to RMB’s shareholders under applicable law, as advised by its counsel, requires it to take such action, and, provided further, that RMB may not, in any event, provide to such third party any information which it has not provided to Heartland. RMB shall promptly notify Heartland orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries, along with a summary of the advice provided by its counsel.

      (b) “Acquisition Transaction” shall, with respect to RMB, mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either RMB or any significant subsidiary, as defined in Rule 1.2 of Regulation S-X of the SEC (a “Significant Subsidiary”), of RMB; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either RMB or any Significant Subsidiary of RMB; (iii) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) that would cause such person or group to become the beneficial owner of securities representing ten percent (10%) or more of the voting power of either RMB or any Significant Subsidiary of RMB; (iv) a tender or exchange offer to acquire securities representing ten percent (10%) or more of the voting power of RMB; (v) a public proxy or consent solicitation made to shareholders of RMB seeking proxies in opposition to any proposal relating to any aspect of the Contemplated Transactions that has been recommended by the board of directors of RMB; (vi) the filing of an application or notice with any Regulatory Authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above; or (vii) the making of a bona fide proposal to RMB or its shareholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

      SECTION 6.10     Voting Agreement. Concurrently with the execution and delivery of this Agreement, RMB shall deliver to Heartland a voting agreement in the form of Exhibit F, signed by all directors of RMB who are holders of RMB Common Stock.

      SECTION 6.11     Shareholders’ Meeting. RMB shall cause a meeting of its shareholders for the purpose of acting upon this Agreement to be held at the earliest practicable date after the Registration Statement (as defined below) has been declared effective by the SEC. RMB shall send to its shareholders at least thirty (30) days prior to such meeting, notice of such meeting together with the Proxy Statement, which shall include a copy of this Agreement and a copy of Sections 35-1-826 through 35-1-839 of the MCA governing the rights of dissenting shareholders. Subject to its fiduciary duties, RMB and its board of directors shall recommend to shareholders the approval of this Agreement and shall solicit proxies voting only in favor thereof from the shareholders of RMB.

      SECTION 6.12     Information Provided to Heartland. RMB agrees that none of the information concerning RMB or any RMB Subsidiary that is provided or to be provided by RMB to Heartland for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement, or any amendment thereof or supplement thereto, at the time of the meeting of RMB’s shareholders referred to above, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, RMB shall have no responsibility for the truth or accuracy of any information with respect to Heartland or any Heartland Subsidiary or any of their Affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

      SECTION 6.13     Termination of Employee Benefit Plans. Upon the written request of Heartland, RMB shall take such action as may be necessary to terminate any RMB Employee Benefit Plan on or before the Closing on terms reasonably acceptable to Heartland; provided, however, that RMB or the Bank shall not be obligated to take any such requested action that is irrevocable until immediately prior to the Closing.

      SECTION 6.14     Termination of Shareholder Agreements. RMB agrees to use its Best Efforts to terminate on or before the Mailing Date any agreements between RMB (including any predecessor of RMB) and any RMB Shareholder obligating RMB under any circumstances to purchase from such RMB Shareholder any equity stock owned by him, her or it. RMB agrees to provide to Heartland regular, periodic reports of RMB’s progress in this regard, and such other reports when and if requested by Heartland.

      SECTION 6.15     Data and Item Processing Agreements. RMB agrees to consult with Heartland prior to the entry by it or any RMB Subsidiary by either action or inaction into any new, or any extension of any existing, data or item processing agreements. RMB agrees to coordinate with Heartland the negotiation of any new or extension of any existing data or item processing agreement, with the purpose of achieving the best possible economic and business result in light of the Merger.

      SECTION 6.16     Tax Matters. Neither RMB nor any RMB Subsidiary shall make any election inconsistent with prior returns or elections or settle or compromise any liability with respect to Taxes without prior written notice to Heartland. RMB and each RMB Subsidiary shall timely file all Tax Returns required to be filed prior to the Closing; provided, however, that each such Tax Return shall be delivered to Heartland for its review at least five (5) Business Days prior to the anticipated date of filing of such Tax Return.

      SECTION 6.17     Officer and Other Agreements. Concurrently with the execution and delivery of this Agreement, and at Heartland’s direction and request, RMB shall cause to be delivered to Heartland:

      (a) an employment agreement in the form of Exhibit G, signed by Danny Skarda (the “Employment Agreement”), to be effective at the Effective Time;

      (b) a Consulting and Non-Competition Agreement in the form of Exhibit H signed by Donald Fraley, to be effective at the Effective Time; and

      (c) an Indemnification Agreement in the form of Exhibit I signed by Donald Fraley, to be effective at the Effective Time.

      SECTION 6.18     Accounting and Other Adjustments. RMB agrees that it shall, and shall cause each RMB Subsidiary, to: (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to any allowance for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments that would affect the financial reporting of Heartland, on a consolidated basis after the Effective Time, in any case as Heartland shall reasonably request, provided, however, that neither RMB nor any RMB Subsidiary shall be obligated to take any such requested action until immediately prior to the Closing and at such time as RMB shall have received reasonable assurances that all conditions precedent to RMB’s obligations under this Agreement (except for the completion of actions to be taken at the Closing) have been satisfied.

      SECTION 6.19     Adjusted Shareholders’ Equity Adjustments. RMB agrees that prior to the Determination Date it shall, and shall cause each RMB Subsidiary, to make the accounting adjustments or entries specified on Schedule 6.19 (to the extent such adjustments or entries are not made prior to the Agreement Date) (the “Schedule 6.19 Adjustments”). The Schedule 6.19 Adjustments shall be taken into consideration and shall be given effect in calculating the Adjusted Shareholders’ Equity as of the Determination Date.

      SECTION 6.20     Director and Officer Insurance. Upon the reasonable request of Heartland, RMB shall acquire extended coverage of acts or omissions under RMB’s existing director and officer liability policies of insurance commonly referred to as “tail coverage.” Premiums or other costs of tail coverage shall be considered an adjustment under Section 6.18.

ARTICLE 7

HEARTLAND’S COVENANTS

      SECTION 7.1     Access and Investigation.

      (a) Solely for the purpose of permitting RMB to ascertain the correctness of the representations and warranties made in this Agreement by Heartland to RMB, RMB and its Representatives shall at all times during normal business hours and with reasonable advance notice prior to the Closing Date, have full and continuing access to the facilities, operations, records and properties of Heartland and each Heartland Subsidiary in accordance with the provisions of this Section. RMB and its Representatives may, prior to the Closing Date, make or cause to be made such reasonable investigation of the operations, records and properties of Heartland and each Heartland Subsidiary and of their respective financial and legal condition as RMB shall deem necessary or advisable to familiarize itself with such records, properties and other matters, provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of Heartland or any Heartland Subsidiary. Upon request, Heartland and each Heartland Subsidiary will furnish RMB or its Representatives, attorneys’ responses to auditors’ requests for information regarding Heartland or such Heartland Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by RMB (provided, with respect to attorneys, such disclosure would not result in the waiver by Heartland or the Bank of any claim of attorney-client privilege), and will permit RMB and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for Heartland or such Heartland Subsidiary, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to RMB or its Representatives. No investigation by RMB or any of its Representatives shall affect the representations and warranties made by Heartland. This Section shall not require the disclosure of any information the disclosure of which to RMB would be prohibited by any Legal Requirement.

      (b) Any confidential information or trade secrets of RMB received by Heartland, its employees or agents in the course of the consummation of the Contemplated Transactions shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information, or trade secrets or both shall be destroyed by Heartland or, at RMB’s request, returned to RMB if this Agreement is terminated as provided in Article 11. Such information shall not be used by Heartland or its agents to the detriment of RMB or any RMB Subsidiary.

      SECTION 7.2     Advice of Changes. Between the Agreement Date and the Closing Date, Heartland will promptly notify RMB in writing if Heartland or any Heartland Subsidiary becomes aware of any fact or condition that causes or constitutes a Breach of any of Heartland’s representations and warranties as of the Agreement Date, or if Heartland or any Heartland Subsidiary becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Heartland will promptly notify RMB of the occurrence of any Breach of any covenant of Heartland in this Article or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 10 impossible or unlikely.

      SECTION 7.3     Information Provided to RMB. Heartland agrees that none of the information concerning Heartland or any Heartland Subsidiary that is provided or to be provided by Heartland to RMB for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. Notwithstanding the foregoing, Heartland shall have no responsibility for the truth or accuracy of any information with respect to RMB or any RMB Subsidiary or any of their Affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

      SECTION 7.4     Indemnification. Except as may be limited by applicable Legal Requirements, Heartland shall honor any of RMB’s obligations in respect of indemnification and advancement of expenses currently provided by RMB in its articles of incorporation in favor of the current and former directors and officers of RMB and the Bank for not less than three years from the Effective Time with respect to matters occurring prior to the Effective Time.

      SECTION 7.5     Employee Benefits. Heartland agrees that all former employees of RMB or the Bank who become employees of Heartland or any of its Subsidiaries shall receive credit for their past service with RMB or the Bank for purposes of eligibility and vesting under Heartland’s profit sharing plan.

      SECTION 7.6     Authorization and Reservation of Heartland Common Stock. The board of directors of Heartland shall, prior to the Effective Time, authorize and reserve the maximum number of shares of Heartland Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.

      SECTION 7.7     Stock Exchange Listing. Heartland shall use its Best Efforts to list on the NASDAQ, subject to official notice of issuance, the shares of Heartland Common Stock to be issued in the Merger.

      Section 7.8     Negative Covenants. Except as otherwise expressly permitted by this Agreement, between the Agreement Date and the Closing Date, Heartland will not, and will cause each Heartland Subsidiary not to, without the prior written consent of RMB:

      (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which a Breach of Heartland’s representations or warranties occurs, if such Breach would have a Material Adverse Effect on Heartland on a consolidated basis; or

      (b) take any action to amend Heartland’s certificate of incorporation or bylaws, the effect of which would be to materially and adversely affect the rights or powers of holders of Heartland Common Stock generally.

ARTICLE 8

COVENANTS OF ALL PARTIES

      Section 8.1     Regulatory Approvals. By no later than thirty (30) days after the Agreement Date, Heartland shall make all appropriate filings with Regulatory Authorities for approval of the Contemplated Transactions, including the preparation of an application or any amendment thereto or any other required statements or documents filed or to be filed by any party with: (a) the Federal Reserve pursuant to the BHCA; (b) the Division pursuant to the MCA; (c) the FDIC pursuant to the FDIA; and (d) any other Person or Regulatory Authority pursuant to any applicable Legal Requirement, for authority to consummate the Contemplated Transactions. Heartland shall pursue in good faith the regulatory approvals necessary to consummate the Contemplated Transactions. In advance of any filing made under this Section, RMB and its counsel shall be provided with the opportunity to comment thereon, and Heartland agrees promptly to advise RMB and its counsel of any material communication received by it or its counsel from any Regulatory Authorities with respect to such filings.

      Section 8.2     SEC Registration. By no later than sixty (60) days after the Agreement Date, Heartland shall prepare and file with the SEC a registration statement on an appropriate form reasonably acceptable to RMB under the Securities Act covering the shares of Heartland Common Stock to be issued pursuant to this Agreement and shall use all reasonable efforts to cause the same to become effective and thereafter, until the Effective Time or lawful termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same (such registration statement, and any amendments and supplements thereto, is referred to as the “Registration Statement”). The Registration Statement shall include the Proxy Statement for use in connection with the meeting of the shareholders of RMB referred to in Section 6.11, all in accordance with the rules and regulations of the SEC. Heartland shall, as soon as practicable after the execution of this Agreement, make all filings required to obtain all permits, authorizations, consents or approvals required under any applicable Legal Requirements (including all state securities laws) for the issuance of the shares of Heartland Common Stock to shareholders of RMB. In advance of any filing made under this Section, Heartland and RMB and their respective counsel shall be provided with the opportunity to comment thereon, and Heartland and RMB each agree promptly to advise each other and each other’s counsel of any material communication received by it or its counsel from the SEC or any other Regulatory Authorities with respect to such filings. Preparation and filing of the Registration Statement and Proxy Statement-Prospectus shall be at the sole cost and expense of Heartland, except that RMB shall be solely responsible for the costs and expenses, including fees of RMB’s accountants and legal counsel, related to preparation and review of RMB financial statements and RMB information required to be presented in the Registration Statement and the costs of printing and mailing the Proxy Statement to RMB shareholders.

      Section 8.3     Necessary Approvals. Heartland and RMB agree that Heartland’s counsel will have primary responsibility for preparation of the Registration Statement and Heartland will have primary responsibility for the preparation of the necessary applications for regulatory approval of the Contemplated Transactions. Each of Heartland and RMB and their respective Subsidiaries agree fully and promptly to cooperate with each other and their respective counsels and accountants in connection with any steps to be taken as part of their obligations under this Agreement.

      Section 8.4     Customer and Employee Relationships. Each of Heartland and RMB agrees that its respective Representatives may jointly:

      (a) participate in meetings or discussions with officers and employees of RMB and Heartland and their Subsidiaries in connection with employment opportunities with Heartland after the Effective Time; and

      (b) contact Persons having dealings with RMB or Heartland or any of its respective Subsidiaries for the purpose of informing such Persons of the services to be offered by Heartland after the Effective Time.

      Section 8.5     Publicity. Prior to the Effective Time, the parties to this Agreement will consult with each other before issuing any press releases or otherwise making any public statements to shareholders, customers, employees or others with respect to this Agreement or the Contemplated Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other parties, except as may be required by law.

      Section 8.6     Best Efforts; Cooperation. Each of Heartland and RMB agrees to exercise good faith and use its Best Efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions contemplated hereby as promptly as possible. Neither Heartland nor RMB will intentionally take or intentionally permit to be taken any action that would be a Breach of the terms or provisions of this Agreement. Between the Agreement Date and the Closing Date, each of Heartland and RMB will, and will cause each Heartland Subsidiary and RMB Subsidiary, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by Legal Requirements to make in connection with the Contemplated Transactions.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF HEARTLAND

      The obligations of Heartland to consummate the Contemplated Transactions and to take the other actions required to be taken by Heartland at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Heartland, in whole or in part):

      Section 9.1     Accuracy of Representations and Warranties. All of the representations and warranties of RMB set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on RMB on a consolidated basis or on Heartland’s rights under this Agreement.

      Section 9.2     RMB’s Performance. RMB shall have performed or complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, except where any non-performance or noncompliance would not have a Material Adverse Effect on RMB on a consolidated basis or on Heartland’s rights under this Agreement.

      Section 9.3     Documents Satisfactory. All proceedings, corporate or other, to be taken by RMB in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for Heartland.

      Section 9.4     Corporate Approval. This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by the shareholders of RMB.

      Section 9.5     No Proceedings. Since the Agreement Date, there must not have been commenced or Threatened against RMB or any RMB Subsidiary any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect on RMB or its shareholders or Heartland’s rights under this Agreement.

      Section 9.6     Absence of Material Adverse Changes. From the date hereof to the Closing, there shall be and have been no event or occurrence that had or would reasonably be expected to have a Material Adverse Effect on RMB or any RMB Subsidiary.

      Section 9.7     Consents and Approvals. Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to Heartland, and all applicable waiting periods shall have expired.

      SECTION 9.8     No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

      SECTION 9.9     Registration Statement. The Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement and no Proceeding shall have been commenced or be pending or Threatened for such purpose.

      SECTION 9.10     Dissenting Shares. The total number of Dissenting Shares shall be no greater than twenty percent (20%) of the number of Outstanding RMB Shares.

      SECTION 9.11     Employment Agreement. The Employment Agreement shall be in full force and effect, and Danny Skarda shall be an active employee of RMB.

      SECTION 9.12     Tax Opinion. Heartland and RMB shall have received the opinion described in Section 10.10.

      SECTION 9.13     Minimum Shareholders’ Equity. RMB’s Adjusted Shareholders’ Equity (as calculated immediately prior to the Closing Date) shall not be less than $17,050,000.

      SECTION 9.14     RMB Capitalization. The issued and outstanding capital stock of RMB shall consist exclusively of no more than 108,347.70 shares of RMB Common Stock.

      SECTION 9.15     Transactional Expenses. Heartland shall have received proof satisfactory to it that RMB has paid or fully accrued for as of the Determination Date all of the RMB Transactional Expenses.

      SECTION 9.16     Loan Loss Reserve. Consistent with the methodology set forth in Schedule 6.2, RMB shall have a consolidated reserve for possible loan and lease losses which is adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable).

ARTICLE 10

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF RMB

      RMB’s obligation to consummate the Contemplated Transactions and to take the other actions required to be taken by RMB at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by RMB, in whole or in part):

      SECTION 10.1     Accuracy of Representations and Warranties. All of the representations and warranties of Heartland set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing Date (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on Heartland on a consolidated basis or on RMB’s rights under this Agreement.

      SECTION 10.2     Heartland’s Performance. Heartland shall have performed or complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, except where any non-performance or noncompliance would not have a Material Adverse Effect on Heartland on a consolidated basis or on RMB’s rights under this Agreement.

      SECTION 10.3     Documents Satisfactory. All proceedings, corporate or other, to be taken by Heartland in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for RMB.

      SECTION 10.4     Corporate Approval. This Agreement and the Contemplated Transactions shall have been duly and validly approved as necessary under applicable Legal Requirements by the shareholders of RMB.

      SECTION 10.5     No Proceedings. Since the Agreement Date, there must not have been commenced or Threatened against Heartland or any Heartland Subsidiary any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected to have a Material Adverse Effect on Heartland or its stockholders or RMB’s rights under this Agreement.

      SECTION 10.6     Absence of Material Adverse Changes. From the date hereof to the Closing, there shall be and have been no event or occurrence that had or would reasonably be expected to have a Material Adverse Effect on Heartland or any Heartland Subsidiary.

      SECTION 10.7     Consents and Approvals. Any consents or approvals required to be secured by either party by the terms of this Agreement shall have been obtained and shall be reasonably satisfactory to RMB, and all applicable waiting periods shall have expired.

      SECTION 10.8     No Prohibitions. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or conflict with or result in a violation of: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Regulatory Authority.

      SECTION 10.9     Registration Statement; Listing. The Registration Statement shall have become effective and no stop order suspending such effectiveness shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement and no Proceeding shall have been commenced or be pending or Threatened for such purpose; and the shares of Heartland Common Stock to be issued in the Merger shall have been approved for quotation on NASDAQ (or such other exchange on which the Heartland Common Stock may become listed).

      SECTION 10.10     Tax Opinion. At Heartland’s expense, Heartland and RMB shall have received the written opinion of Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC, in form and substance reasonably satisfactory to Heartland and RMB and substantially in the form attached as Exhibit J dated as of the date of the Registration Statement and updated through the Closing Date, substantially to the effect that the Merger will constitute a tax free reorganization under Section 368 of the Code.

ARTICLE 11

TERMINATION

      SECTION 11.1     Reasons for Termination and Abandonment. This Agreement, by prompt written notice given to the other parties prior to or at the Closing, may be terminated:

      (a) by mutual consent of the boards of directors of Heartland and RMB;

      (b) by Heartland if: (i) any of the conditions in Article 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Heartland to comply with its obligations under this Agreement); and (ii) Heartland has not waived such condition on or before the Closing Date;

      (c) by RMB if: (i) any of the conditions in Article 10 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of RMB to comply with its obligations under this Agreement); and (ii) RMB has not waived such condition on or before the Closing Date;

      (d) by Heartland or RMB in accordance with the provisions of Section 6.7; or

      (e) by either Heartland or RMB if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) by the date which is ten (10) months after the Agreement Date, or such later date as the parties may agree (the “Termination Date”).

Notwithstanding anything contained herein to the contrary, this Agreement shall automatically terminate without action by any party hereto if the Average Closing Price is $13.87 or less.

      SECTION 11.2     Effect of Termination. Except as provided in Sections 11.3, 11.4 and 11.5, if this Agreement is terminated pursuant to Section 11.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Heartland, RMB or any of their respective Representatives, and all rights and obligations of each party hereto shall cease; provided, however, that, subject to Sections 11.3, 11.4 and 11.5, nothing herein shall relieve any party from liability for the Breach of any of its covenants or agreements set forth in this Agreement.

      SECTION 11.3     Expenses. Except as provided below, all Expenses (as defined below) incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated. “Expenses” as used in this Agreement shall consist of all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of shareholder approvals and all other matters related to the consummation of the Merger.

      SECTION 11.4     RMB Termination Payments.

      (a) If this Agreement is terminated by:

(i) Heartland because: (A) RMB committed a Breach of its covenants or agreements under this Agreement (but not a Breach of its representations or warranties); or (B) there is a Breach of RMB’s representations or warranties as of the Agreement Date, unless, in either case, such Breach is a result of the failure by Heartland to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date required hereunder, or because of the failure of the condition in Section 9.13, or such Breach or Breaches would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect on either Heartland or RMB on a consolidated basis (in each case described in clauses (A) or (B), an “RMB Breach Termination”); or

(ii) Heartland or RMB because RMB’s shareholders fail to approve the Contemplated Transactions and this Agreement on or before the Termination Date (an “RMB Shareholder Termination”);

and provided in the case of both clauses (i) and (ii), Heartland is in material compliance with all of its material obligations under this Agreement, then in the event of an RMB Breach Termination, RMB shall pay to Heartland, upon its written demand, an amount equal to the sum of Heartland’s Expenses, but not in excess of Five Hundred Thousand Dollars ($500,000), plus an amount equal to Seven Hundred Fifty Thousand Dollars ($750,000), and in the event of an RMB Shareholder Termination, RMB shall pay to Heartland, upon its written demand, an amount equal to the sum of Heartland’s Expenses, but not in excess of Five Hundred Thousand Dollars ($500,000).

      (b) In addition to any payments described in Section 11.4(a), if there is an RMB Breach Termination or an RMB Shareholder Termination, and within eighteen (18) months after such termination of this

Agreement RMB enters into a Contract with any party other than Heartland providing for the acquisition of control of RMB or the Bank by such other party, then:

(i) if the prior termination of this Agreement was an RMB Breach Termination, RMB shall pay to Heartland, upon its written demand, the additional sum of One Million Dollars ($1,000,000); or

(ii) if the prior termination of this Agreement was an RMB Shareholder Termination, RMB shall pay to Heartland, upon its written demand, the additional sum of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000);

provided, however, that in each such case, the provisions of this Section shall in no way limit Heartland’s rights against any such third party.

      (c) For purposes of this Section, the phrase “control of RMB or the Bank”means the acquisition by any such third party of: (x) legal or beneficial ownership (as defined by Rule 13d-3 promulgated under the Exchange Act) of greater than twenty percent (20%) of the then issued and outstanding voting stock of RMB or the Bank through any transaction to which RMB, the Bank or any Affiliate of RMB or the Bank is a party (other than by transfers among or between members of a Family, caused by redemptions or repurchases of RMB capital stock by RMB or by issuance of shares of RMB Common Stock or other securities to holders of record of RMB Common Stock as of the Agreement Date); or (y) all or substantially all of the assets of RMB or the Bank (except transfers to an Affiliate of RMB or Bank).

      (d) The sums payable by RMB under this Section 11.4 shall constitute liquidated damages and Heartland’s receipt thereof shall be Heartland’s sole and exclusive remedy under this Agreement for all Breaches of this Agreement by RMB or failure by its shareholders to approve this Agreement.

      SECTION 11.5     Heartland Termination Payments. If this Agreement is terminated by RMB because:

      (a) Heartland committed a Breach of its covenants or agreements under this Agreement (but not a Breach of its representations or warranties); or

      (b) there is a Breach of Heartland’s representations or warranties as of the Agreement Date;

unless, in either case, such Breach is a result of the failure by RMB to perform and comply in all material respects with any of its material obligations under this Agreement which are to be performed or complied with by it prior to or on the date required hereunder, or such Breach or Breaches would not individually or in the aggregate be reasonably expected to have a Material Adverse Effect on either Heartland or RMB on a consolidated basis, and provided that RMB is in material compliance with all of its material obligations under this Agreement, Heartland shall pay to RMB, upon its written demand, an amount equal to the sum of RMB’s Expenses, but not in excess of Five Hundred Thousand Dollars ($500,000), plus an amount equal to Seven Hundred Fifty Thousand Dollars ($750,000). The sums payable by Heartland under this Section 11.5 shall constitute liquidated damages and RMB’s receipt thereof shall be RMB’s sole and exclusive remedy under this Agreement for all Breaches of this Agreement by Heartland.

ARTICLE 12

MISCELLANEOUS

      SECTION 12.1     Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Iowa applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

      SECTION 12.2     Assignments, Successors and No Third Party Rights. None of the parties to this Agreement may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

      SECTION 12.3     Waiver. Except as provided in Section 11.3, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      SECTION 12.4     Confidentiality. Between the Agreement Date and the Closing Date, each of Heartland and RMB will maintain in confidence, and will cause each of its respective Representatives to maintain in confidence, and not use to the detriment of the other or its Subsidiaries any written, oral, or other information obtained in confidence from the other of any of its Subsidiaries in connection with this Agreement or the Contemplated Transactions, unless: (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with any legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

      SECTION 12.5     Notices. All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include telecopier communication) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or telecopied, if confirmed immediately thereafter by also mailing a copy of any notice, request or other communication by U.S. mail as provided in this Section:

      If to Heartland, to:

Heartland Financial USA, Inc.
1398 Central Avenue
P.O. Box 778
Dubuque, Iowa 52004-0778
Telephone: (563) 589-1994
Telecopier: (563) 589-1951

Attention:	Mr. John K. Schmidt

Executive Vice President and Chief Financial Officer

      with copies to:

Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC
333 West Wacker Drive, Suite 2700
Chicago, Illinois 60606
Telephone: (312) 984-3100
Telecopier: (312) 984-3193
Attention: John E. Freechack, Esq.

      If to RMB, to:

Rocky Mountain Bancorporation, Inc.
2615 King Avenue West
Billings, Montana 59108-0450
Telephone: (406) 656-3140
Telecopier: (406) 652-5923

Attention:	Mr. Danny Skarda

Executive Vice President

      with copies to:

Christian Samson Jones & Chisholm, PLLC
310 W. Spruce
Missoula, MT 59801
Telephone: (406) 721-7772
Telecopier: (406) 721-7776
Attention: David R. Chisholm, Esq.

or to such other Person or place as RMB shall furnish to Heartland or Heartland shall furnish to RMB in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section, five (5) Business Days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by telecopier, on the next Business Day if also confirmed by mail in the manner provided in this Section.

      SECTION 12.6     Entire Agreement. This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein, and that certain Confidentiality Agreement dated as of October 29, 2003, between Heartland and RMB, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

      SECTION 12.7     Modification. This Agreement may not be amended except by a written agreement signed by each of RMB and Heartland. Without limiting the foregoing, RMB and Heartland may by written agreement signed by each of them: (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with or modify, amend or supplement any of the conditions, covenants, agreements, representations or warranties contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto, which are for the benefit of the waiving party; provided, however, that no such modification, amendment or supplement agreed to after authorization of this Agreement by the shareholders of RMB shall affect the rights of RMB’s shareholders in any manner which is materially adverse to such Persons.

      SECTION 12.8     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

      SECTION 12.9     Further Assurances. The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

      SECTION 12.10     Survival. The representations, warranties and covenants contained herein shall not survive beyond the Closing.

      SECTION 12.11     Counterparts. This Agreement and any amendments thereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

ROCKY MOUNTAIN BANCORPORATION, INC.		HEARTLAND FINANCIAL USA, INC.

By:	/s/ DANNY SKARDA Danny Skarda Executive Vice President	By:	/s/ LYNN B. FULLER ------------------------------------------- Lynn B. Fuller Chairman, President and Chief Executive Officer

RMB ACQUISITION CORPORATION

By:	/s/ LYNN B. FULLER Lynn B. Fuller President

APPENDIX B

January 30, 2004

Board of Directors

Rocky Mountain Bancorporation, Inc.
2615 King Avenue West
Billings, MT 59108-0450

Members of the Board:

      You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Rocky Mountain Bancorporation, Inc. (the “Company”), no par value (the “Company Common Stock”), of the Merger Consideration (as defined below) to be received by such holders pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and between the Company and Heartland Financial USA, Inc. (“Heartland”).

      As more fully described in the Merger Agreement, the Company will merge with and into Heartland through an acquisition subsidiary, and the outstanding shares of the Company Common Stock will be converted into the right to receive $34.5 million in consideration (the “Merger Consideration”) consisting of 50% (or $17.25 million) in cash and 50% (or $17.25 million) in shares of Heartland common stock. In addition, holders of the Company Common Stock will have the right to elect a greater portion of the Merger Consideration in the form of Heartland stock. The Company will also be required to maintain $17.3 million in tangible shareholders’ equity, after adjustments which have been agreed to by both the Company and Heartland and which are included in the Merger Agreement. In addition, the number of Heartland shares that holders of the Company Common Stock will receive is subject to the average closing price of Heartland stock prior to the effective date. If the Heartland average closing price is not within a range of $17.33 to $21.33, the outer limits of that range will be used as the average closing price in cases when it is below or above the range, respectively.

      In arriving at our opinion, we reviewed (i) a draft of the Merger Agreement dated January 24, 2004, and exhibits thereto; (ii) certain financial statements and other historical financial and business information about the Company and Heartland made available to us from published sources and/or from the internal records of the Company and Heartland; (iii) certain financial assumptions and forecasts of the Company reviewed with management of the Company regarding the Company’s business, financial condition, results of operations and prospects; (iv) certain information furnished to us regarding Heartland’s business, financial condition, results of operations and prospects; (v) the publicly reported historical prices and trading activity for Heartland’s common stock, including a comparison of certain financial and stock market information for the Company and Heartland with similar publicly available information for certain other companies, the securities of which are publicly traded; (vi) the financial terms of certain other transactions recently effected, to the extent publicly available; (vii) the current market environment generally and the banking industry environment in particular; (viii) the pro forma financial impact of the Merger; (ix) the relative percentages of assets, loans and deposits held in each of the Company’s branch locations; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. In addition, we have had discussions with the management and other representatives and advisors of each of the Company and Heartland concerning the business, financial condition, results of operations and prospects of the Company and Heartland.

Investment Banking

Davidson Building • 8 Third Street North • Great Falls, MT 59403 • (406) 727-4200 • (800) 332-5915 • Fax (406) 791-7315
California • Colorado • Idaho • Montana • Oregon • Utah • Washington • Wyoming
www.dadavidson.com

B-1

Board of Directors

Rocky Mountain Bancorporation, Inc.

      In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Heartland, nor have we been furnished any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or Heartland. With respect to financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company and Heartland as to the future financial performance of the Company, Heartland or the combined entity, as the case may be, and, for purposes of this opinion, we have assumed that the results contemplated in the projections will be realized.

      We have also assumed in all respects material to our analysis that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Merger Agreement are not waived and that the Merger Consideration received in the form of Heartland stock will qualify as a tax-free transaction for federal income tax purposes. In addition, we have assumed that in the course of obtaining necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendment or modifications, will be imposed that will have a material adverse affect on the contemplated benefits of the Merger. We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based upon information available to us and economic, market, financial and other conditions as they exist and can be evaluated on the date of this letter.

      We have acted as the Company’s financial advisor in connection with the Merger and will receive a fee upon rendering this opinion. We do not make a market in the stock of Heartland, nor do we provide research coverage.

      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the proposed Merger Consideration is fair, from a financial point of view, to the shareholders of the Company.

      It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation of the Merger to the Company or its shareholders, nor does it constitute a recommendation to any shareholder as to how such shareholder should vote on any matter relating to the Merger. This letter is not to be quoted or referred to, in whole or in part, in any statement or document, nor shall this letter be used for any other purposes, without our prior written consent, which consent is hereby given to the inclusion of this letter in a proxy or other document filed with the Securities and Exchange Commission or bank regulatory agencies in connection with the Merger.

Very truly yours,

D.A. Davidson & Co.

Monte W. Giese
Managing Director

B-2

APPENDIX C

MONTANA DISSENTERS’ RIGHTS

35-1-826 DEFINITIONS.— As used in 35-1-826 through 35-1-839, the following definitions apply:

      (1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

      (2) “Corporation” includes the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

      (3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under 35-1-827 and who exercises that right when and in the manner required by 35-1-829 through 35-1-837.

      (4) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

      (5) “Interest” means interest from the effective date of the corporate action until the date of payment at the average rate currently paid by the corporation on its principal bank loans or, if the corporation has no loans, at a rate that is fair and equitable under all the circumstances.

      (6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial shareholder to the extent of the rights granted by a nominee certificate on file with a corporation.

      (7) “Shareholder” means the record shareholder or the beneficial shareholder.

35-1-827 RIGHT TO DISSENT.— (1) A shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder’s shares in the event of any of the following corporate actions:

(a) consummation of a plan of merger to which the corporation is a party if:

(i) shareholder approval is required for the merger by 35-1-815 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

(ii) the corporation is a subsidiary that is merged with its parent corporation under 35-1-818;

(b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the plan;

(c) consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i) alters or abolishes a preferential right of the shares;

(ii) creates, alters, or abolishes a right in respect of redemption, including a provision with respect to a sinking fund for the redemption or repurchase of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the shares to be voted on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share created is to be acquired for cash under 35-1-621; or

(e) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and to obtain payment for their shares.

      (2) A shareholder entitled to dissent and to obtain payment for shares under 35-1-826 through 35-1-839 may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

35-1-828 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.— (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

      (2) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(a) he submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

35-1-829 NOTICE OF DISSENTERS’ RIGHTS.— (1) If a proposed corporate action creating dissenters’ rights under 35-1-827 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under 35-1-826 through 35-1-839 and must be accompanied by a copy of 35-1-826 through 35-1-839.

      (2) If a corporate action creating dissenters’ rights under 35-1-827 is taken without a vote of shareholders, the corporation shall give written notification to all shareholders entitled to assert dissenters’ rights that the action was taken and shall send them the dissenters’ notice described in 35-1-831.

35-1-830 NOTICE OF INTENT TO DEMAND PAYMENT.— (1) If proposed corporate action creating dissenters’ rights under 35-1-827 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(a) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b) may not vote his shares in favor of the proposed action.

      (2) A shareholder who does not satisfy the requirements of subsection (1)(a) is not entitled to payment for his shares under 35-1-826 through 35-1-839.

35-1-831 DISSENTERS’ NOTICE.— (1) If proposed corporate action creating dissenters’ rights under 35-1-827 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of 35-1-830.

      (2) The dissenters’ notice must be sent no later than 10 days after the corporate action was taken and must:

(a) state where the payment demand must be sent and where and when certificates for certified shares must be deposited;

(b) inform shareholders of uncertificated shares to what extent transfer of the shares will be restricted after the payment is received;

(c) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the person asserting dissenters’ rights to certify whether or not he acquired beneficial ownership of the shares before that date;

(d) set a date by which the corporation must receive the payment demand, which may not be fewer than 30 nor more than 60 days after the date the required notice under subsection (1) is delivered; and

(e) be accompanied by a copy of 35-1-826 through 35-1-839.

35-1-832 DUTY TO DEMAND PAYMENT.— (1) A shareholder sent a dissenters’ notice described in 35-1-831 shall demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to 35-1-831(2)(c), and deposit his certificates in accordance with the terms of the notice.

      (2) The shareholder who demands payment and deposits his certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

      (3) A shareholder who does not demand payment or deposit his certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under 35-1-826 through 35-1-839.

35-1-833 SHARE RESTRICTIONS.— (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions are released under 35-1-835.

      (2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

35-1-834 PAYMENT.—(1) Except as provided in 35-1-836, as soon as the proposed corporate action is taken or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with 35-1-832 the amount the corporation estimates to be the fair value of the dissenter’s shares plus accrued interest.

      (2) The payment must be accompanied by:

(a) the corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) a statement of the corporation’s estimate of the fair value of the shares;

(c) an explanation of how the interest was calculated;

(d) a statement of the dissenter’s right to demand payment under 35-1-837; and

(e) a copy of 35-1-826 through 35-1-839.

35-1-835 FAILURE TO TAKE ACTION.—(1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters’ notice under 35-1-831 and repeat the payment demand procedure.

35-1-836 AFTER-ACQUIRED SHARES.—(1) A corporation may elect to withhold payment required by 35-1-834 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

      (2) To the extent the corporation elects to withhold payment under subsection (1), after taking the proposed corporate action, the corporation shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under 35-1-837.

35-1-837 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.—(1) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and the amount of interest due and may demand payment of the dissenter’s estimate, less any payment under 35-1-834, or reject the corporation’s offer under 35-1-836 and demand payment of the fair value of the dissenter’s shares and the interest due if:

(a) the dissenter believes that the amount paid under 35-1-834 or offered under 35-1-836 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) the corporation fails to make payment under 35-1-834 within 60 days after the date set for demanding payment; or

(c) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

      (2) A dissenter waives the right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (1) within 30 days after the corporation made or offered payment for his shares.

35-1-838 COURT ACTION.—(1) If a demand for payment under 35-1-837 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and shall petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      (2) The corporation shall commence the proceeding in the district court of the county where a corporation’s principal office or, if its principal office is not located in this state, where its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

      (3) The corporation shall make all dissenters whose demands remain unsettled, whether or not residents of this state, parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by certified mail or by publication as provided by law.

      (4) The jurisdiction of the district court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      (5) Each dissenter made a party to the proceeding is entitled to judgment:

(a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares plus interest exceeds the amount paid by the corporation; or

(b) for the fair value plus accrued interest of his after-acquired shares for which the corporation elected to withhold payment under 35-1-836.

35-1-839 COURT COSTS AND ATTORNEY FEES.—(1) The court in an appraisal proceeding commenced under 35-1-838 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under 35-1-837.

      (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of 35-1-829 through 35-1-837; or

(b) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by 35-1-826 through 35-1-839.

      (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award the counsel reasonable attorney fees to be paid out of the amounts awarded the dissenters who were benefited.

Appendix D

CONSOLIDATED FINANCIAL STATEMENTS
AND INDEPENDENT AUDITORS’ REPORT

ROCKY MOUNTAIN BANCORPORATION
AND SUBSIDIARIES

December 31, 2002 and 2001

INDEPENDENT AUDITORS’ REPORT

Board of Directors
Rocky Mountain Bancorporation
Billings, Montana

We have audited the accompanying consolidated balance sheets of Rocky Mountain Bancorporation and Subsidiaries (a Montana corporation) as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rocky Mountain Bancorporation and Subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Denver, Colorado
February 20, 2003

Rocky Mountain Bancorporation, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	2002	2001
ASSETS
Cash and due from banks	$10,998,007	$12,042,663
Federal funds sold	1,820,000	2,255,000

Cash and cash equivalents	12,818,007	14,297,663
Securities available for sale	63,409,796	73,647,962
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	2,309,700	2,210,800
Loans, net	244,972,834	208,608,910
Premises and equipment, net	11,462,312	11,424,226
Accrued interest receivable	3,652,324	3,712,234
Goodwill, net	2,071,066	2,071,066
Cash surrender value of life insurance	1,579,272	1,872,933
Other assets	1,552,041	1,116,743

	$343,827,352	$318,962,537

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Non-interest bearing	$36,366,490	$34,697,325
Interest bearing	240,104,182	209,350,585

Total deposits	276,470,672	244,047,910
Federal funds purchased and securities sold under agreements to repurchase	17,926,060	27,135,932
Long-term borrowings	19,808,963	19,838,487
Accrued interest payable	1,207,797	1,242,203
Accrued expenses and other liabilities	3,799,087	3,165,492

Total liabilities	319,212,579	295,430,024
Commitments and Contingencies (Notes E, J and K)
Company obligated, mandatorily redeemable preferred securities of subsidiary trust holding solely Junior Subordinated Debentures	5,000,000	5,000,000
Stockholders’ equity
Common stock — no par value, 150,000 shares authorized;
106,811.7 and 106,884.7 shares outstanding at December 31, 2002 and 2001, respectively	—	—
Additional paid in capital	—	—
Retained earnings	19,536,682	18,487,986
Accumulated other comprehensive income	78,091	44,527

Total stockholders’ equity	19,614,773	18,532,513

	$343,827,352	$318,962,537

The accompanying notes are an integral part of these consolidated financial statements.

3

Rocky Mountain Bancorporation, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31,

	2002	2001
Interest income
Loans, including fees	$18,952,693	$18,631,435
Investment securities
Taxable	2,371,086	3,904,536
Tax-exempt	33,098	150,887
Federal funds sold and other	486,375	248,651

Total interest income	21,843,252	22,935,509
Interest expense
Deposits	6,800,323	8,932,825
Other borrowings	1,932,224	2,179,371

Total interest expense	8,732,547	11,112,196
Net interest income	13,110,705	11,823,313
Provision for loan losses	710,000	540,000

Net interest income after provision for loan losses	12,400,705	11,283,313
Noninterest income
Customer service fees	1,172,851	1,724,234
Net gain (loss) on sale of available-for-sale securities	54,925	420,967
Other	716,945	219,624

Total noninterest income	1,944,721	2,364,825
Noninterest expense
Salaries and employee benefits	6,320,479	5,276,792
Occupancy and equipment	1,846,291	1,639,021
Data processing	577,990	560,393
Other general and administrative	2,256,604	2,110,284

Total noninterest expense	11,001,364	9,586,490
Income before income taxes	3,344,062	4,061,648
Income tax expense	1,204,609	1,489,294

Net Income	$2,139,453	$2,572,354

The accompanying notes are an integral part of these consolidated financial statements.

4

Rocky Mountain Bancorporation, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years ended December 31, 2002 and 2001

			Accumulated
			Other
	Common	Retained	Comprehensive
	Stock	Earnings	Income (Loss)	Total
Balance at January 1, 2001	$—	$17,159,638	$347,543	$17,507,181
Comprehensive income
Net income	—	2,572,354	—	2,572,354
Change in net unrealized gains (losses) on securities available for sale	—	—	(303,016)	(303,016)

Total comprehensive income				2,269,338
Purchase of treasury stock	—	(170,749)	—	(170,749)
Cash dividends declared ($10.00 per share)	—	(1,073,257)	—	(1,073,257)

Balance at December 31, 2001	—	18,487,986	44,527	18,532,513
Comprehensive income
Net income	—	2,139,453	—	2,139,453
Change in net unrealized gains (losses) on securities available for sale	—	—	33,564	33,564

Total comprehensive income				2,173,017
Issuance of stock	—	30,600	—	30,600
Purchase of treasury stock	—	(52,500)	—	(52,500)
Cash dividends declared ($10.00 per share)	—	(1,068,857)	—	(1,068,857)

Balance at December 31, 2002	$—	$19,536,682	$78,091	$19,614,773

The accompanying notes are an integral part of these consolidated financial statements.

5

Rocky Mountain Bancorporation, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31,

	2002	2001
Cash flows from operating activities
Net income	$2,139,453	$2,572,354
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Allowance for loan losses	710,000	540,000
Net amortization of securities	978,837	517,070
Depreciation and amortization	894,179	896,467
(Gain) loss on disposal of fixed assets	233	(26,423)
(Gain) loss on sale of foreclosed real estate	—	(13,091)
Realized gain on sales of available-for-sale securities, net	(54,925)	(420,967)
Stock dividends received	(98,200)	(126,500)
Deferred tax (benefit) provision	403,498	(166,221)
(Increase) decrease in cash surrender value of life insurance	293,661	(62,477)
Net change in:
Other assets	(726,705)	141,696
Accrued expenses and other liabilities	599,189	315,827

Net cash provided by operating activities	5,139,220	4,167,735
Cash flows from investing activities
Activity in available-for-sale securities
Sales	93,466,420	90,487,804
Maturities, prepayments and calls	23,642,089	26,506,885
Purchases	(107,739,572)	(114,162,715)
Loan originations and principal collections, net	(37,147,924)	(37,074,155)
Proceeds from sale of foreclosed real estate	—	273,816
Proceeds from sale of premises and equipment	—	144,488
Additions to premises and equipment	(932,498)	(2,193,411)

Net cash used by investing activities	(28,711,485)	(36,017,288)
Cash flows from financing activities
Net increase in deposits	32,422,762	12,756,151
Net change in federal funds purchased and securities sold under agreements to repurchase	(9,209,872)	10,152,401
Proceeds from issuance of long-term debt	310,000	11,700,000
Repayment of long-term debt	(339,524)	(5,477,494)
Proceeds from issuance of stock	30,600	—
Payments to acquire treasury stock	(52,500)	(170,749)
Cash dividends paid on common stock	(1,068,857)	(1,073,257)

Net cash provided by financing activities	22,092,609	27,887,052

Net increase (decrease) in cash and cash equivalents	(1,479,656)	(3,962,501)
Cash and cash equivalents at beginning of year	14,297,663	18,260,164

Cash and cash equivalents at end of year	$12,818,007	$14,297,663

Supplementary cash flow information
Interest paid	$8,766,982	$11,193,704
Income taxes paid	1,243,061	1,530,000

The accompanying notes are an integral part of these consolidated financial statements.

6

Rocky Mountain Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002 and 2001

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The consolidated financial statements include the accounts of Rocky Mountain Bancorporation (the Company) and its wholly owned subsidiaries, Rocky Mountain Bank (the Bank) and Rocky Mountain Statutory Trust I. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate and deferred tax accounts.

Business

The Company provides a full range of banking and mortgage services to individual and corporate customers throughout the state of Montana. Its primary deposit products are transaction and term certificate accounts and its primary lending products are commercial, real estate and agricultural loans.

Significant Group Concentrations of Credit Risk

Most of the Company’s activities are with customers located in Montana. Note B discusses the types of securities that the Company invests in. Note D discusses the types of lending that the Company engages in. The Company does not have any significant concentrations to any one industry or customer.

7

Rocky Mountain Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2002 and 2001

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash, balances due from banks and federal funds sold, all of which mature within three days.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

8

Rocky Mountain Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2002 and 2001

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loans

The Company grants real estate, commercial, agricultural and consumer loans to customers. A substantial portion of the loan portfolio is represented by real estate and agricultural loans throughout the state of Montana. The ability of the Company’s borrowers to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

9

Rocky Mountain Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2002 and 2001

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Allowance for Loan Losses (continued)

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and agricultural loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

10

Rocky Mountain Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2002 and 2001

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of cost basis or fair value at the date of foreclosure. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Banking Premises and Equipment

Land is carried at cost. Buildings and equipment are carried at cost, less accumulated depreciation and amortization, generally computed on the straight-line method over the useful lives of the assets.

Intangible Assets

On July 20, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142). SFAS 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition. The Company adopted SFAS 142 effective January 1, 2002, accordingly, goodwill will no longer be amortized and will be tested for impairment at least annually at the reporting unit level.

11

Rocky Mountain Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2002 and 2001

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects for the years ended December 31 are as follows:

	2002	2001
Unrealized holding gains (losses) on available for sale securities	$109,519	$(72,617)
Reclassification adjustment for net losses (gains) realized in income	(54,925)	(420,967)

Net unrealized gains (losses)	54,594	(493,584)
Tax effect	(21,030)	190,568

Net-of-tax amount	$33,564	$(303,016)

12

Rocky Mountain Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2002 and 2001

NOTE B – SECURITIES

The amortized cost and fair value of securities, with gross unrealized gains and losses, follows:

	December 31, 2002
	Amortized	Gross Unrealized	Gross Unrealized	Fair
	Cost	Gains	Losses	Value
Securities Available for sale
Debt Securities
U.S. Government Agencies	$10,073,587	$39,686	$—	$10,113,273
State and Municipal	369,761	1,967	(269)	371,459
Collateralized mortgage obligations	1,702,531	2,764	(309,353)	1,395,942
Mortgage-backed	51,131,351	428,041	(40,082)	51,519,310
Marketable Equity securities	5,339	4,473	—	9,812

Total Securities Available for sale	$63,282,569	$476,931	$(349,704)	$63,409,796

	December 31, 2001
	Amortized	Gross Unrealized	Gross Unrealized	Fair
	Cost	Gains	Losses	Value
Securities Available for sale
Debt Securities
U.S. Government agencies	$9,026,903	$40,168	$(19,051)	$9,048,020
State and Municipal	1,091,154	2,508	(22,044)	1,071,618
Collateralized mortgage obligations	6,097,236	87,577	(197,173)	5,987,640
Mortgage-backed	57,354,787	415,254	(239,169)	57,530,832
Marketable Equity securities	5,339	4,473	—	9,812

Total Securities Available for sale	$73,575,419	$549,980	$(477,347)	$73,647,962

13

Rocky Mountain Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2002 and 2001

NOTE B – SECURITIES (CONTINUED)

The amortized cost and fair value of debt securities by contractual maturity at December 31, 2002 follows:

	Amortized	Fair
	Cost	Value
Due in one year or less	$66,912	$67,617
Due after one year through five years	9,188,587	9,229,438
Due after five years through ten years	1,127,849	1,127,580
Due after ten years	60,000	60,097

	10,443,348	10,484,732
Mortgage backed securities and Collateralized Mortgage Obligations	52,833,882	52,915,252

	$63,277,230	$63,399,984

For the years ended December 31, 2002 and 2001, gross realized gains amounted to $653,270 and $1,008,164, respectively. Gross realized losses amounted to $598,345 and $587,197, respectively.

Investment securities with approximate carrying values of $37,163,000 and $49,541,000 were pledged at December 31, 2002 and 2001, respectively, as collateral for public deposits and for other purposes as required or permitted by law.

14

Rocky Mountain Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2002 and 2001

NOTE C – FEDERAL RESERVE BANK AND FEDERAL HOME LOAN BANK STOCK

The Bank, as a member of both the Federal Reserve Bank of Minneapolis and the Federal Home Loan Bank of Seattle, is required to maintain an investment in capital stock of each. No ready market exists for such stock, and they have no quoted market values. For reporting purposes, this stock is assumed to have a market value equal to cost. The Bank’s investment at December 31, is as follows:

	2002	2001
Federal Reserve Bank of Minneapolis	$645,000	$645,000
Federal Home Loan Bank of Seattle	1,664,700	1,565,800

	$2,309,700	$2,210,800

NOTE D – LOANS

A summary of the balances of loans at December 31 follows:

	2002	2001
Commercial loans	$125,578,000	$103,433,130
Agricultural loans	62,606,640	51,698,285
Consumer installment loans	13,452,873	14,707,706
Real estate loans	43,034,512	38,087,424
Other	2,871,532	3,238,641

	247,543,557	211,165,186
Less: Allowance for loan losses	2,570,723	2,556,276

	$244,972,834	$208,608,910

15

Rocky Mountain Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2002 and 2001

NOTE D – LOANS (CONTINUED)

An analysis of the allowance for loan losses follows:

	Years ended December 31,
	2002	2001
Balance at beginning of year	$2,556,276	$2,255,126
Provision for loan losses	710,000	540,000
Loans charged off	(735,418)	(270,410)
Recoveries on loans previously charged-off	39,865	31,560

Balance at end of year	$2,570,723	$2,556,276

     The following is a summary of information pertaining to impaired loans:

	Years ended December 31,
	2002	2001
Impaired loans without a valuation allowance	$14,177	$106,563
Impaired loans with a valuation allowance	575,505	1,914,029

Total impaired loans	$589,682	$2,020,592

Valuation allowance related to impaired loans	$175,231	$894,950

Average investment in impaired loans	$1,964,000	$2,063,548

Interest income received on impaired loans during 2002 and 2001 was not material to the financial statements. No additional funds are committed to be advanced in connection with impaired loans. At December 31, 2002 and 2001, the total recorded investment in loans on nonaccrual amounted to approximately $590,000 and $2,021,000, respectively, and the total recorded investment in loans past due ninety days or more and still accruing interest amounted to approximately $437,000 and $2,148,000, respectively.

16

Rocky Mountain Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2002 and 2001

NOTE E – PREMISES AND EQUIPMENT

A summary of the cost and accumulated depreciation and amortization of premises and equipment follows:

	December 31,
	2002	2001
Land	$1,255,103	$1,209,241
Buildings	9,650,812	9,488,790
Furniture and equipment	6,155,638	6,146,375

	17,061,553	16,844,406
Accumulated depreciation and amortization	(5,599,241)	(5,420,180)

	$11,462,312	$11,424,226

Depreciation and amortization expense for the years ended December 31, 2002 and 2001, amounted to $894,179 and $782,922, respectively.

Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2002 pertaining to banking premises, future minimum rent commitments under various operating leases are as follows:

2003	$52,128
2004	39,528
2005	39,528
2006	39,528
2007	3,000
Thereafter	—

$173,712

Total rent expense for the years ended December 31, 2002 and 2001 amounted to $78,676 and $39,178, respectively.

17

Rocky Mountain Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2002 and 2001

NOTE F – DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2002 and 2001 was $60,820,104 and $46,122,035, respectively.

At December 31, 2002, the scheduled maturities of interest bearing time deposits are as follows:

2003	$99,926,023
2004	34,759,743
2005	10,312,595
2006	3,150,409
2007	6,842,308
Thereafter	—

$154,991,078

NOTE G – FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Federal funds purchased generally mature within one to four days from the transaction date. Other short-term borrowings include instruments with original maturities of one year or less from inception. At December 31, 2002 and 2001, $-0-and $8,215,000 in short-term borrowings were outstanding, respectively.

Securities sold under agreements to repurchase are classified as secured borrowings and mature within one year. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Company pledges collateral based on the fair value of the underlying securities. Total securities sold under agreements to repurchase outstanding at December 31, 2002 and 2001 were $17,926,060 and $18,920,932, respectively.

18

Rocky Mountain Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2002 and 2001

NOTE H – BORROWINGS

The Company’s fixed-rate debt of $15,698,963 at December 31, 2002 matures through 2011. At December 31, 2002, the interest rates on fixed-rate debt ranged from 3.97 percent to 7.15 percent, and the weighted average interest rate was 5.02 percent. The Company’s long-term fixed-rate debt outstanding at December 31, 2001 was $10,978,011. The Bank has executed a blanket pledge and security agreement with the Federal Home Loan Bank, which encompasses certain loans and securities as collateral for these borrowings.

Also included in the Company’s fixed-rate debt is an additional $310,000, which has a variable loan interest rate and no maturity date. The current interest rate is 7.8%.

The Company’s floating-rate debt of $3,800,000 at December 31, 2002 matures April 15, 2003. At December 31, 2002, the interest rate on the floating-rate debt was 4.5%. The Company’s long-term floating-rate debt outstanding at December 31, 2001 was $2,653,507.

The contractual maturities of long-term debt as of December 31, 2002 are as follows:

	Fixed	Floating
	Rate	Rate	Total
Due in 2003	$109,686	$3,800,000	$3,909,686
Due in 2004	96,667	—	96,667
Due in 2005	5,096,667	—	5,096,667
Due in 2006	2,096,667	—	2,096,667
Due in 2007	—	—	—
Thereafter	8,299,276	—	8,299,276

	$15,698,963	$3,800,000	$19,498,963

At December 31, 2002 and 2001, the Company maintained various short- and long-term lines of credit, with available facilities of approximately $53,000,000 and $28,000,000 and, respectively.

19

Rocky Mountain Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2002 and 2001

NOTE I – INCOME TAXES

Allocation of federal income taxes between current and deferred portion is as follows:

	2002	2001
Current tax provision:
Federal	$643,742	$1,316,516
State	157,369	338,999

	801,111	1,655,515
Deferred tax provision (benefit)
Federal	334,366	(136,013)
State	69,132	(30,208)

	403,498	(166,221)

	$1,204,609	$1,489,294

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

	2002	2001
Tax a statutory federal income tax rate	34.0%	34.0%
Decrease in tax resulting from tax-exempt income	(0.8)	(1.6)
State taxes, net of federal tax benefit	4.9	5.0
Other	(2.1)	(0.7)

Effective tax rates	36.0%	36.7%

20

Rocky Mountain Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2002 and 2001

NOTE I – INCOME TAXES (CONTINUED)

The components of the net deferred tax asset, included in other assets at December 31 are as follows:

	2002	2001
Deferred tax assets
Allowance for loan losses	$609,686	$664,946
Employee benefit plans	754,347	971,555
Non-accrual loan interest	39,393	131,872
Other	24,873	—

	1,425,299	1,768,373

Deferred tax liabilities
Net unrealized gain on securities available for sale	(49,135)	(28,105)
Federal Home Loan Bank stock dividends	(313,710)	(292,781)
Premises and equipment	(780,006)	(713,983)
Other	—	(23,494)

	(1,142,851)	(1,058,363)

Net deferred tax asset	$285,448	$710,010

NOTE J – OFF-BALANCE SHEET ACTIVITIES

The Company is a party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, stand-by letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Company’s exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments.

21

Rocky Mountain Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2002 and 2001

NOTE J – OFF-BALANCE SHEET ACTIVITIES (CONTINUED)

At December 31, the following financial instruments were outstanding whose contract amounts represent credit risk:

	2002	2001
Unfunded commitments under lines of credit	$34,555,028	$29,515,881
Commercial and standby letters of credit	504,963	1,059,769

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Several of the commitments may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Company, is based on management’s credit evaluation of the customer.

Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit may be uncollateralized and usually contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

Commercial and stand-by letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company generally holds collateral supporting those commitments if deemed necessary.

NOTE K – LEGAL CONTINGENCIES

Various legal claims arise from time to time in the normal course of business, which, in the opinion of management, will have no material effect on the Company’s consolidated financial statements.

22

Rocky Mountain Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2002 and 2001

NOTE L – COMPANY OBLIGATED MANDATORILY REDEEMABLE TRUST PREFERRED SECURITIES

In August 2000, the Company formed the Rocky Mountain Statutory Trust I and completed an offering of $5,000,000 10.6% Cumulative Trust Preferred Securities (Preferred Securities), which are guaranteed by the Company. The Trust invested the total proceeds it received in Junior Subordinated Debentures (Debentures) issued by the Company. The Preferred Securities bear a cumulative fixed interest rate of 10.6% and mature on September 7, 2030. Interest paid on the Debentures are distributed to the holders of the Preferred Securities and are payable semi-annually on September 1 and March 1 of each year. The Company has the right, subject to events of default, to defer payments of interest on the Debentures at any time by extending the interest payment period for a period not exceeding 20 consecutive quarters with respect to each deferral period, provided that no extension period may extend beyond the redemption or maturity date of the Debentures.

Subject to the approval by the Federal Reserve Bank, the Preferred Securities may be redeemed prior to maturity, at the Company’s option on or after September 7, 2010 with a prepayment penalty, and on or after September 7, 2020 with no prepayment penalty. The Preferred Securities may also be redeemed at any time in whole (but not in part) in the event of unfavorable changes in laws or regulations that result in (1) Rocky Mountain Statutory Trust I becoming subject to federal income tax on income received on the Subordinated Debentures, (2) interest payable by Parent Company on the Subordinated Debentures becoming non-deductible for federal tax purposes, or (3) loss of the ability to treat the Preferred Securities as “Tier 1 capital” under the Federal Reserve capital adequacy guidelines.

The Preferred Securities qualify as Tier 1 capital under regulatory definitions.

23

Rocky Mountain Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2002 and 2001

NOTE M – EMPLOYEE BENEFIT PLANS

The Company has a 401(k) Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 15 percent of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions equal to 100 percent of the first 6 percent of employees’ compensation contributed to the Plan. Matching contributions vest to the employee immediately. The Company can make discretionary contributions to the profit sharing portion of the plan as determined by the Company’s Board of Directors. Total plan contributions by the Company were approximately $447,714 and $403,888 for the years ended December 31, 2002 and 2001, respectively.

The Company has also established a supplemental executive savings plan, covering executive officers. Executive officers may contribute an additional 5 percent above the 15 percent allowed under the 401(k) plan. The Company’s contribution and interest expense related to this plan during 2002 and 2001 totaled $341,682 and $175,211 respectively.

NOTE N – RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company has granted loans to principal officers and directors and their affiliates amounting to approximately $1,115,182 at December 31, 2002 and $919,000 at December 31, 2001.

Deposits from related parties held by the Bank at December 31, 2002 and 2001 amounted to $1,492,481 and $1,496,245, respectively.

24

Rocky Mountain Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2002 and 2001

NOTE O – FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, on many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Statement of Financial Accounting Standards No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and Cash Equivalents

The carrying amounts of cash and short-term instruments approximate fair values.

Securities

Fair values for securities, excluding Federal Home Loan Bank and Federal Reserve stock, are based on quoted market prices. The carrying amount of Federal Home Loan Bank and Federal Reserve Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank and Federal Reserve Bank.

25

Rocky Mountain Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2002 and 2001

NOTE O – FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Loans receivable

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Cash surrender value life insurance

For these investments, the carrying amount approximates fair value.

Deposit liabilities

The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e. their carrying amount). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flows calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

26

Rocky Mountain Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2002 and 2001

NOTE O – FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Federal funds purchased and repurchase agreements

The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Long-term borrowings

The fair values of the Company’s long-term borrowings are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

Accrued interest

The carrying amounts of accrued interest approximate fair value.

Off-balance sheet instruments

Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of commitments is not material.

27

Rocky Mountain Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2002 and 2001

NOTE O – FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The estimated fair values, and related carrying or notational amounts, of the Company’s financial instruments as of December 31, are as follows:

	(In thousands of dollars)
	2002		2001
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Cash and cash equivalents	$12,818	$12,818	$14,298	$14,298
Securities available for sale	63,410	63,410	73,648	73,648
Federal Home Loan Bank and Federal Reserve Stock	2,310	2,310	2,211	2,211
Loans, net	244,973	241,163	208,609	213,409
Accrued interest receivable	3,652	3,652	3,712	3,712
Cash surrender value of life insurance	1,579	1,579	1,873	1,873

	(In thousands of dollars)
	2002		2001
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial liabilities
Deposits	$276,471	$269,725	$244,048	$234,006
Federal funds purchased repurchase agreements	17,926	17,926	27,136	27,136
Long-term borrowings	19,809	20,753	19,838	19,930
Accrued interest payable	1,208	1,208	1,242	1,242
Mandatorily redeemable trust preferred securities	5,000	5,000	5,000	5,000

28

Rocky Mountain Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2002 and 2001

NOTE P – MINIMUM REGULATORY CAPITAL REQUIREMENTS

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002 and 2001, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

29

Rocky Mountain Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2002 and 2001

NOTE P – MINIMUM REGULATORY CAPITAL REQUIREMENTS (CONTINUED)

As of December 31, 2002, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Company’s and the Bank’s actual capital amounts and ratios are also presented in the table below.

						Minimum
						to be well
						capitalized under
				Minimum Capital		prompt corrective
	Actual			Requirement		action provisions
	Amount	Ratio		Amount	Ratio	Amount		Ratio
	(000s)			(000s)		(000s)
As of December 31, 2002
Total capital to risk weighted assets
Consolidated	$25,037	9.3%		$21,609	8.0%	$	N/A	N/A	%
Bank	26,806	10.0		21,444	8.0		26,802	10.0
Tier 1 capital to risk weighted assets
Consolidated	22,466	8.3		10,804	4.0		N/A	N/A
Bank	24,235	9.0		10,721	4.0		16,081	6.0
Tier 1 capital to average assets
Consolidated	22,466	6.6		13,613	4.0		N/A	N/A
Bank	24,235	7.2		13,535	4.0		16,919	5.0
As of December 31, 2001
Total capital to risk weighted assets
Consolidated	$23,973	N/A	%	$19,139	8.0%	$	N/A	N/A	%
Bank	25,672	10.8		18,967	8.0		23,708	10.0
Tier 1 capital to risk weighted assets
Consolidated	21,417	9.0		9,570	4.0		N/A	N/A
Bank	23,116	9.8		9,483	4.0		14,225	6.0
Tier 1 capital to average assets
Consolidated	21,417	6.9		12,454	4.0		N/A	N/A
Bank	23,116	7.5		12,364	4.0		15,456	5.0

30

Rocky Mountain Bancorporation and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 31, 2002 and 2001

NOTE Q – SUBSEQUENT EVENT

A $4.00 dividend, totaling $427,247, was declared in January 2003, payable January 2003.

31

UNAUDITED CONSOLIDATED BALANCE SHEET
AND INCOME STATEMENT

ROCKY MOUNTAIN BANCORPORATION
AND SUBSIDIARY

December 31, 2003

Rocky Mountain Bancorp
and Subsidiary

CONSOLIDATED BALANCE SHEETS

December 31, 2003

2003
ASSETS
Cash and due from banks	$20,068,946
Federal funds sold	11,300,000

Total cash and equivalents	31,368,946
Investment securities available for sale	52,193,656
Non-marketable equity securities	2,455,550
Loans held for sale	2,089,173
Loans, net	260,583,297
Accrued interest receivable	3,585,172
Premises and equipment, net	12,890,638
Goodwill, net	2,071,067
Cash surrender value of life insurance	1,185,226
Other assets	1,251,564

$369,674,289

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$47,840,219
Interest-bearing	248,692,315

Total deposits	296,532,534
Securities sold under repurchase agreements	19,210,508
Accrued interest payable	1,035,325
Borrowed funds	29,193,300
Other liabilities	3,026,038

Total liabilities	348,997,705
Stockholders’ equity
Common stock — no par value, 150,000 shares authorized; 108,347.7 shares outstanding at December 31, 2003	—
Additional paid-in capital	—
Retained earnings	21,032,528
Accumulated other comprehensive income (loss)	(355,944)

Total stockholders’ equity	20,676,584

$369,674,289

Rocky Mountain Bancorp
and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME

2003
Interest income
Loans, including fees	$18,407,751
Investment securities
Taxable	1,680,640
Non taxable	21,194
Federal fund sold and other	60,619

Total interest income	20,170,204
Interest expense
Deposits	5,802,418
Borrowed funds	1,926,248

Total interest expense	7,728,666

Net interest income	12,441,538
Provision for loan losses	480,000

Net interest income after provision for loan losses	11,961,538
Noninterest income
Customer service fees	1,149,181
Fees from secondary market loan sales	1,374,389
Gain on sale of securities	46,443
Other	670,703

3,240,716
Noninterest expenses
Salaries and employee benefits	6,658,946
Occupancy and equipment	1,918,369
Data processing	602,940
Impairment charge on insurance policies	415,202
Other	2,388,063

11,983,520

Income before income taxes	3,218,734
Income tax expense	1,363,884

NET INCOME	1,854,850